     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 20, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               THE BOEING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              3721                             91-0425694
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION NO.)
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)

                          7755 EAST MARGINAL WAY SOUTH
                           SEATTLE, WASHINGTON 98108
                                 (206) 655-2121
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 HEATHER HOWARD
                   CORPORATE SECRETARY AND CORPORATE COUNSEL
                          7755 EAST MARGINAL WAY SOUTH
                           SEATTLE, WASHINGTON 98108
                                 (206) 655-2121
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                ALLEN FINKELSON, ESQ.                                FRANKLIN GITTES, ESQ.
               CRAVATH, SWAINE & MOORE                                  LOU KLING, ESQ.
                   WORLDWIDE PLAZA                                   SKADDEN, ARPS, SLATE,
                  825 EIGHTH AVENUE                                   MEAGHER & FLOM LLP
              NEW YORK, NEW YORK 10019                                 919 THIRD AVENUE
                   (212) 474-1000                                  NEW YORK, NEW YORK 10022
                                                                        (212) 735-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As promptly as practicable after the effective date of this Registration Statement which relates to the merger of West Acquisition Corp., a wholly-owned subsidiary of The Boeing Company, with and into McDonnell Douglas Corporation pursuant to the Merger Agreement described herein.

     If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.     [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                     PROPOSED            PROPOSED
         TITLE OF EACH CLASS OF              AMOUNT TO BE        MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
      SECURITIES TO BE REGISTERED             REGISTERED         PRICE PER SHARE    OFFERING PRICE(3)    REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00 par value...........  278,796,294 shares(1)         N.A.        $15,092,530,098(2)    $4,573,494(3)
---------------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights.........   278,796,294 rights          (4)                 (4)                 (4)
===========================================================================================================================

(1) Based on the maximum number of shares of Boeing common stock constituting the Share Issuance (as defined herein) assuming the exercise of all currently outstanding options to purchase McDonnell Douglas Common Stock and the issuance of 3.5 million additional shares of McDonnell Douglas Common Stock immediately prior to the effective time of the Merger.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying $70.375, the average of the high and low sale prices of McDonnell Douglas Common Stock on June 17, 1997, as reported in the consolidated reporting system, by 214,458,687, the number of shares of McDonnell Douglas Common Stock outstanding at the close of business on May 31, 1997, assuming the exercise of all then outstanding options to purchase McDonnell Douglas Common Stock and the issuance of 3.5 million additional shares of McDonnell Douglas Common Stock immediately prior to the effective time of the Merger.
(3) Pursuant to Rule 457(b) under the Securities Act, $2,782,955 of the registration fee was paid on March 26 and March 28, 1997, in connection with the filing of preliminary joint proxy materials.
(4) The Preferred Stock Purchase Rights of Boeing are currently attached to and trade with the shares of Boeing Common Stock being registered hereby. Value attributable to such Preferred Stock Purchase Rights, if any, is reflected in the market price of Boeing Common Stock.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

LOGO

                                                                   June 20, 1997

TO OUR SHAREHOLDERS:

     On behalf of the Board of Directors and management of The Boeing Company, I cordially invite you to attend a Special Meeting of Shareholders to be held in the second-floor auditorium of the Company's 2-22 building, located at 7755 East Marginal Way South in Seattle, Washington, on Friday, July 25, 1997, at 9:00 a.m., local time. A map and directions to the meeting are on the back of this Joint Proxy Statement/ Prospectus. The Special Meeting will be accessible through the use of a sign language interpreter.

     At the Special Meeting, you will be asked to approve the issuance of Boeing common stock (the "Share Issuance") pursuant to an Agreement and Plan of Merger dated as of December 14, 1996 among Boeing, West Acquisition Corp., a wholly-owned subsidiary of Boeing ("Sub"), and McDonnell Douglas Corporation (the "Merger Agreement"). The Merger Agreement provides for the merger of Sub into McDonnell Douglas (the "Merger"), with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing. Subject to the terms and conditions of the Merger Agreement, each share of McDonnell Douglas common stock outstanding immediately prior to the effective time of the Merger will be converted into 1.3 shares of Boeing common stock. Cash will be paid in lieu of any fractional share of Boeing common stock.

     THE BOARD OF DIRECTORS OF BOEING HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE SHARE ISSUANCE ARE IN THE BEST INTERESTS OF BOEING AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE SPECIAL MEETING.

     The Merger, the Merger Agreement and the Share Issuance are described in the accompanying Joint Proxy Statement/Prospectus. We urge you to read this material carefully. If you have any questions about the meeting or the Merger, please call D.F. King, our proxy solicitation agent, toll free at (800) 290-6428 or collect at (212) 269-5550.

     Please complete and return the enclosed proxy card whether or not you plan to attend the Special Meeting. If your shares are registered in your name and you do attend and wish to vote in person, you can revoke your proxy at that time.

                                          Sincerely,

                                          /s/ PHILIP M. CONDIT
                                          PHILIP M. CONDIT
                                          Chairman of the Board and
                                          Chief Executive Officer

                               THE BOEING COMPANY
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 JULY 25, 1997
                            ------------------------

     A Special Meeting of Shareholders (the "Special Meeting") of The Boeing Company, a Delaware corporation ("Boeing"), will be held in the second floor auditorium of the Boeing 2-22 building, located at 7755 East Marginal Way South in Seattle, Washington, on Friday, July 25, 1997, at 9:00 a.m., local time, to consider and vote on a proposal to approve the issuance of shares of common stock, $5.00 par value, of Boeing ("Boeing Common Stock") pursuant to an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Boeing, and McDonnell Douglas Corporation, a Maryland corporation (the "Share Issuance").

     A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

     Shareholders of record at the close of business on June 13, 1997 are entitled to receive notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. Approval of the Share Issuance requires the affirmative vote of a majority of the votes cast on the Share Issuance; provided, however, that the total number of votes cast on the proposal represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Special Meeting.

     It is important that your shares of Boeing Common Stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to specify your voting preference by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. No postage is required if mailed in the United States. If you wish to vote in accordance with the recommendations of the Boeing Board of Directors, all you need to do is date and sign the proxy card and return it in the enclosed envelope.

     If your shares are not registered in your name and you would like to attend the Special Meeting, please ask the broker, trust company, bank or other nominee that holds such shares to provide you with evidence of your share ownership on June 13, 1997, which will enable you to gain admission to the Special Meeting. PLEASE COMPLETE AND RETURN THE PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. If your shares are registered in your name and you do attend and wish to vote in person, you may revoke your proxy at that time.

     In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of Boeing Common Stock entitled to vote at the Special Meeting will be open to examination, during ordinary business hours at Boeing headquarters for 10 days preceding the Special Meeting, by any Boeing stockholder for any purpose germane to the Special Meeting.

                                          By order of the Board of Directors
                                          /s/ HEATHER HOWARD

                                          HEATHER HOWARD
                                          Corporate Secretary and
                                          Corporate Counsel
7755 East Marginal Way South
Seattle, Washington 98108
June 20, 1997

     REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD APPOINTING CHARLES M. PIGOTT, FRANK SHRONTZ AND GEORGE H. WEYERHAEUSER AS YOUR PROXIES.

                            [McDONNELL DOUGLAS LOGO]
                                                                   June 20, 1997

Dear Shareholder:

     You are cordially invited to attend the Special Meeting of Shareholders of McDonnell Douglas Corporation ("McDonnell Douglas") to be held at McDonnell Douglas' Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, on Friday, July 25, 1997, at 11:00 a.m., local time (the "Special Meeting").

     The purpose of the Special Meeting is to consider a proposal to approve the merger of West Acquisition Corp. ("Sub"), a wholly-owned subsidiary of The Boeing Company ("Boeing"), with and into McDonnell Douglas (the "Merger") pursuant to an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, Sub and McDonnell Douglas, as a result of which McDonnell Douglas will become a wholly-owned subsidiary of Boeing.

     Subject to the terms and conditions of the Merger Agreement, each share of common stock, par value $1.00 per share, of McDonnell Douglas ("McDonnell Douglas Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into 1.3 shares of common stock, par value $5.00 per share, of Boeing ("Boeing Common Stock"). Cash will be paid in lieu of any fractional share of Boeing Common Stock.

     It is intended that McDonnell Douglas shareholders will not recognize gain or loss for federal income tax purposes to the extent Boeing Common Stock is received in the Merger in exchange for McDonnell Douglas Common Stock, although the receipt of cash in lieu of fractional shares will be taxable.

     Attached to this letter is a Joint Proxy Statement/Prospectus which will provide you with a detailed description of the terms of the Merger, the Merger Agreement and the transactions contemplated thereby, and other important information relating to McDonnell Douglas, Boeing and Sub. Please read the Joint Proxy Statement/Prospectus carefully and in its entirety. If you have any questions about the meeting or the Merger, please call D.F. King & Co., Inc. our proxy solicitation agent, toll free at (800) 290-6428 or collect at (212) 269-5550.

     FOR THE REASONS DESCRIBED IN THE ACCOMPANYING JOINT PROXY
STATEMENT/PROSPECTUS, YOUR BOARD OF DIRECTORS (I) HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MCDONNELL DOUGLAS AND ITS SHAREHOLDERS, (II) HAS APPROVED THE MERGER AGREEMENT AND (III) RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL OF THE MERGER AT THE SPECIAL MEETING.

     In determining that the Merger is in the best interests of McDonnell Douglas and its shareholders and to recommend approval of the Merger, your Board of Directors has carefully reviewed and considered the terms and conditions of the Merger Agreement, as well as other factors. In addition, the Board of Directors has received the opinion, dated December 14, 1996, of J.P. Morgan Securities Inc., McDonnell Douglas' financial advisor, to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be paid to McDonnell Douglas' shareholders in connection with the Merger was fair from a financial point of view to McDonnell Douglas' shareholders. The full text of such opinion is set forth as Annex III to the accompanying Joint Proxy Statement/Prospectus.

     As of June 20, 1997, McDonnell Douglas Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange and, as a result, holders of McDonnell Douglas Common Stock will not be entitled to dissenting shareholders' appraisal rights under the Maryland General Corporation Law in connection with the Merger.

     Your vote is important, regardless of the number of shares you own. Approval of the Merger requires an affirmative vote of holders of two-thirds of the outstanding shares of McDonnell Douglas Common Stock. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of McDonnell Douglas at McDonnell Douglas' main office prior to the Special Meeting or by attending the Special Meeting and voting in person.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger.

     PLEASE DO NOT SEND ANY CERTIFICATES WITH YOUR PROXY CARD.

                                       Sincerely,

                                       /s/ JOHN F. MCDONNELL
                                       JOHN F. MCDONNELL
                                       Chairman of the Board

                         MCDONNELL DOUGLAS CORPORATION
                                  P.O. BOX 516
                         ST. LOUIS, MISSOURI 63166-0516
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 25, 1997
                            ------------------------

TO THE SHAREHOLDERS OF
McDonnell Douglas Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of McDonnell Douglas Corporation, a Maryland corporation ("McDonnell Douglas"), will be held at McDonnell Douglas' Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, on Friday, July 25, 1997, at 11:00 a.m., local time (the "Special Meeting"), for the following purpose:

          To consider and vote upon a proposal to approve the merger of West Acquisition Corp., a wholly-owned subsidiary of The Boeing Company ("Boeing"), into McDonnell Douglas, pursuant to an Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp. and McDonnell Douglas, pursuant to which (a) each outstanding share of McDonnell Douglas common stock will be converted into
     1.3 shares of Boeing common stock and (b) McDonnell Douglas will become a wholly-owned subsidiary of Boeing, all as more fully described in the accompanying Joint Proxy Statement/Prospectus.

     A copy of the Merger Agreement is attached to the accompanying Joint Proxy Statement/Prospectus as Annex I.

     Only shareholders of record at the close of business on June 13, 1997 are entitled to notice of, and to vote at, the Special Meeting and at any and all adjournments or postponements thereof.

     Shareholders are cordially invited to attend the Special Meeting. It is important that your shares of McDonnell Douglas common stock be represented at the Special Meeting regardless of the number of shares you hold. You are urged to cast your vote by marking, dating and signing the enclosed proxy card and returning it in the enclosed business reply envelope. No postage is required if mailed in the United States. If you wish to vote in accordance with the recommendation of the McDonnell Douglas Board of Directors, all you need to do is date and sign the proxy card and return it in the enclosed envelope.

     If you are a shareholder of record and plan to attend, please mark the appropriate box on the enclosed proxy card. If you are a shareholder whose shares are registered with a bank, brokerage firm or other record holder and you plan to attend the Special Meeting, please request an admission card by writing to McDonnell Douglas Corporation, Attn: Shareholder Services, Mail Code S1001240, P.O. Box 516, St. Louis, Missouri 63166-0516. Evidence of your stock ownership, which you can obtain from your bank, brokerage firm or other record holder, must accompany your letter. To assure timely processing, please mail your request so that McDonnell Douglas receives it by July 20, 1997. An admittance card in your name will be mailed to you promptly. Any shareholder who does not have a ticket may still register at the door; however, those whose shares are held by a bank, brokerage firm or other record holder must also bring proof of stock ownership.

                                          By order of the Board of Directors,

                                          /s/ STEVEN N. FRANK
                                          STEVEN N. FRANK
                                          Vice President, Associate General
                                          Counsel
                                          and Secretary

June 20, 1997

    Your vote is important. Please complete and return your proxy promptly.

THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF MCDONNELL DOUGLAS COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. PLEASE DO NOT SEND STOCK CERTIFICATES AT THIS TIME.

                               THE BOEING COMPANY
                                      AND

                         MCDONNELL DOUGLAS CORPORATION

                             JOINT PROXY STATEMENT
                            ------------------------

                               THE BOEING COMPANY

                                   PROSPECTUS
                            SHARES OF COMMON STOCK,
                           PAR VALUE $5.00 PER SHARE
                            ------------------------

    This Joint Proxy Statement/Prospectus is being furnished to the holders of common stock, $5.00 par value ("Boeing Common Stock"), of The Boeing Company, a Delaware corporation ("Boeing"), in connection with the solicitation of proxies by the Board of Directors of Boeing (the "Boeing Board") for use at a Special Meeting of Shareholders of Boeing to be held in the second floor auditorium of the Boeing 2-22 building, located at 7755 East Marginal Way South in Seattle, Washington, on July 25, 1997, and at any and all adjournments or postponements thereof (the "Boeing Special Meeting").

    This Joint Proxy Statement/Prospectus is also being furnished to the holders of common stock, par value $1.00 per share ("McDonnell Douglas Common Stock"), of McDonnell Douglas Corporation, a Maryland corporation ("McDonnell Douglas"), in connection with the solicitation of proxies by the Board of Directors of McDonnell Douglas (the "McDonnell Douglas Board") for use at a Special Meeting of Shareholders of McDonnell Douglas to be held at McDonnell Douglas' Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, on July 25, 1997, and at any and all adjournments or postponements thereof (the "McDonnell Douglas Special Meeting" and, together with the Boeing Special Meeting, the "Special Meetings").

    This Joint Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Boeing ("Sub"), and McDonnell Douglas, which provides for the merger of Sub with and into McDonnell Douglas (the "Merger"), with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing. Subject to the terms and conditions of the Merger Agreement, each share of McDonnell Douglas Common Stock outstanding immediately prior to the Effective Time (as hereinafter defined) of the Merger will be converted into 1.3 shares (the "Conversion Number") of Boeing Common Stock, including (if the Boeing Rights (as hereinafter defined) are then outstanding) rights to purchase shares of Series A Junior Participating Preferred Stock, without par value ("Boeing Series A Preferred Stock"), of Boeing ("Boeing Rights"). See Section 8(p), "THE MERGER -- Boeing Rights." Cash will be paid in lieu of any fractional share of Boeing Common Stock.

    The consummation of the Merger is subject, among other things, to (i) the approval of the issuance of Boeing Common Stock pursuant to the Merger in accordance with the terms of the Merger Agreement (the "Share Issuance") by the affirmative vote of a majority of the votes cast on the Share Issuance at the Boeing Special Meeting; provided, however, that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Boeing Special Meeting; (ii) the approval of the Merger by holders of two-thirds of the outstanding shares of McDonnell Douglas Common Stock; and (iii) the receipt of certain regulatory approvals. A copy of the Merger Agreement is attached hereto as Annex I.

    This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Boeing filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Boeing Common Stock constituting the Share Issuance. It is anticipated that approximately 278,796,000 shares of Boeing Common Stock will be issued in the Share Issuance, representing approximately 28% of the shares of Boeing Common Stock expected to be issued after giving effect to the consummation of the Merger.

    Boeing Common Stock is listed for trading under the symbol "BA" on the New York Stock Exchange (the "NYSE"), and McDonnell Douglas Common Stock is listed for trading under the symbol "MD" on the NYSE and the Pacific Stock Exchange (the "PSE"). On December 13, 1996, the last trading day prior to the execution of the Merger Agreement, the last reported sale prices of Boeing Common Stock and McDonnell Douglas Common Stock, as reported on the NYSE Composite Transactions Tape, were $48.375 per share (adjusted for the Boeing Stock Split described herein) and $52.00 per share, respectively. On June 19, 1997, the last trading day prior to the date of this Joint Proxy Statement/Prospectus, the last reported sale prices of Boeing Common Stock and McDonnell Douglas Common Stock, as reported on the NYSE Composite Transactions Tape, were $56.500 per share and $69.750 per share, respectively, and the equivalent pro forma sale price of McDonnell Douglas Common Stock (determined by multiplying the last reported sale price of Boeing Common Stock by the Conversion Number) was $73.450 per share.

     FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS JOINT PROXY
STATEMENT/PROSPECTUS, SEE SECTION 5, "RISK FACTORS" BEGINNING ON PAGE 18.

    This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to shareholders of Boeing and shareholders of McDonnell Douglas on or about June 23, 1997.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

      The date of this Joint Proxy Statement/Prospectus is June 20, 1997.

                               TABLE OF CONTENTS

SECTION                                                 PAGE
-------                                                 ----
   1.    AVAILABLE INFORMATION.........................   3
   2.    INCORPORATION OF DOCUMENTS BY REFERENCE.......
                                                          3
   3.    CAUTIONARY STATEMENT..........................   5
   4.    SUMMARY.......................................   6
         (a)  The Companies............................   6
         (b)  Boeing Special Meeting...................   7
         (c)  McDonnell Douglas Special Meeting........   7
         (d)  The Merger and the Merger Agreement......   8
         (e)  The Boeing Company Selected Consolidated
                Financial Data.........................  13
         (f)  McDonnell Douglas Corporation Selected
                Consolidated Financial Data............  14
         (g)  The Boeing Company Selected Unaudited Pro
                Forma Combined Financial Data..........  15
         (h)  Comparative Per Share Data of Boeing and
                McDonnell Douglas......................  16
         (i)  Market Prices and Dividends..............  17
         (j)  The Boeing Stock Split; Effect on
                Conversion Number......................  17
   5.    RISK FACTORS..................................  18
   6.    BOEING SPECIAL MEETING........................  20
         (a)  Purpose..................................  20
         (b)  Record Date; Voting Rights...............  20
         (c)  Quorum...................................  21
         (d)  Proxies..................................  21
         (e)  Solicitation of Proxies..................  22
         (f)  Required Vote............................  22
         (g)  Share Ownership of Management............  22
   7.    MCDONNELL DOUGLAS SPECIAL MEETING.............
                                                         22
         (a)  Purpose..................................  22
         (b)  Record Date; Voting Rights...............  23
         (c)  Quorum...................................  23
         (d)  Proxies..................................  23
         (e)  Solicitation of Proxies..................  24
         (f)  Required Vote............................  24
         (g)  Share Ownership of Management............  24
   8.    THE MERGER....................................  25
         (a)  General..................................  25
         (b)  Background of the Merger.................  25
         (c)  Boeing's Reasons for the Merger;
                Recommendation of the Boeing Board.....  29
         (d)  Opinion of Boeing's Financial Advisor....  31
         (e)  McDonnell Douglas' Reasons for the
                Merger; Recommendation of the McDonnell
                Douglas Board..........................  35
         (f)  Opinion of McDonnell Douglas' Financial
                Advisor................................  38
         (g)  Composition of the Boeing Board..........  42
         (h)  Executive Officers of Boeing.............  43
         (i)  Interests of Certain Persons in the
                Transaction............................  43
         (j)  Certain Federal Income Tax
                Consequences...........................  46
         (k)  Anticipated Accounting Treatment.........  47
         (l)  Issuance of Additional Shares of
                McDonnell Douglas Common Stock.........  47
         (m)  Governmental and Regulatory Approvals....  48
         (n)  Percentage Ownership Interest of
                McDonnell Douglas Shareholders After
                the Merger.............................  49
         (o)  Absence of Appraisal Rights..............  50
         (p)  Boeing Rights............................  50
         (q)  McDonnell Douglas Rights.................  50
         (r)  Stock Exchange Listing...................  50
         (s)  Delisting and Deregistration of McDonnell
                Douglas Common Stock...................  50

SECTION                                                 PAGE
-------                                                 ----
         (t)  Conduct of the Business of McDonnell
                Douglas and Boeing if the Merger is Not
                Consummated............................  50
         (u)  Resales of Boeing Common Stock...........  50
         (v)  Coordination of Dividends................  51
   9.    OTHER TERMS OF THE MERGER AGREEMENT...........
                                                         51
         (a)  Conversion of Shares in the Merger.......  51
         (b)  Exchange Agent; Procedures for Exchange
                of Certificates........................  52
         (c)  No Fractional Shares.....................  54
         (d)  Representations and Warranties...........  55
         (e)  Conduct of Business Pending the Merger...  55
         (f)  No Solicitation..........................  58
         (g)  Conditions Precedent to the Merger.......  58
         (h)  McDonnell Douglas Stock Options..........  59
         (i)  Employee Benefits and Restricted Stock...  59
         (j)  Indemnification; Directors' and Officers'
                Insurance..............................  60
         (k)  Termination..............................  60
         (l)  Fees and Expenses........................  61
         (m)  Termination Fee..........................  61
         (n)  Amendment................................  62
         (o)  Waiver...................................  62
  10.    UNAUDITED PRO FORMA COMBINED FINANCIAL
           INFORMATION.................................  63
  11.    BOEING STOCK SPLIT............................  68
  12.    COMPARISON OF THE RIGHTS OF HOLDERS OF BOEING
           COMMON STOCK AND MCDONNELL DOUGLAS COMMON
           STOCK.......................................
                                                         68
         (a)  Authorized Capital.......................  68
         (b)  Number of Directors; Election of
                Directors; Removal; Vacancies..........  68
         (c)  Charter Amendments.......................  69
         (d)  By-law Amendments........................  70
         (e)  Advance Notice of Director Nominations
                and New Business.......................  71
         (f)  Special Shareholder Meetings.............  71
         (g)  Cumulative Voting........................  71
         (h)  Shareholder Action Without a Meeting.....  71
         (i)  Rights Plans.............................  72
         (j)  Business Combinations....................  73
         (k)  State Takeover Legislation...............  73
         (l)  Standard of Conduct for Directors........  75
         (m)  Indemnification of Directors and
                Officers...............................  75
         (n)  Limitation of Personal Liability of
                Directors and Officers.................  76
         (o)  Appraisal Rights.........................  77
         (p)  Preemptive Rights........................  77
         (q)  Denial of Voting Rights..................  78
         (r)  Payment of Dividends.....................  78
         (s)  Inspection of Books and Records..........  78
  13.    BUSINESS OF BOEING............................  79
  14.    BUSINESS OF MCDONNELL DOUGLAS.................  82
  15.    OWNERSHIP OF MCDONNELL DOUGLAS COMMON STOCK...
                                                         84
  16.    SHAREHOLDER PROPOSALS FOR 1998................  86
  17.    EXPERTS.......................................  86
  18.    LEGAL OPINIONS................................  87
  19.    ANNUAL REPORT AND FORM 10-K...................  87
         ANNEXES
         ANNEX I  MERGER AGREEMENT
         ANNEX II  OPINION OF CREDIT SUISSE FIRST
                   BOSTON CORPORATION
         ANNEX III OPINION OF J.P. MORGAN SECURITIES
                   INC.

                           1.  AVAILABLE INFORMATION

     Boeing and McDonnell Douglas are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including Boeing and McDonnell Douglas) that file electronically with the SEC (http://www.sec.gov). Boeing Common Stock is listed on the NYSE and reports, proxy statements and other information relating to Boeing can be inspected at the NYSE, 20 Broad Street, New York, New York 10005. McDonnell Douglas Common Stock is listed on the NYSE and the PSE and reports, proxy statements and other information relating to McDonnell Douglas can be inspected at the NYSE, 20 Broad Street, New York, New York 10005 or the PSE, 301 Pine Street, San Francisco, California 94104.

     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from the Joint Proxy Statement/Prospectus may also be obtained at the SEC's World Wide Web site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF BOEING COMMON STOCK OR MCDONNELL DOUGLAS COMMON STOCK TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO BOEING, DATA SHIPPING DEPARTMENT, THE BOEING COMPANY, P.O. BOX 3707, MAIL STOP 3T-33, SEATTLE, WASHINGTON 98124-2207, TELEPHONE (206) 393-4964 AND, IN THE CASE OF DOCUMENTS RELATING TO MCDONNELL DOUGLAS, MCDONNELL DOUGLAS CORPORATION, ATTN: SHAREHOLDER SERVICES, MAIL CODE S1001240, P.O. BOX 516, ST. LOUIS, MISSOURI 63166-0516, TELEPHONE (314) 232-6283. IN ORDER TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE APPLICABLE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE NOT LATER THAN JULY 15, 1997.

                  2.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

          1. the Boeing Proxy Statement on Schedule 14A dated March 10, 1997 (File No. 1-442);

          2. the Boeing Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-442);

          3. the Boeing Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-442);

          4. the Boeing Registration Statement on Form 10 (Registration No. 1-442) with respect to Boeing Common Stock and filed with the SEC on April 20, 1935, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such registration;

          5. the description of the Boeing Rights contained in the Boeing Registration Statement on Form 8-A dated July 30, 1987 (File No. 1-442);

          6. the McDonnell Douglas Proxy Statement on Schedule 14A dated March 17, 1997 (File No. 1-3685);

          7. the McDonnell Douglas Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-3685);

          8. the McDonnell Douglas Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-3685);

          9. the description of McDonnell Douglas Common Stock contained in McDonnell Douglas' Registration Statement on Form 10 filed under the Exchange Act, as amended under cover of Form 8 on March 10, 1981 (File No. 1-3685), and as supplemented by the description of such Common Stock contained under the following captions: (i) "Proposal to Amend MDC's Charter" in the McDonnell Douglas proxy statement dated March 20, 1984,
     (ii) "Proposal to Amend Indemnification Bylaw" in the McDonnell Douglas proxy statement dated March 20, 1985, (iii) "Proposal to Amend Article Fifth of MDC's Charter to Classify the Board of Directors with Staggered Terms of Office and Certain Other Matters" in the McDonnell Douglas proxy statement dated March 24, 1986, (iv) "Amendment of MDC's Charter to Reduce the Shareholder Vote Required for Certain Amendments to the Charter from Two-Thirds Majority to a Majority of the Outstanding Shares Entitled to Vote" in the McDonnell Douglas proxy statement dated March 17, 1987, and
     (v) "Amendment of MDC's Charter to Limit Directors' and Officers' Liability" in the McDonnell Douglas proxy statement dated March 21, 1988; and

          10. the description of the McDonnell Douglas Preferred Stock Purchase Rights contained in the McDonnell Douglas Registration Statement on Form 8-A filed under the Exchange Act on August 6, 1990 (File No. 1-10592), as supplemented by the description of the Amended and Restated Rights Agreement in the McDonnell Douglas Current Report on Form 8-K filed with the SEC on June 3, 1996.

     All reports and other documents filed by either Boeing or McDonnell Douglas pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of its Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER BOEING OR MCDONNELL DOUGLAS. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BOEING OR MCDONNELL DOUGLAS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                            3.  CAUTIONARY STATEMENT

     When used in this Joint Proxy Statement/Prospectus with respect to Boeing, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Joint Proxy Statement/Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Results of Operations, Financial Condition and Business Environment" that is in the Boeing 1996 Annual Report to shareholders and that is incorporated by reference in the Boeing Annual Report on Form 10-K for the fiscal year ended December 31, 1996. Boeing does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     When used in this Joint Proxy Statement/Prospectus with respect to McDonnell Douglas, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Joint Proxy Statement/Prospectus. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified under the heading "Forward-Looking Information Is Subject to Risk and Uncertainty" accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" that is in the McDonnell Douglas 1996 Annual Report to shareholders and that is incorporated by reference in the McDonnell Douglas Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and those risks, uncertainties and risk factors identified in the McDonnell Douglas Current Report on Form 8-K filed with the SEC on April 17, 1996. McDonnell Douglas does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
                            ------------------------

     As used in this Joint Proxy Statement/Prospectus, unless the context otherwise clearly requires: "Boeing" refers to The Boeing Company and its consolidated subsidiaries, and "McDonnell Douglas" refers to McDonnell Douglas Corporation and its consolidated subsidiaries. All information contained in this Joint Proxy Statement/Prospectus with respect to Boeing and Sub has been provided by Boeing. All information contained in this Joint Proxy Statement/Prospectus with respect to McDonnell Douglas has been provided by McDonnell Douglas. In February 1997, the Boeing Board declared a two-for-one stock split with a record date of May 16, 1997, subject to shareholder approval of an increase in the number of authorized shares of Boeing stock (the "Boeing Stock Split"). The shareholders of Boeing approved the increase in the number of authorized shares of Boeing stock at the Boeing annual meeting of shareholders held on April 28, 1997 (the "Boeing Annual Meeting"). Unless otherwise stated, all information contained in this Joint Proxy Statement/Prospectus gives effect to the Boeing Stock Split. Unless otherwise stated, all information contained in this Joint Proxy Statement/Prospectus also gives effect to a three-for-one split of McDonnell Douglas Common Stock effected on January 3, 1995, and a two-for-one split of McDonnell Douglas Common Stock effected on May 31, 1996.

                                  4.  SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus and the Annexes hereto.
                            ------------------------

     SHAREHOLDERS OF BOEING AND MCDONNELL DOUGLAS ARE URGED TO READ THIS JOINT PROXY STATEMENT/ PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.
                            ------------------------

(a) The Companies

     Boeing. Boeing is one of the world's major aerospace firms. Boeing operates in two principal industries: commercial aircraft, and defense and space. Commercial aircraft operations -- conducted through Boeing Commercial Airplane Group -- involve development, production and marketing of commercial jet aircraft and providing related support services to the commercial airline industry worldwide. Defense and space operations -- conducted through Boeing Defense & Space Group -- involve research, development, production, modification and support of military aircraft and helicopters and related systems, space and missile systems, rocket engines, and information services, primarily through U.S. government contracts. Approximately 75% of Boeing's 1996 revenues were attributable to the commercial aircraft segment, and 25% were attributable to the defense and space segment. The mailing address and telephone number of the principal executive offices of Boeing are 7755 East Marginal Way South, Seattle, Washington 98108 and (206) 655-2121. Boeing was originally incorporated in Washington in 1916 and was reincorporated in Delaware in 1934.

     McDonnell Douglas. McDonnell Douglas, its divisions and its subsidiaries operate principally in four industry segments: military aircraft; missiles, space, and electronic systems; commercial aircraft; and financial services and other. The military aircraft segment accounted for 57%, the missiles, space, and electronic systems segment 16%, the commercial aircraft segment 24%, and the financial services and other segment 3%, in each case, of operating revenues for the year ended December 31, 1996. Operations in the first two industry segments are conducted primarily by McDonnell Douglas Aerospace and by Military Transport Aircraft, unincorporated operating divisions of McDonnell Douglas, which are engaged in design, development, production, and support of military transport aircraft, attack and fighter aircraft and training systems, military and commercial helicopters and ordnance, tactical missiles, satellite launching vehicles, space station design and development and space station shuttle payload integration, and defense electronic components and systems. Operations in the commercial aircraft segment are conducted by Douglas Aircraft Company ("DAC"), an unincorporated operating division of McDonnell Douglas, which designs, develops, produces, modifies and sells commercial transport aircraft and related spare parts and support services. Through its McDonnell Douglas Financial Services Corporation subsidiary, McDonnell Douglas is engaged in aircraft financing and commercial equipment leasing. McDonnell Douglas' subsidiary, McDonnell Douglas Realty Company, is a full-service developer and property manager in the commercial real estate market as well as for McDonnell Douglas' aerospace business. The mailing address of the principal executive offices of McDonnell Douglas is Post Office Box 516, St. Louis, Missouri, 63166-0516; its telephone number is (314) 232-0232. McDonnell Douglas was incorporated in Maryland in 1939 under the name McDonnell Aircraft Corporation. On April 19, 1967, its shareholders approved the merger with DAC and the name of the corporation was changed to McDonnell Douglas Corporation.

     Sub. Sub was incorporated in Maryland on December 13, 1996, solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has minimal assets and no business and has carried on no activities that are not directly related to its formation and its execution of the Merger Agreement. The mailing address and telephone number of the principal executive offices of Sub are 7755 East Marginal Way South, Seattle, Washington 98108 and (206) 655-2121.

     The Combined Company. With respect to the combined company, approximately 64% of the pro forma combined revenues for the year ending December 31, 1996, were attributable to Boeing and 36% were attributable to McDonnell Douglas. As of December 31, 1996, approximately 72% of the pro forma assets of the combined company were attributable to Boeing and 28% were attributable to McDonnell Douglas.

     There are currently no plans for the combined company to change the nature of the operations described in the Boeing and McDonnell Douglas paragraphs above, except to pursue consolidations that will result in operational efficiencies.

(b) BOEING SPECIAL MEETING

     Purpose. The Boeing Special Meeting will be held in the second floor auditorium of the Boeing 2-22 building, located at 7755 East Marginal Way South in Seattle, Washington, on Friday, July 25, 1997, to consider and vote on a proposal to approve the Share Issuance (defined above as the issuance of Boeing Common Stock pursuant to the Merger in accordance with the terms of the Merger Agreement). The Boeing By-Laws provide that only such business as is specified in the notice of a special meeting may come before the meeting. See Section 6(a), "BOEING SPECIAL MEETING -- Purpose."

     Record Date. Only holders of record of Boeing Common Stock at the close of business on June 13, 1997 (the "Boeing Record Date") are entitled to receive notice of and to vote at the Boeing Special Meeting. At the close of business on June 9, 1997, there were 695,264,978 shares of Boeing Common Stock outstanding and entitled to vote. Each such share entitles the registered holder thereof to one vote. See Section 6(b), "BOEING SPECIAL MEETING -- Record Date; Voting Rights."

     Quorum. The holders of one-third of the shares of Boeing Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Boeing Special Meeting in order for a quorum to be present. However, as described under "-- Required Vote" below, approval of the Share Issuance will require that the total number of votes cast represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Boeing Special Meeting. See Section 6(c), "BOEING SPECIAL
MEETING -- Quorum."

     Required Vote. Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance; provided, however, that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Boeing Special Meeting.

     An abstention with respect to the Share Issuance will have the effect of a vote cast against the Share Issuance. Brokers who hold shares of Boeing Common Stock as nominees will not have discretionary authority to vote such shares on the Share Issuance in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be counted as votes cast on such proposal and will have no effect on the vote. See Section 6(f), "BOEING SPECIAL
MEETING -- Required Vote."

     Share Ownership of Management. At the close of business on June 9, 1997, directors and executive officers of Boeing and their affiliates were the beneficial owners of an aggregate of 8,881,118 (approximately 1.28%) of the shares of Boeing Common Stock then outstanding and eligible to vote. See Section 6(g), "BOEING SPECIAL MEETING -- Share Ownership of Management."

(c) MCDONNELL DOUGLAS SPECIAL MEETING

     Purpose. The McDonnell Douglas Special Meeting will be held at McDonnell Douglas' Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, on Friday, July 25, 1997, to consider and vote upon a proposal to approve the Merger. The McDonnell Douglas By-Laws provide that no business except that referred to in the accompanying Notice of McDonnell Douglas Special Meeting may be transacted at the McDonnell Douglas Special Meeting. See Section 7(a), "MCDONNELL DOUGLAS SPECIAL
MEETING -- Purpose."

     Record Date. Only holders of record of McDonnell Douglas Common Stock at the close of business on June 13, 1997 (the "McDonnell Douglas Record Date") are entitled to receive notice of and to vote at the

McDonnell Douglas Special Meeting. At the close of business on June 6, 1997, there were 209,978,016 shares of McDonnell Douglas Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See Section 7(b), "MCDONNELL DOUGLAS SPECIAL MEETING -- Record Date; Voting Rights."

     Quorum. The presence in person or by proxy of McDonnell Douglas shareholders entitled to cast a majority of all the votes entitled to be cast at the McDonnell Douglas Special Meeting will constitute a quorum for the transaction of business. See Section 7(c), "MCDONNELL DOUGLAS SPECIAL
MEETING -- Quorum."

     Required Vote. Approval of the Merger will require the affirmative vote of holders of two-thirds of the outstanding shares of McDonnell Douglas Common Stock. An abstention will have the effect of a vote cast against the Merger. Brokers who hold shares of McDonnell Douglas Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker nonvotes will have the same effect as votes cast against the Merger. See Section 7(f), "MCDONNELL DOUGLAS SPECIAL MEETING -- Required Vote."

     Share Ownership of Management. At the close of business on June 6, 1997, directors and executive officers of McDonnell Douglas and their affiliates were the beneficial owners of an aggregate of approximately 26,599,085 (approximately 12.67%) of the shares of McDonnell Douglas Common Stock then outstanding. See
Section 7(g), "MCDONNELL DOUGLAS SPECIAL MEETING -- Share Ownership of Management."

(d) THE MERGER AND THE MERGER AGREEMENT

     General. At the Effective Time (as defined in the next succeeding paragraph) of the Merger, Sub will be merged with and into McDonnell Douglas, with McDonnell Douglas continuing as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Boeing. As a result of the Merger, the separate corporate existence of Sub will cease and McDonnell Douglas will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the Maryland General Corporation Law (the "MGCL"). Subject to the terms and conditions of the Merger Agreement, each share of McDonnell Douglas Common Stock outstanding immediately prior to the Effective Time will be converted into 1.3 shares of Boeing Common Stock. Cash will be paid in lieu of any fractional share of Boeing Common Stock. See Section 9(a), "OTHER TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger."

     The Merger will become effective upon the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland unless the Articles of Merger provide for a later date of effectiveness (not to exceed 30 days after the date that the Articles of Merger are so filed). The filing of the Articles of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. As used in the Merger Agreement and herein, the time the Merger becomes effective will be the "Effective Time." See Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     Recommendation of the Boeing Board. The Boeing Board has unanimously determined that the Merger and the Share Issuance are in the best interests of Boeing and its shareholders and has approved the Merger Agreement. THE BOEING BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BOEING VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE BOEING SPECIAL MEETING. See Section 8(c), "THE
MERGER -- Boeing's Reasons for the Merger; Recommendation of the Boeing Board."

     Opinion of Boeing's Financial Advisor. Credit Suisse First Boston Corporation ("CSFB") has acted as financial advisor to Boeing in connection with the Merger and has delivered its written opinion dated December 14, 1996 to the Boeing Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the Conversion Number was fair to Boeing from a financial point of view. The full text of the written opinion of CSFB dated December 14, 1996, which sets forth a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex II and should be read carefully in its entirety. The opinion of CSFB is directed to the Boeing Board and relates only to the fairness to Boeing of the Conversion Number from a financial point of view, does not address any other aspect of the Merger or any related matters and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Boeing Special Meeting. See Section 8(d), "THE MERGER -- Opinion of Boeing's Financial Advisor."

     Recommendation of the McDonnell Douglas Board. The McDonnell Douglas Board has determined (by a twelve-to-one vote) that the Merger is in the best interests of McDonnell Douglas and its shareholders and has approved the Merger Agreement. THE MCDONNELL DOUGLAS BOARD RECOMMENDS THAT THE SHAREHOLDERS OF MCDONNELL DOUGLAS VOTE IN FAVOR OF APPROVAL OF THE MERGER AT THE MCDONNELL DOUGLAS SPECIAL MEETING. For a discussion of the interests that certain executive officers of McDonnell Douglas have with respect to the Merger in addition to their interests as shareholders of McDonnell Douglas generally and information regarding the treatment of options to purchase shares of McDonnell Douglas Common Stock and other equity-based awards and other rights of certain members of the McDonnell Douglas Board, see Section 8(i), "THE
MERGER -- Interests of Certain Persons in the Transaction." Such interests, together with other relevant factors, were considered by the McDonnell Douglas Board in making its recommendation and approving the Merger Agreement. See
Section 8(e), "THE MERGER -- McDonnell Douglas' Reasons for the Merger; Recommendation of the McDonnell Douglas Board."

     Opinion of McDonnell Douglas' Financial Advisor. J.P. Morgan Securities Inc. ("J.P. Morgan") has acted as financial advisor to McDonnell Douglas in connection with the Merger and has delivered its written opinion dated December 14, 1996 to the McDonnell Douglas Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be paid to McDonnell Douglas shareholders in connection with the Merger was fair from a financial point of view to McDonnell Douglas shareholders. The full text of J.P. Morgan's written opinion, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex III and should be read carefully in its entirety. J.P. Morgan's opinion is directed only to the fairness of the consideration to be paid to McDonnell Douglas shareholders in connection with the Merger from a financial point of view. J.P. Morgan's opinion does not address any other aspect of the Merger or related transactions and does not constitute a recommendation to any shareholder of McDonnell Douglas as to how such shareholder should vote at the McDonnell Douglas Special Meeting. See
Section 8(f), "THE MERGER -- Opinion of McDonnell Douglas' Financial Advisor."

     Composition of the Boeing Board of Directors. The Merger Agreement provides that, immediately following the Effective Time, the Boeing Board will fix the number of directors constituting the Boeing Board at between 12 and 15 members, and the McDonnell Douglas Board will select from among the current members of the McDonnell Douglas Board such number of individuals acceptable to Boeing for nomination as directors of Boeing as will constitute one-third of such total number of members of the Boeing Board, allocated as equally as practicable among the different classes of directors. The Boeing Board will consult with the McDonnell Douglas Board selection committee described herein prior to such selection so as to indicate to the committee which individuals would be acceptable to Boeing. See Section 8(g), "THE MERGER -- Composition of the Boeing Board."

     Executive Officers of Boeing. The Merger Agreement provides that, immediately following the Effective Time, Philip M. Condit will remain Chairman of the Board and Chief Executive Officer of Boeing and Harry C. Stonecipher, McDonnell Douglas' current President and Chief Executive Officer, will be President and Chief Operating Officer of Boeing. See Section 8(h), "THE
MERGER -- Executive Officers of Boeing."

     Interests of Certain Persons in the Transaction. In considering the recommendation of the Merger by the McDonnell Douglas Board, the shareholders of McDonnell Douglas should be aware that certain directors and executive officers of McDonnell Douglas may be deemed to have conflicts of interest with respect to the Merger; such interests, together with other relevant factors, were considered by the McDonnell Douglas Board in recommending the Merger to the shareholders of McDonnell Douglas and approving the Merger Agreement. Generally, the named executive officers (the five most highly compensated executive officers of McDonnell Douglas) hold restricted stock having the following aggregate value which will become vested upon the approval by McDonnell Douglas shareholders of the Merger: Mr. Bavaria, $1,677,000; Mr. Kuhlmann, $1,397,500; Mr. McDonnell, $0; Mr. Palmer, $1,537,250;
and Mr. Stonecipher, $8,385,000. In addition, if the employment of a named executive officer were to terminate following the Merger in circumstances entitling such named executive officer to payments pursuant to the employment or severance agreement to which he is a party, then the following cash severance payments for salary and incentive compensation continuation, short-year incentive payment and cash termination lump sum payments (prior to any excise tax gross-up payments) would be made to such named executive officer: Mr. Kuhlmann, $2,966,269; Mr. Palmer, $3,235,693; and Mr. Stonecipher, $2,070,300;
in addition, increased payments for retirement savings and other benefits would be payable to these and other executives. In addition, Mr. Stonecipher upon any such termination would be paid stock equivalent units with an aggregate value, based on the closing price of $69.875 per share on the NYSE Composite Transactions Tape on June 10, 1997, of $17,608,500. See Section 8(i), "THE MERGER -- Interests of Certain Persons in the Transaction" for a description of the intention of Boeing and Mr. Stonecipher to enter into a written agreement to confirm that Mr. Stonecipher's becoming President and Chief Operating Officer of Boeing and relocating to Seattle will not constitute a breach of Mr. Stonecipher's Employment Agreement (as defined below) entitling him to terminate for "good reason." The approximate value of stock equivalent units which will be paid to each director upon termination of his service with the McDonnell Douglas Board is as follows: John H. Biggs, $296,600; B.A. Bridgewater, $296,600; Beverly B. Byron, $296,600; William E. Cornelius, $296,600; William H. Danforth, $360,400; Kenneth M. Duberstein, $365,400; William S. Kanaga, $375,800; James S. McDonnell, $296,600; George A. Schaefer, $296,000; Ronald L. Thompson, $357,300; and P. Roy Vagelos, $261,800. See Section 8(i), "THE MERGER -- Interests of Certain Persons in the Transaction."

     Certain Federal Income Tax Consequences. It is a condition to the consummation of the Merger that McDonnell Douglas and Boeing receive an opinion from their respective tax counsel to the effect that, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) no gain or loss will be recognized by Boeing, Sub, McDonnell Douglas or its shareholders as a result of the Merger (other than with respect to cash paid in lieu of fractional shares of Boeing Common Stock). See Section 8(j), "THE MERGER -- Certain Federal Income Tax Consequences" and Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     Anticipated Accounting Treatment. The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. It is a condition to the consummation of the Merger that each of Boeing and McDonnell Douglas receive a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests. Because of purchases by McDonnell Douglas of McDonnell Douglas Common Stock, McDonnell Douglas intends to issue and sell up to 3,500,000 additional shares of McDonnell Douglas Common Stock prior to the Effective Time in order to facilitate the treatment of the Merger as a pooling of interests. See Section 8(l), "THE MERGER -- Issuance of Additional Shares of McDonnell Douglas Common Stock," Section 8(k),
"-- Anticipated Accounting Treatment" and Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     Absence of Appraisal Rights. Under the General Corporation Law of the State of Delaware (the "DGCL"), the shareholders of Boeing are not entitled to appraisal rights with respect to the Share Issuance. Under the MGCL, the shareholders of McDonnell Douglas are not entitled to dissenting shareholders' appraisal rights with respect to the Merger. See Section 8(o), "THE
MERGER -- Absence of Appraisal Rights."

     Termination of the Merger Agreement; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Boeing of the Share Issuance or approval by the shareholders of McDonnell Douglas of the Merger:

          (i) by mutual written consent of Boeing and McDonnell Douglas;

          (ii) by either Boeing or McDonnell Douglas if (A) the other materially breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement and does not cure such breach within 30 days after receipt of notice thereof, (B) the shareholders of McDonnell Douglas fail to approve the Merger, or (C) the shareholders of Boeing fail to approve the Share Issuance;

          (iii) by either Boeing or McDonnell Douglas if (A) the Merger has not been effected on or prior to December 31, 1997, subject to certain limitations or (B) a statute, rule, regulation or executive order has been enacted, or an order, decree, ruling or injunction has been entered, which prohibits the consummation of the Merger substantially on the terms contemplated in the Merger Agreement, subject to certain limitations; provided, however, that a party seeking to terminate the Merger Agreement must have used its reasonable best efforts to remove such injunction, order or decree;

          (iv) by either Boeing or McDonnell Douglas under specified circumstances involving certain competing transactions; and

          (v) by Boeing if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of McDonnell Douglas is commenced prior to the McDonnell Douglas Special Meeting, and the McDonnell Douglas Board fails to recommend against acceptance of such tender offer or exchange offer within certain time periods.

See Section 9(k), "OTHER TERMS OF THE MERGER AGREEMENT -- Termination." The Merger Agreement provides for the payment of fees in the amount of $200 million following a termination of the Merger Agreement under certain circumstances. See
Section 9(m), "OTHER TERMS OF THE MERGER AGREEMENT -- Termination Fee."

     No Solicitation. Pursuant to the Merger Agreement, McDonnell Douglas has agreed that it will not, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as defined herein) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal and will use its reasonable best efforts not to permit any of its directors, officers, employees, attorneys, financial advisors, agents and other authorized representatives to, directly or indirectly, take any such action; provided, however, that McDonnell Douglas may engage in discussions or negotiations with, or furnish information concerning McDonnell Douglas and its subsidiaries, properties, assets and business to, any third party that makes a Takeover Proposal if the McDonnell Douglas Board concludes in good faith after consultation with its outside counsel that the failure to take such action would present a reasonable possibility of violating the obligations of the McDonnell Douglas Board to McDonnell Douglas or McDonnell Douglas' shareholders under applicable law. See Section 9(f), "OTHER TERMS OF THE MERGER AGREEMENT -- No Solicitation."

     Conditions Precedent to the Merger. The obligations of Boeing, McDonnell Douglas and Sub to effect the Merger are subject, among other things, to the fulfillment of certain conditions, including without limitation: (i) approval of the Merger by the requisite vote of the shareholders of McDonnell Douglas and approval of the Share Issuance by the requisite vote of the shareholders of Boeing; (ii) there not having been issued or in effect any provision of any applicable law or regulation or any executive order, decree, ruling or injunction prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement; (iii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the obtaining of all other approvals required to be obtained by McDonnell Douglas and Boeing, except where the failure to obtain such approvals would not have a Material Adverse Effect (as defined in Section 4.1 of the Merger Agreement) on Boeing or McDonnell Douglas, as the case may be; (iv) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Boeing Common Stock constituting the Share Issuance; (vi) each of Boeing and McDonnell Douglas having received a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests; and (vii) McDonnell Douglas and Boeing having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, relating to certain tax matters.

     The obligation of McDonnell Douglas to effect the Merger is also subject to the fulfillment of certain additional conditions, including with respect to the accuracy of the representations and warranties of Boeing and the performance in all material respects of the obligations and covenants of Boeing under the Merger Agreement.

     The obligation of Boeing to effect the Merger is also subject to the fulfillment of certain additional conditions, including with respect to the accuracy of the representations and warranties of McDonnell Douglas and the performance in all material respects of the obligations and covenants of McDonnell Douglas under the Merger Agreement. See Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     Certain of the conditions precedent to the Merger (but not the conditions described in (i) through (iv) above) may be waived by the party entitled to assert the condition. The parties do not currently expect that it will be necessary to waive any of the conditions precedent in order to consummate the Merger and, accordingly, no determination has been made by either party whether it would waive any waivable condition if required. According to press reports, Karel Van Miert, the European Union Competition Commissioner, has stated his view that Boeing will be required to make certain concessions in order to obtain European antitrust clearance. Boeing and McDonnell Douglas do not believe that Mr. Van Miert's public statements necessarily represent the official view of the Commission of the European Community (the "European Commission"). The European Commission's review of the Merger is expected to be completed by July 31, 1997. See Section 5, "RISK FACTORS -- Necessity of Receiving Governmental Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions" and
Section 8(m), "THE MERGER -- Governmental and Regulatory Approvals." As of the date of this Joint Proxy Statement/Prospectus, the companies do not currently anticipate waiving condition (ii) above.

     Percentage Ownership Interest of McDonnell Douglas Shareholders After the Merger. Based on the number of shares of Boeing Common Stock outstanding on June 9, 1997 and assuming the issuance of approximately 278,796,000 shares of Boeing Common Stock constituting the Share Issuance, after giving effect to the consummation of the Merger there will be approximately 1,000,400,000 shares of Boeing Common Stock issued, of which the shareholders of McDonnell Douglas will own approximately 28%.

     Risk Factors. FOR A DESCRIPTION OF CERTAIN SIGNIFICANT CONSIDERATIONS IN CONNECTION WITH THE MERGER AND RELATED MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, SEE SECTION 5, "RISK FACTORS."

                             (e) THE BOEING COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Boeing for each of the five years in the period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Boeing's Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited consolidated interim financial information contained in Boeing's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, including the notes thereto, incorporated by reference herein. See Section 1, "AVAILABLE INFORMATION" and Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                THREE MONTHS ENDED
                                     MARCH 31,                        YEAR ENDED DECEMBER 31,
                                -------------------   -------------------------------------------------------
                                 1997        1996      1996        1995        1994        1993        1992
                                -------     -------   -------     -------     -------     -------     -------
                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS:
Sales and other operating
  revenues:
  Commercial aircraft.........  $ 5,336     $ 3,016   $16,904     $13,933     $16,851     $20,568     $24,133
  Defense and space...........    1,982       1,277     5,777       5,582       5,073       4,870       6,051
                                -------     -------   -------     -------     -------     -------     -------
         Total................  $ 7,318     $ 4,293   $22,681     $19,515     $21,924     $25,438     $30,184
                                =======     =======   =======     =======     =======     =======     =======
Net earnings..................  $   377(1)  $   119   $ 1,095(2)  $   393(3)  $   856     $ 1,244     $   552(4)
  Per share...................     0.54(1)     0.17      1.59(2)     0.57(3)     1.26        1.83        0.81(4)
  Percent of sales............      5.2%        2.8%      4.8%        2.0%        3.9%        4.9%        1.8%
Cash dividends paid...........  $   101     $    86   $   379     $   342     $   340     $   340     $   340
  Per share...................     0.14        0.12      0.55        0.50        0.50        0.50        0.50
Other income, principally
  interest....................       74          57       287         209         122         169         230
Research and development
  expense.....................      343         293     1,200       1,267       1,704       1,661       1,846
Additions to plant and
  equipment, net..............      293         160       762         629         795       1,317       2,160
Depreciation of plant and
  equipment...................      258         226       942         976       1,081         953         870
Salaries and wages............  $ 1,890     $ 1,393   $ 5,931     $ 5,341     $ 5,799     $ 6,087     $ 6,318
Average employment............  143,000     104,000   112,000     109,400     119,400     134,400     148,600
FINANCIAL POSITION
(AT PERIOD END):
Total assets..................  $28,292     $22,674   $27,254     $22,098     $21,463     $20,450     $18,147
Cash and short-term
  investments.................    5,514       4,532     5,258       3,730       2,643       3,108       3,614
Customer financing............      759       1,208       798       1,865       3,321       3,177       2,295
Net plant and equipment.......    6,848       6,390     6,813       6,456       6,802       7,088       6,724
Total debt....................    3,970       2,361     3,993       2,615       2,609       2,630       1,793
Shareholders' equity..........   11,189      10,120    10,941       9,898       9,700       8,983       8,056
  Per share...................    16.11       14.63     15.75       14.39       14.23       13.20       11.87
  Common shares outstanding...    694.7       691.9     694.7       687.9       681.8       680.3       678.8

---------------
(1) Includes after-tax income of $64 million, or $0.11 per share, for the change in ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(2) Includes an after-tax charge of $87 million, or $0.11 per share, for the ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(3) Includes an after-tax charge of $390 million, or $0.57 per share, associated with a special retirement program.

(4) Includes an after-tax charge of $1,002 million, or $1.47 per share, related to the cumulative effect of adopting Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                       (f) MCDONNELL DOUGLAS CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for McDonnell Douglas for each of the five years in the period ended December 31, 1996 and for the three-month periods ended March 31, 1997 and 1996. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in McDonnell Douglas' Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited consolidated interim financial information contained in McDonnell Douglas' Quarterly Report on Form 10-Q for the three months ended March 31, 1997, including the notes thereto, incorporated by reference herein. See Section 1, "AVAILABLE INFORMATION" and Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                      THREE MONTHS ENDED
                                           MARCH 31,                     YEAR ENDED DECEMBER 31,
                                      -------------------   -------------------------------------------------
                                       1997        1996      1996      1995        1994      1993      1992
                                      -------     -------   -------   -------     -------   -------   -------
                                                   (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATIONS:
Operating revenue
  Military aircraft.................. $ 1,946     $ 2,039   $ 7,952   $ 8,158     $ 7,804   $ 6,852   $ 7,238
  Commercial aircraft................     624         428     3,317     3,891       3,155     4,760     6,595
  Missiles, space and electronic
    systems..........................     553         608     2,178     1,917       1,877     2,575     3,169
  Financial services and other.......     101          87       367       334         326       287       352
                                      -------     -------   -------   -------     -------   -------   -------
Operating revenues................... $ 3,224     $ 3,162   $13,814   $14,300     $13,162   $14,474   $17,354
                                      =======     =======   =======   =======     =======   =======   =======
Net earnings (loss).................. $   181     $   198   $   788   $  (416)(1) $   598   $   396   $  (781)(2)
  Per share..........................    0.86        0.89      3.64     (1.83)(1)    2.53      1.68     (3.35)(2)
  Percent of sales...................     5.6%        6.3%      5.7%                  4.5%      2.7%
Cash dividends declared.............. $    25     $    27   $   104   $    90     $    65   $    55   $    55
  Per share..........................    0.12        0.12      0.48      0.40        0.28      0.23      0.23
Research and development expense.....      94          88       355       311         297       341       509
Additions to property, plant and
  equipment..........................      58          51       209       143         112        64       217
Depreciation and amortization........      64          63       275       273         279       323       465
Salaries and wages................... $   903     $   810   $ 3,294   $ 3,347     $ 3,238   $ 3,464   $ 4,258
Employment at period end.............  63,639      63,194    63,873    63,612      65,760    70,016    87,377
FINANCIAL POSITION (AT PERIOD END):
Total assets......................... $11,606     $10,717   $11,631   $10,466     $12,216   $12,026   $13,781
Cash and short-term investments......     706         563     1,094       797         421        86        82
Finance receivables and property on
  lease..............................   3,129       2,626     3,090     2,347       2,087     2,357     2,262
Net plant and equipment..............   1,468       1,468     1,453     1,471       1,597     1,750     1,991
Notes payable and long-term debt:
  Aerospace segments.................   1,417       1,234     1,438     1,251       1,272     1,625     2,767
  Financial services and other
    segment..........................   1,956       1,755     1,995     1,469       1,297     1,513     1,474
Shareholders' equity.................   3,204       3,041     3,038     3,041       3,872     3,413     3,022
  Per share..........................   15.26       13.81     14.50     13.60       16.58     14.46     12.85
  Common shares outstanding..........   210.0       220.2     209.6     223.6       233.5     236.0     235.1

---------------
(1) Includes an after-tax charge of $1.123 billion, or $4.95 per share, related to the MD-11 commercial aircraft.

(2) Includes a net charge of $860 million, or $3.69 per share, related to the initial adoption and subsequent curtailment gain associated with Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

                             (g) THE BOEING COMPANY

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma combined financial data for Boeing for each of the three years in the period ended December 31, 1996, and for the three-month periods ended March 31, 1997 and 1996, which are presented to reflect the estimated impact on the historical consolidated financial statements of Boeing of the Merger, which will be accounted for as a pooling of interests, and the issuance of approximately 279 million shares of Boeing Common Stock constituting the Share Issuance. The income statement data assume that the Merger had been consummated at the beginning of the earliest period presented, and the balance sheet data assume that the Merger had been consummated on January 1, 1994. The unaudited pro forma combined financial data do not reflect any cost savings and other synergies nor merger related expenses anticipated by Boeing management as a result of the Merger and are not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor are they necessarily indicative of Boeing's future results of operations or financial position. The unaudited pro forma combined data should be read in conjunction with the historical consolidated financial statements of Boeing and McDonnell Douglas and the Unaudited Pro Forma Combined Financial Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus. See Section 1, "AVAILABLE INFORMATION," Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE" and Section 10, "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

                                           THREE MONTHS ENDED
                                                MARCH 31,              YEAR ENDED DECEMBER 31,
                                           -------------------     -------------------------------
                                            1997        1996        1996        1995        1994
                                           -------     -------     -------     -------     -------
                                                                            (IN MILLIONS)
OPERATIONS:
Sales and other operating revenues.......  $10,359     $ 7,047     $35,453     $32,960     $34,969
Costs and expenses.......................    8,688       5,870      29,446      27,476      28,905
General and administrative expense.......      452         358       1,756       1,688       1,693
Research and development expense.........      479         400       1,633       1,674       2,076
MD-11 accounting charge..................                                        1,838
Special retirement program expense.......                                          600
                                           -------     -------     -------     -------     -------
  Earnings (loss) from operations........      740         419       2,618        (316)      2,295
Other income, principally interest.......      103          79         388         280         194
Interest and debt expense................     (131)       (102)       (393)       (376)       (379)
ShareValue Trust appreciation............       98          --        (133)
                                           -------     -------     -------     -------     -------
  Earnings (loss) before income taxes....      810         396       2,480        (412)      2,110
Income taxes (benefit)...................      270         134         662        (376)        627
                                           -------     -------     -------     -------     -------
Net earnings (loss)......................  $   540     $   262     $ 1,818     $   (36)    $ 1,483
                                           =======     =======     =======     =======     =======
FINANCIAL POSITION (AT MARCH 31):
Total assets.............................  $38,801
Total liabilities........................   24,839
Long-term debt...........................    6,502
Shareholders' equity.....................   13,898

       See Section 10, Unaudited Pro Forma Combined Financial Information

(h) COMPARATIVE PER SHARE DATA OF BOEING AND MCDONNELL DOUGLAS

     The following table sets forth certain earnings, dividend and book value per share data for Boeing and McDonnell Douglas on historical and pro forma bases. The pro forma operating income data are derived from the Unaudited Pro Forma Combined Statements of Operations appearing elsewhere herein, which give effect to the Merger as a pooling of interests as if the Merger had been consummated at the beginning of the earliest period presented. The pro forma dividend data assume dividend payments consistent with Boeing's historical payments. Book value data for all pro forma presentations is based upon the number of outstanding shares of Boeing Common Stock, adjusted to include the shares of Boeing Common Stock constituting the Share Issuance. All per share data presented below does not take into account the issuance of additional shares of McDonnell Douglas Common Stock described in Section 8(l) of this Joint Proxy Statement/Prospectus. See "THE MERGER -- Issuance of Additional Shares of McDonnell Douglas Common Stock." The information set forth below should be read in conjunction with the historical consolidated financial statements of Boeing and of McDonnell Douglas and the Unaudited Pro Forma Combined Financial Information, including the notes thereto, incorporated by reference or appearing elsewhere in this Joint Proxy Statement/Prospectus. See Section 1, "AVAILABLE INFORMATION," Section 2, "INCORPORATION OF DOCUMENTS BY REFERENCE" and Section 10, "UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION."

     The pro forma data do not reflect any cost savings and other synergies or merger related expenses anticipated by Boeing management as a result of the Merger.

                                                THREE MONTHS
                                               ENDED MARCH 31,         YEAR ENDED DECEMBER 31,
                                              -----------------     ------------------------------
                                               1997       1996       1996        1995        1994
                                              ------      -----     ------      ------       -----
BOEING HISTORICAL
  Earnings per share........................  $ 0.54(1)   $0.17     $ 1.59(2)   $ 0.57(3)    $1.26
  Cash dividends paid per share.............    0.14       0.12       0.55        0.50        0.50
  Book value per share......................   16.11
MCDONNELL DOUGLAS HISTORICAL
  Earnings (loss) per share.................  $ 0.86      $0.89     $ 3.64      $(1.83)(4)   $2.53
  Cash dividends declared per share.........    0.12       0.12       0.48        0.40        0.28
  Book value per share......................   15.26
BOEING UNAUDITED PRO FORMA
  Earnings (loss) per share from continuing
     operations.............................  $ 0.56(5)   $0.27     $ 1.88(6)   $(0.04)(7)   $1.50
  Cash dividends paid per share.............    0.14       0.12       0.55        0.50        0.50
  Book value per share......................   14.36
MCDONNELL DOUGLAS EQUIVALENT
  Earnings (loss) per share.................  $ 0.73      $0.35     $ 2.44      $(0.05)      $1.95
  Cash dividends paid per share.............    0.18       0.16       0.71        0.65        0.65
  Book value per share......................   18.67

---------------
(1) Includes $0.11 per share after-tax income for the change in ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(2) Includes $0.11 per share after-tax charge for the ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(3) Includes $0.57 per share after-tax charge associated with a special retirement plan.

(4) Includes $4.95 per share after-tax charge related to the MD-11 commercial aircraft.

(5) Includes $0.08 per share after-tax income for the change in ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(6) Includes $0.07 per share after-tax charge for the ShareValue Trust distributable appreciation and inclusion of shares held by the Trust as outstanding.

(7) Includes $0.40 per share after-tax charge associated with a special retirement plan, and $1.15 per share after-tax charge related to the MD-11 commercial aircraft.

(i) MARKET PRICES AND DIVIDENDS

     Boeing Common Stock is listed for trading on the NYSE under the symbol "BA." McDonnell Douglas Common Stock is listed for trading on the NYSE and the PSE under the symbol "MD." The following table sets forth, for the periods indicated, the range of the high and low sale prices of Boeing Common Stock and McDonnell Douglas Common Stock, as reported on the NYSE Composite Transactions Tape, and the dividends paid per share of Boeing Common Stock and dividends declared per share of McDonnell Douglas Common Stock. All information gives effect to the Boeing Stock Split and a three-for-one split of McDonnell Douglas Common Stock effected on January 3, 1995 and a two-for-one split of McDonnell Douglas Common Stock effected on May 31, 1996.

                                                       BOEING                   MCDONNELL DOUGLAS
                                                    COMMON STOCK                   COMMON STOCK
                                            ----------------------------   ----------------------------
                                             HIGH       LOW     DIVIDEND    HIGH       LOW     DIVIDEND
                                            -------   -------   --------   -------   -------   --------
1994
  First Quarter...........................  $24.375   $21.063    $0.125    $20.438   $17.083    $ .058
  Second Quarter..........................   25.063    21.563     0.125     20.813    17.417      .058
  Third Quarter...........................   24.125    21.250     0.125     20.021    18.333      .058
  Fourth Quarter..........................   24.188    21.313     0.125     24.292    19.083      .100
1995
  First Quarter...........................  $27.000   $22.188    $0.125    $29.000   $23.250    $ .100
  Second Quarter..........................   32.688    26.313     0.125     39.375    27.875      .100
  Third Quarter...........................   36.188    30.188     0.125     43.063    37.813      .100
  Fourth Quarter..........................   40.000    31.000     0.125     46.063    38.250      .100
1996
  First Quarter...........................  $44.563   $37.688    $0.125    $48.594   $42.063    $ .120
  Second Quarter..........................   45.250    37.063     0.140     52.375    42.500      .120
  Third Quarter...........................   48.000    39.938     0.140     53.250    42.500      .120
  Fourth Quarter..........................   53.750    45.125     0.140     66.500    49.000      .120
1997
  First Quarter...........................  $57.250   $49.313    $0.140    $71.750   $60.375    $ .120
  Second Quarter (through June 19,
     1997)................................   58.000    47.000     0.140     71.375    56.000      .120

     Set forth below are the last reported sale prices of Boeing Common Stock and McDonnell Douglas Common Stock on December 13, 1996, the last trading day prior to the execution of the Merger Agreement, and on June 19, 1997, the last trading day prior to the date of the Joint Proxy Statement/Prospectus, as well as the equivalent pro forma sale prices of McDonnell Douglas Common Stock on such dates, as determined by multiplying the applicable last reported sale price of Boeing Common Stock by the Conversion Number.

                                                                         MCDONNELL       MCDONNELL
                                                          BOEING          DOUGLAS         DOUGLAS
                                                       COMMON STOCK     COMMON STOCK     EQUIVALENT
                                                       ------------     ------------     ---------
December 13, 1996....................................    $ 48.375         $ 52.000        $62.888
June 19, 1997........................................      56.500           69.750         73.450

(j) THE BOEING STOCK SPLIT; EFFECT ON CONVERSION NUMBER

     In February 1997, the Boeing Board declared the Boeing Stock Split, contingent on approval by Boeing shareholders of an increase in the number of authorized shares of Boeing stock. The Merger Agreement provides that as of the Effective Time each issued and outstanding share of McDonnell Douglas Common Stock will be converted into 0.65 of a share of Boeing Common Stock but that if the Boeing Board declares a stock split on the outstanding shares of Boeing Common Stock with a record date that is prior to the Effective Time, the Conversion Number will be appropriately adjusted. At the Boeing Annual Meeting, the shareholders of Boeing approved increasing the number of authorized shares of Boeing stock from 610,000,000 to 1,220,000,000. The record date for determining the Boeing shareholders entitled to receive the additional shares was May 16, 1997. Consequently, the Conversion Number was adjusted from 0.65 of a share of Boeing Common Stock for each share of McDonnell Douglas Common Stock to 1.3 shares of Boeing Common Stock for each share of McDonnell Douglas Common Stock.

                                5.  RISK FACTORS

     In considering whether to approve the Share Issuance or to approve the Merger, as the case may be, the shareholders of Boeing and of McDonnell Douglas should consider, among other things, the following matters:

     FIXED EXCHANGE RATIO DESPITE CHANGE IN RELATIVE STOCK PRICES. The Conversion Number is expressed in the Merger Agreement as a fixed ratio. Accordingly, the Conversion Number will not be adjusted in the event of any increase or decrease in the price of either Boeing Common Stock or McDonnell Douglas Common Stock. The price of Boeing Common Stock at the Effective Time will vary from its price at the date of this Joint Proxy Statement/Prospectus and at the date of the Special Meetings. Such variations may be the result of changes in the business, operations or prospects of Boeing or McDonnell Douglas, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time will occur at a date later than the Special Meetings, there can be no assurance that the price of Boeing Common Stock on the date of the Special Meetings will be indicative of its price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. Shareholders of Boeing and McDonnell Douglas are urged to obtain current market quotations for Boeing Common Stock and McDonnell Douglas Common Stock. See Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     NECESSITY OF RECEIVING GOVERNMENTAL APPROVALS PRIOR TO THE MERGER; POSSIBLE DIVESTITURES AND OPERATING RESTRICTIONS. The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger. There can be no assurance that an injunction will not be issued before or after receipt of shareholder approval by a court of competent jurisdiction enjoining consummation of the Merger. The combined enterprise may be required to divest one or more of its product lines, or agree to various operating restrictions before or after receipt of shareholder approval, in order to obtain the necessary authorizations and approvals of the Merger or to assure that governmental authorities do not seek to block the Merger. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise. No additional shareholder approval is expected to be required or sought for any decision by Boeing or McDonnell Douglas after the applicable Special Meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the Merger. However, if Boeing and McDonnell Douglas decide to agree to any such terms and conditions after the Special Meetings, Boeing and/or McDonnell Douglas will make a new solicitation of proxies if shareholder approval is required for such decision under applicable law. See Section 8(m), "THE MERGER -- Governmental and Regulatory Approvals."

     POSSIBLE DIVESTITURES AND OPERATING RESTRICTIONS REQUIRED BY THE EUROPEAN COMMISSION; EFFECT OF INTERIM OPERATING COVENANTS DURING REGULATORY REVIEW PERIOD. As described under "Necessity of Receiving Governmental Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions" above, certain filings with, notifications to and authorizations and approvals of various governmental agencies, both domestic and foreign, are required under the Merger Agreement to be obtained prior to the consummation of the Merger. As described in Section 8(m), "THE MERGER -- Governmental and Regulatory Approvals", on February 18, 1997, Boeing notified the European Commission of the proposed Merger. The European Commission has made a provisional decision requiring Boeing not to consummate the Merger until its final decision in the case. On March 19, 1997, the European Commission notified Boeing of its intent to initiate proceedings regarding the Merger. On May 21, 1997, the European Commission filed its Statement of Objections to the Merger. Boeing and McDonnell Douglas filed their respective responses to the Statement of Objections on June 6, 1997. On June 12 and June 13, 1997, the European Commission held two days of hearings on the Statement of Objections and the companies' responses. The principal concerns raised by the European Commission are (i) Boeing's alleged dominant position within the market for large commercial jet aircraft -- and the possibility that certain Boeing exclusive supply agreements with airline customers and the Merger could lead to the creation or strengthening of such position and (ii) McDonnell Douglas' alleged dominant position in the international fighter aircraft market -- and the possibility that the Merger could lead to the creation or strengthening of such position. Pursuant to procedures and rules normally applicable, review of the Merger by the European Commission must be completed on or before July 31, 1997.

     According to press reports, Karel Van Miert, the European Union Competition Commissioner, has stated his view that Boeing will be required to make certain concessions in order to obtain European antitrust clearance. See "Necessity of Receiving Governmental Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions" above for a description of the possible effects of any divestitures or operating restrictions that may ultimately be required.

     As described in Section 9(e), "OTHER TERMS OF THE MERGER
AGREEMENT -- Conduct of Business Pending the Merger", the Merger Agreement imposes certain restrictions on the operation of the companies during the period between the signing of the Merger Agreement and the Effective Time, which restrictions would continue to be applicable during the pendency of any regulatory approval process, including, if applicable, the review by the European Commission, that has the effect of delaying the Effective Time. Boeing and McDonnell Douglas do not believe that these operating restrictions will have a material effect on their respective businesses, results of operations or financial conditions. The Merger Agreement may be terminated by either party if the Effective Time has not occurred on or prior to December 31, 1997.

     UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING COST SAVINGS. In determining that the Merger is in the best interests of Boeing or McDonnell Douglas, as the case may be, each of the Boeing Board and the McDonnell Douglas Board addressed the cost savings, operating efficiencies and other synergies that may result from the consummation of the Merger. The consolidation of functions, the integration of departments, systems and procedures, and relocation of staff present significant management challenges. There can be no assurance that such actions will be successfully accomplished as rapidly as currently expected. Moreover, although the primary purpose of such actions will be to realize direct cost savings and other operating efficiencies, there can be no assurance of the extent to which such cost savings and efficiencies will be achieved. In addition, on March 5, 1997, H.R. 925, the Payoffs and Layoffs Corporate Welfare Elimination Act of 1997, was introduced in the House of Representatives, which bill would, if enacted in its current form, prohibit the Secretary of Defense from treating any restructuring costs arising from the Merger as allowable costs (in accordance with Section 2324 of title 10, United States Code, and the regulations prescribed under that section) under a defense contract. There can be no assurance as to whether or not such bill will be enacted, and, if enacted in its current form, whether the disallowance would have a material effect on the results of operations of the combined enterprise.

     INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION. In considering the recommendation of the Merger by the McDonnell Douglas Board, the shareholders of McDonnell Douglas should be aware that certain directors and executive officers of McDonnell Douglas may be deemed to have conflicts of interest with respect to the Merger. Such interests, together with other relevant factors, were considered by the McDonnell Douglas Board in recommending the Merger to the shareholders of McDonnell Douglas and approving the Merger Agreement. See
Section 8(i), "THE MERGER -- Interests of Certain Persons in the Transaction."

     POTENTIAL DILUTION. Voting. The shares of Boeing Common Stock to be issued to McDonnell Douglas shareholders at the Effective Time are expected to represent approximately 28% of the number of shares of Boeing Common Stock outstanding immediately after the Effective Time. In addition, pursuant to the Merger Agreement, one-third of the total number of members of the Boeing Board immediately after the Effective Time will be former members of the McDonnell Douglas Board. Accordingly, the Merger will have the effect of reducing the percentage voting interest in Boeing represented by a share of Boeing Common Stock immediately prior to the Effective Time, and the percentage voting interest in McDonnell Douglas represented by a share of McDonnell Douglas Common Stock immediately prior to the Effective Time. However, as a result of the Merger, shareholders of Boeing and shareholders of McDonnell Douglas will each own a voting interest in a significantly larger enterprise.

     Earnings per Share and Book Value.  See Section 4(h),
"SUMMARY -- Comparative Per Share Data of Boeing and McDonnell Douglas" for a table setting forth certain earnings, dividend and book value per share data for Boeing and McDonnell Douglas on historical and pro forma bases. For the holders of Boeing Common Stock, on a pro forma basis the Merger would have had an accretive effect on earnings per share for the fiscal year ended December 31, 1996 (from $1.59 per share to $1.88 per share) and for the three-month period ended March 31, 1997 (from $0.54 per share to $0.56 per share), and a dilutive effect on book value per share for the fiscal year ended December 31, 1996 (from $15.75 per share to $13.96 per share) and for the three-month period ended March 31, 1997 (from $16.11 per share to $14.36 per share). For the holders of McDonnell Douglas Common Stock, on a pro forma basis the Merger would have had a dilutive effect on earnings per share for the fiscal year ended December 31, 1996 (from $3.64 per share to $2.44 per share) and for the three-month period ended March 31, 1997 (from $0.86 per share to $0.73 per share), and an accretive effect on book value per share for the fiscal year ended December 31, 1996 (from $14.50 per share to $18.15 per share) and for the three-month period ended March 31, 1997 (from $15.26 per share to $18.67 per share). The pro forma data do not reflect any cost savings or other synergies or merger related expenses anticipated by Boeing management as a result of the Merger. Whether the Merger will in fact be accretive or dilutive to Boeing shareholders with respect to future earnings per share and book value will depend on the actual results achieved by the combined company in the future as compared to the results that could have been achieved by Boeing on a stand-alone basis over the same period, given the number of shares of Boeing Common Stock to be issued in the Share Issuance. No assurance can be given as to such future results, and, accordingly, as to whether the Merger will be accretive or dilutive to Boeing shareholders with respect to future earnings per share or book value. Holders of McDonnell Douglas Common Stock, in considering the accretive or dilutive effect of the Merger, should note that the comparability from a valuation perspective of historical earnings per share for McDonnell Douglas Common Stock to pro forma earnings per share for Boeing Common Stock would be affected by any difference in the price-earnings multiples accorded to Boeing Common Stock and McDonnell Douglas Common Stock. Holders of McDonnell Douglas Common Stock should also review Section 8(f), "THE MERGER -- Opinion of McDonnell Douglas' Financial Advisor" for an analysis of McDonnell Douglas' contribution on a pro forma basis to the combined entity resulting from the Merger of, among other things, cash flow and net income.

                           6.  BOEING SPECIAL MEETING

(a) PURPOSE

     At the Boeing Special Meeting, the shareholders of Boeing will consider and vote on a proposal to approve the Share Issuance.

     The Boeing Board has unanimously determined that the Merger and the Share Issuance are in the best interests of Boeing and its shareholders and has approved the Merger Agreement. THE BOEING BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BOEING VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE BOEING SPECIAL MEETING. See Section 8(c), "THE MERGER -- Boeing's Reasons for the Merger, Recommendation of the Boeing Board."

     The Boeing By-Laws provide that only such business as is specified in the notice of a special meeting may come before the meeting.

(b) RECORD DATE; VOTING RIGHTS

     Only holders of record of Boeing Common Stock at the close of business on the Boeing Record Date, June 13, 1997, are entitled to receive notice of and to vote at the Boeing Special Meeting. At the close of business on June 9, 1997, there were 695,264,978 shares of Boeing Common Stock outstanding and entitled to vote. Each such share entitles the registered holder thereof to one vote.

(c) QUORUM

     The holders of one-third of the shares of Boeing Common Stock outstanding and entitled to vote must be present in person or represented by proxy at the Boeing Special Meeting in order for a quorum to be present. However, as described under "-- Required Vote" below, approval of the Share Issuance will require that the total number of votes cast represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Boeing Special Meeting.

     Shares of Boeing Common Stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum.

     In the event that a quorum is not present at the Boeing Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

(d) PROXIES

     All shares of Boeing Common Stock represented by properly executed proxies that are received in time for the Boeing Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted in favor of the Share Issuance. In addition, the persons designated in such proxy will have discretion to vote on matters incident to the conduct of the Boeing Special Meeting. If Boeing proposes to adjourn the Boeing Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority (other than those that have been voted against the Share Issuance) in favor of such adjournment. Any proxy in the enclosed form may be revoked by the shareholder executing it at any time prior to its exercise by giving written notice thereof to the Corporate Secretary of Boeing, by signing and returning a later-dated proxy or by voting in person at the Boeing Special Meeting. Attendance at the Boeing Special Meeting will not in and of itself constitute the revocation of a proxy.

     Many Boeing employees participate in The Boeing Company Voluntary Investment Plan (the "VIP Plan"), which is a retirement plan established under
Section 401(k) of the Code. One of the funds into which employees may direct their investments is Fund E, which invests in Boeing Common Stock. The shares of stock held in that fund are registered in the name of The Chase Manhattan Bank, which is the trustee of the VIP Plan. The participants do not acquire ownership of the shares and therefore are not eligible to vote the shares directly or attend the Boeing Special Meeting (unless they are also registered or beneficial owners of Boeing Common Stock). However, Fund E participants are allocated units in the fund and may instruct the trustee how to vote the shares represented by their units.

     The proxy card that is being sent with this Joint Proxy Statement/Prospectus to registered shareholders of Boeing is also being sent to Fund E participants. (Beneficial owners receive proxy cards from their brokers or other agents; some brokers use Boeing's proxy card and some prepare their own proxy cards.) The number of shares of Boeing Common Stock held is shown on the back of the Boeing proxy card, above the boxes to be marked, with the notation "COM." The number of Fund E shares, if any, is shown with the notation "VIP." If one person has both shares of Boeing Common Stock and Fund E shares, both will appear on the card and that person may vote both the shares of Boeing Common Stock and Fund E shares by signing and returning the single card. Fund E shares can be voted only by signing and returning the enclosed proxy card; they cannot be voted at the Boeing Special Meeting and prior voting instructions cannot be revoked at the Boeing Special Meeting.

     Fund E shares will be voted by the trustee according to each participant's instructions. The trustee has advised Boeing that if a card is signed and returned but no voting instructions are given, it intends to vote such shares in accordance with the recommendation of the Boeing Board.

     Proxies will be received by Boeing's independent transfer agent, and the vote will be certified by independent inspectors. Proxies and ballots that identify the vote of a particular shareholder will be kept confidential other than as necessary to meet legal requirements, in cases where such shareholder has requested disclosure or written a comment to such effect on the returned proxy card or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, Boeing will receive vote tallies from time to time from its independent transfer agent, but such tallies will provide aggregate data rather than the names of shareholders. Such agent may notify Boeing if a shareholder has failed to vote so that such shareholder may be requested to do so.

     If the Boeing Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Boeing Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the Boeing Special Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

(e) SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the Boeing Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Boeing Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Boeing, except that Boeing and McDonnell Douglas will share equally all printing expenses and filing fees. In addition to solicitation by mail, officers and regular employees of Boeing may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. Boeing has retained D.F. King & Co., Inc., at an estimated cost of approximately $14,000, plus reimbursement of out-of-pocket expenses, to assist in its solicitation of proxies. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of Boeing Common Stock held of record by such custodians, nominees and fiduciaries, and Boeing will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

(f) REQUIRED VOTE

     Approval of the Share Issuance will require the affirmative vote of a majority of the votes cast on the Share Issuance; provided, however, that the total number of votes cast on such proposal represents more than 50% of the outstanding shares of Boeing Common Stock entitled to vote thereon at the Boeing Special Meeting.

     An abstention with respect to the Share Issuance will have the effect of a vote cast against the Share Issuance. Brokers who hold shares of Boeing Common Stock as nominees will not have discretionary authority to vote such shares on the Share Issuance in the absence of instructions from the beneficial owners thereof. Any votes that are not cast because the nominee-broker lacks such discretionary authority will not be counted as votes cast on such proposal and will have no effect on the vote.

(g) SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on June 9, 1997, directors and executive officers of Boeing and their affiliates were the beneficial owners of an aggregate of 8,881,118 (approximately 1.28%) of the shares of Boeing Common Stock then outstanding and eligible to vote. Philip M. Condit, the Chairman of the Board and Chief Executive Officer of Boeing, and Frank Shrontz, the Chairman Emeritus of Boeing, have indicated to Boeing that they intend to vote for the Share Issuance. Boeing is not otherwise aware of the voting intentions of its management.

                     7.  MCDONNELL DOUGLAS SPECIAL MEETING

(a) PURPOSE

     At the McDonnell Douglas Special Meeting, the shareholders of McDonnell Douglas will be asked to consider and vote on a proposal to approve the Merger.

     The McDonnell Douglas Board has determined (by a twelve-to-one vote), that the Merger is in the best interests of McDonnell Douglas and its shareholders and has approved the Merger Agreement. THE MCDONNELL DOUGLAS BOARD RECOMMENDS THAT THE SHAREHOLDERS OF MCDONNELL DOUGLAS VOTE IN FAVOR OF APPROVAL OF THE MERGER AT THE MCDONNELL DOUGLAS SPECIAL MEETING. See Section 8(e), "THE
MERGER -- McDonnell Douglas' Reasons for the Merger; Recommendation of the McDonnell Douglas Board." For a discussion of the interests that certain directors and executive officers of McDonnell Douglas have with respect to the Merger in addition to their interests as shareholders of McDonnell Douglas generally, and information regarding the treatment of options to purchase shares of McDonnell Douglas Common Stock and other equity-based awards and other rights of certain members of the McDonnell Douglas Board, see Section 8(i), "THE
MERGER -- Interests of Certain Persons in the Transaction." Such interests, together with other relevant factors, were considered by the McDonnell Douglas Board in making its recommendation and approving the Merger Agreement.

     The McDonnell Douglas By-Laws provide that no business except that referred to in the accompanying Notice of McDonnell Douglas Special Meeting may be transacted at the McDonnell Douglas Special Meeting.

(b) RECORD DATE; VOTING RIGHTS

     Only holders of record of shares of McDonnell Douglas Common Stock at the close of business on the McDonnell Douglas Record Date, June 13, 1997, are entitled to receive notice of and to vote at the McDonnell Douglas Special Meeting. At the close of business on June 6, 1997, there were 209,978,016 shares of McDonnell Douglas Common Stock outstanding, each of which entitles the registered holder thereof to one vote.

(c) QUORUM

     The presence in person or by proxy of McDonnell Douglas shareholders entitled to cast a majority of all the votes entitled to be cast at the McDonnell Douglas Special Meeting will constitute a quorum for the transaction of business.

     Shares of McDonnell Douglas Common Stock represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters.

     In the event that a quorum is not present at the McDonnell Douglas Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

(d) PROXIES

     All shares of McDonnell Douglas Common Stock represented by properly executed proxies that are received in time for the McDonnell Douglas Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted in favor of the Merger. In addition, the persons designated in such proxy will have discretion to vote on any matters incident to the conduct of the McDonnell Douglas Special Meeting. If McDonnell Douglas proposes to adjourn the McDonnell Douglas Special Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority (other than those that have been voted against approval of the Merger) in favor of such adjournment. Holders of McDonnell Douglas Common Stock are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for such purpose to ensure that their shares are voted. Brokers who hold shares of McDonnell Douglas as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker nonvotes will not be counted as votes cast, but will have the same effect as votes cast against the Merger.

     The Chase Manhattan Bank, as Trustee under the Employee Savings, Investment and Thrift Plans and the Employee Payroll Stock Ownership Plan ("PAYSOP") of McDonnell Douglas, has dispositive power for the shares so held to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate share of these shares on the Merger. Except for shares held in the PAYSOP, shares for which the Trustee does not receive voting instructions on the proposed Merger will be voted for, against or in abstention in the same proportions as McDonnell Douglas Common Stock for which the Trustee receives voting instructions. Any shares held under the PAYSOP for which the Trustee does not receive voting instructions will not be voted. Any shares held under any of these plans including the PAYSOP can be voted only by signing and returning the enclosed proxy card; they cannot be voted at the McDonnell Douglas Special Meeting and prior voting instructions cannot be revoked at the McDonnell Douglas Special Meeting.

     Any proxy in the enclosed form may be revoked by the shareholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of McDonnell Douglas, by signing and returning a later-dated proxy or by voting in person at the McDonnell Douglas Special Meeting. Attendance at the McDonnell Douglas Special Meeting will not in and of itself constitute the revocation of a proxy, and shareholders who attend the McDonnell Douglas Special Meeting in person need not revoke their proxy (if previously furnished) and vote in person.

     If the McDonnell Douglas Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the McDonnell Douglas Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the initial convening of the McDonnell Douglas Special Meeting (except for any proxies that theretofore effectively have been revoked or withdrawn), notwithstanding that they may have been voted on the same or any other matter at a previous meeting.

(e) SOLICITATION OF PROXIES

     Proxies are being solicited hereby on behalf of the McDonnell Douglas Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the McDonnell Douglas Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by McDonnell Douglas, except that Boeing and McDonnell Douglas will share equally all printing expenses and filing fees. In addition to solicitation by mail, directors, officers and employees of McDonnell Douglas may solicit proxies personally or by telephone, facsimile transmission or otherwise. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal. McDonnell Douglas has retained D.F. King & Co., Inc., at an estimated cost of approximately $10,000, plus reimbursement of out-of pocket expenses, to assist in its solicitation of proxies. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares of McDonnell Douglas Common Stock held of record by such custodians, nominees and fiduciaries, and McDonnell Douglas will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

IN CONNECTION WITH THE MEETING, HOLDERS OF MCDONNELL DOUGLAS COMMON STOCK SHOULD NOT RETURN TO MCDONNELL DOUGLAS ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

(f) REQUIRED VOTE

     Approval of the Merger will require the affirmative vote of holders of two-thirds of the outstanding shares of McDonnell Douglas Common Stock.

     An abstention will have the effect of a vote cast against the Merger. Brokers who hold shares of McDonnell Douglas Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker nonvotes will have the same effect as votes cast against the Merger.

(g) SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on June 6, 1997, directors and executive officers of McDonnell Douglas and their affiliates were the beneficial owners of an aggregate of approximately 26,599,085 (approximately 12.67%) of the shares of McDonnell Douglas Common Stock then outstanding. John F. McDonnell, the Chairman of the Board of McDonnell Douglas, and Harry C. Stonecipher, the President and Chief Executive Officer of McDonnell Douglas, have indicated to McDonnell Douglas that they intend to vote for the approval of the Merger. James S. McDonnell III, a director of McDonnell Douglas, has indicated to McDonnell Douglas that he intends to vote against approval of the Merger. McDonnell Douglas is not otherwise aware of the voting intentions of its management. See Section 8(b), "THE MERGER -- Background of the Merger."

                                 8.  THE MERGER

     The description of the Merger and the Merger Agreement contained in this Joint Proxy Statement/ Prospectus describes the material terms of the Merger Agreement but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference.

(a) GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into McDonnell Douglas, with McDonnell Douglas surviving as a wholly-owned subsidiary of Boeing. As a result of the Merger, the separate corporate existence of Sub will cease and McDonnell Douglas will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the MGCL. Subject to the terms and conditions of the Merger Agreement, each share of McDonnell Douglas Common Stock outstanding immediately prior to the Effective Time will be converted into 1.3 shares of Boeing Common Stock. Cash will be paid in lieu of any fractional share of Boeing Common Stock. See Section 9(a), "OTHER TERMS OF THE MERGER AGREEMENT -- Conversion of Shares in the Merger."

     The Merger will become effective upon the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland unless the Articles of Merger provide for a later date of effectiveness (not to exceed 30 days after the date that the Articles of Merger are so filed). The filing of the Articles of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. See Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

(b) BACKGROUND OF THE MERGER

     In response to significant reductions over the past decade in defense spending for research, development and procurement and to competitive pressures for greater operating efficiencies, the United States aerospace and defense industry has been actively consolidating. In the last four years alone, major consolidations in this sector have included, in 1993, the acquisition by Martin Marietta Corporation of the aerospace business of the General Electric Company; in 1994, the merger of Lockheed Corporation and Martin Marietta Corporation and the acquisitions by Northrop Corporation of Grumman Corporation, by Martin Marietta Corporation of the Space Systems Division of General Dynamics Corporation, by Lockheed Corporation of the military aircraft business of General Dynamics Corporation and by Loral Corporation of IBM Federal Systems; in 1995, the acquisition by Raytheon Company of E-Systems, Inc.; and in 1996, the acquisitions by Lockheed Martin Corporation of Loral Corporation, by Northrop Grumman Corporation of the defense electronics business of Westinghouse Electric Corporation, and by Boeing of Rockwell International Corporation's aerospace and defense business (the "Rockwell A&D Business"). Pending are acquisitions by Raytheon Company of the defense operations of Texas Instruments Incorporated ("Texas Instruments") and of Hughes Electronics Corporation ("Hughes"), both announced in January 1997. These transactions reflect the importance, under prevailing market conditions, of scale in achieving critical efficiencies, developing and applying new technologies, and attracting and retaining a skilled workforce.

     In addition to recognizing the need to achieve efficiencies of scale, both Boeing and McDonnell Douglas have also historically sought to maintain a balance between their defense businesses and their commercial businesses in order to moderate the effect of the cyclical swings inherent in those businesses. Because the defense business and the commercial aircraft business can be countercyclical -- a downturn in the commercial cycle may correspond with an upturn in the defense cycle -- a balance between the two businesses may tend to moderate the effects on the company of the separate business cycles. Recently, Boeing has experienced growth in its commercial business that was tending to limit the effectiveness of the cushion provided by its defense business and the balance of McDonnell Douglas' business was shifting in the other direction. The Boards of Directors and management of both Boeing and McDonnell Douglas have each taken these factors into account in their strategic plans, and have regularly reviewed opportunities for acquisitions, joint ventures and business combinations with other aerospace businesses to augment their internal investments in their respective businesses and create long-term value for their respective shareholders.

     From time to time in 1994 and 1995, Frank Shrontz, then Chairman of the Board and Chief Executive Officer of Boeing, and John McDonnell, Chairman of the Board (and Chief Executive Officer until September 24, 1994) of McDonnell Douglas, discussed consolidation trends in the aerospace industry and explored the possible advantages of some form of strategic alliance between Boeing and McDonnell Douglas. Their initial discussions, in response in part to McDonnell Douglas' invitations to several companies to consider purchasing the McDonnell Douglas helicopter operation, focused on combining the Boeing and McDonnell Douglas helicopter businesses. Subsequently, some Boeing managers met with managers of the McDonnell Douglas helicopters operation, but no agreement was reached. Other discussions between Mr. Shrontz and Mr. McDonnell encompassed possible combinations of their respective defense businesses or a merger of the two companies. In December 1994, Mr. Shrontz and Philip M. Condit, then President of Boeing, and Mr. McDonnell and Harry C. Stonecipher, President and Chief Executive Officer of McDonnell Douglas, along with other senior executives of Boeing and McDonnell Douglas, met in Seattle to discuss a full merger of the two companies and possible synergistic benefits. In 1995, the parties entered into a confidentiality agreement and retained legal and financial advisors to explore a possible transaction. During the latter half of 1995 representatives of Boeing met with representatives of McDonnell Douglas regarding a possible business combination and estimated possible synergies that could come from the combination. During November and December of 1995, the two companies and their advisors engaged in a business review including preliminary analysis of cost and revenue benefits that could be achieved by a merger. However, the companies had differences in expectations as to future business opportunities, which resulted in differences in valuation. Although the negotiations with respect to valuation did not proceed past a very preliminary stage, McDonnell Douglas' initial position was that the exchange ratio should reflect an approximately 30% premium to the unaffected trading price of McDonnell Douglas Common Stock, and Boeing's initial position was that not more than a 10% premium was appropriate. Both parties anticipated that the differences in valuation could be narrowed in the course of further negotiations if it appeared that a transaction could be accomplished. However, given the market conditions existing at the time and uncertainties existing at the time with respect to the reactions of customers to a proposed transaction, Boeing was unwilling to proceed with the transaction at a valuation level that would have been acceptable to McDonnell Douglas. As a result of these circumstances, the discussions were terminated in December 1995. As described under Section 8(e), "-- McDonnell Douglas' Reasons for the Merger; Recommendation of the McDonnell Douglas Board", DAC's competitive position in the commercial aircraft market changed significantly during 1996, ultimately facilitating the parties' reaching agreement on valuation.

     In February 1996, Boeing commenced discussions with Rockwell International Corporation ("Rockwell") regarding the acquisition of the Rockwell A&D Business. On August 1, 1996, Boeing announced its agreement with Rockwell to acquire the Rockwell A&D Business for approximately $3.1 billion.

     In mid-September 1996, Mr. Stonecipher contacted Mr. Condit, who had been appointed in early 1996 as the new Chief Executive Officer of Boeing, to determine whether Boeing was still interested in a potential merger. On September 25, 1996, the two executives met to review again the potential synergies and overall business rationale for a combination of Boeing and McDonnell Douglas. On October 4, 1996, Mr. Condit informed Mr. Stonecipher that Boeing management was focused on completion of the acquisition of the Rockwell A&D Business and, therefore, not interested in pursuing discussions with McDonnell Douglas at that time. The acquisition of the Rockwell A&D Business was consummated on December 6, 1996.

     In late October 1996, McDonnell Douglas was contacted to see if it was interested in participating in the auction of Texas Instruments' defense assets. McDonnell Douglas management determined to consider the desirability of such a transaction and, with its outside advisors, commenced investigation and consideration of a possible transaction.

     On November 25, 1996, Boeing and McDonnell Douglas were separately contacted to see if they were interested in participating in the auction of Hughes' defense assets. McDonnell Douglas management determined to consider the desirability of such a transaction and, with its outside advisors, commenced investigation and consideration of a possible transaction. Boeing management concluded it was not in Boeing's interest to bid on the Hughes assets because the Hughes product line was not a good fit with the Boeing product line and an acquisition of the Hughes assets would have been inconsistent with Boeing's corporate strategy, but Boeing management expected that McDonnell Douglas would be a prospective bidder.

     During November 1996, officers of Boeing and McDonnell Douglas in charge of the commercial airplane businesses of their respective companies began a limited discussion of a possible strategic collaboration on future Boeing wide-body commercial airplane programs that would allow Boeing to utilize McDonnell Douglas employees to assist with engineering design and analysis on new versions of Boeing wide-body aircraft. On December 3, 1996, Boeing and McDonnell Douglas announced their intention to enter into such a strategic collaboration.

     Boeing management understood that the bidding deadline for the Hughes defense assets was December 13, 1996, and believed that McDonnell Douglas intended to submit a bid. In view of the fact that Boeing would not want to acquire McDonnell Douglas if McDonnell Douglas acquired the Hughes defense assets (because the acquisition of McDonnell Douglas would then be more expensive and would result in Boeing indirectly acquiring assets it did not wish to acquire directly), Boeing management believed that Boeing had a very limited window of opportunity within which to negotiate a transaction with McDonnell Douglas, and that discussions with McDonnell Douglas should proceed immediately. Consequently, on December 6, 1996, Mr. Condit called Mr. Stonecipher to indicate Boeing's interest in discussing a possible transaction.

     At a regularly scheduled meeting of the Boeing Board on December 9, 1996, in which outside legal counsel and representatives of CSFB participated, Mr. Condit and other executive officers reviewed Boeing's position in the consolidating defense industry, the impact of the auction of the Hughes defense assets and of Texas Instruments' defense business on Boeing's strategic position, and the synergies that might be achievable in a merger with McDonnell Douglas. Mr. Condit and other members of senior management of Boeing presented an overview of consolidation within the aerospace industry, discussed the reasons for the proposed Merger (outlined below under "Boeing's Reasons for the Merger"), outlined the proposed combined corporate structure and organization, identified potential synergies from the combination, and addressed Boeing's ability to effect the Merger following the acquisition of the Rockwell A&D Business, the challenges of combining the corporate cultures of Boeing and McDonnell Douglas and the need for regulatory approvals. Representatives of CSFB reviewed with the Boeing Board a preliminary financial analysis of a possible stock-for-stock merger with McDonnell Douglas, and Theodore J. Collins, Vice President and General Counsel of Boeing, and outside legal counsel reviewed antitrust and other legal considerations related to such a merger. The Boeing Board discussed these issues along with accounting issues, personnel issues, and timing and pricing considerations related to a merger of Boeing and McDonnell Douglas. They then authorized Mr. Condit to negotiate with McDonnell Douglas for a stock-for-stock merger based on certain conditions specified by the Boeing Board.

     On December 9, 1996, the McDonnell Douglas Board held a special meeting that had been called to discuss the two transactions under consideration by management: the acquisition of the defense assets of Texas Instruments and the acquisition of the defense assets of Hughes. Mr. Stonecipher used the opportunity to brief the McDonnell Douglas Board on his December 6, 1996 discussion with Mr. Condit and reported the significant terms and conditions discussed with Boeing in December 1995 at the time discussions terminated, and possible terms, conditions and a timetable for discussions with Mr. Condit. The discussions on each transaction included reports on strategic fit, proposed acquisition structure, financial results and projections, results of preliminary due diligence, potential synergies, and the timetable for the submission of a bid. McDonnell Douglas engaged Salomon Brothers Inc ("Salomon Brothers") to assist it in its review of the defense business of Texas Instruments. In regard to the Hughes transaction, J.P. Morgan had begun to perform a preliminary analysis with respect to Hughes' defense business shortly before the Merger Agreement was signed. In connection with McDonnell Douglas' consideration of participating in the auction of the Hughes defense assets, J.P. Morgan discussed with management of McDonnell Douglas various issues related to the bid, including potential dilution, structural alternatives and uncertainty of closure due to the fact that the Hughes defense assets were being sold in a competitive auction. Had a decision been made to go forward with the Hughes transaction, J.P. Morgan would have been formally engaged and asked to provide an analysis to the McDonnell Douglas Board in connection with its consideration and approval of a transaction involving Hughes. Neither Salomon Brothers nor J.P. Morgan rendered fairness opinions on these potential transactions. Although the deadline for submitting an initial indication of interest with respect to the Hughes defense assets was December 14, 1997, McDonnell Douglas anticipated that the submission of the initial indication of interest would be the first stage in an extended, competitive auction process. As such, McDonnell Douglas' ability and willingness to submit an indication of interest was not dependent upon J.P. Morgan's final analysis. While Salomon Brothers had not produced a fairness opinion on the Texas Instruments transaction before the meeting of the McDonnell Douglas Board, it did assist management with the presentation materials used by management in the presentation to the McDonnell Douglas Board. The McDonnell Douglas Board discussed the pros and cons of all three transactions, regulatory approval issues, and the effect that doing one or more transactions would have on the other possible transactions.

     While each of the alternative transactions was attractive to McDonnell Douglas, the McDonnell Douglas Board determined that the merger with Boeing was potentially the most attractive alternative to McDonnell Douglas and its shareholders. Texas Instruments' defense electronics products were largely complementary to McDonnell Douglas' products and would have added critical mass in certain areas (e.g., missiles) and added technologies in other areas. The acquisition of the defense assets of Texas Instruments, however, would have been the smallest of the three transactions, would likely have been dilutive to McDonnell Douglas shareholders on a near-term basis, and would not have provided, by itself, critical mass, complementary businesses, and efficiencies of scale. The acquisition of the defense assets of Hughes would have been a much larger transaction than Texas Instruments but still smaller than the Boeing transaction. The acquisition of the defense assets of Hughes also offered more complementary defense electronics products and greater critical mass in several areas than Texas Instruments, but at a price which would have been even more dilutive to McDonnell Douglas shareholders than the Texas Instruments transaction. While McDonnell Douglas was interested in concurrently pursuing the Texas Instruments and Hughes transactions, McDonnell Douglas was concerned that concurrent consummation of two complex transactions would have been difficult and time-consuming and may have presented more complicated issues relating to achieving regulatory approval. Most problematic with the Hughes transaction, however, was the unorthodox and complex deal structure which Hughes was demanding to accommodate its mandatory tax treatment of the transaction. While McDonnell Douglas believed that alternative structures might be viable, they too would have had disadvantages and in any event had not then been agreed to by Hughes. In contrast, the Boeing transaction offered a straightforward transaction structure priced at a 21% premium (at the closing prices of the respective stocks on December 13, 1996) to McDonnell Douglas shareholders, provided the best alternative for McDonnell Douglas' commercial aircraft business, and provided balance to the commercial, defense and space businesses of both companies. See Section 8(e), "-- McDonnell Douglas' Reasons for the Merger; Recommendation of the McDonnell Douglas Board." The McDonnell Douglas Board also recommended that the Texas Instruments and Hughes transactions be pursued in the event McDonnell Douglas and Boeing did not reach an agreement prior to the auction deadlines. The McDonnell Douglas Board authorized Mr. Stonecipher to meet with Mr. Condit to attempt to reach agreement on the principal terms and conditions of a merger consistent with those discussed at the meeting. At the same time, the McDonnell Douglas Board authorized Mr. Stonecipher to pursue the acquisition of the defense assets of Texas Instruments and to submit an indication of interest to purchase the defense assets of Hughes.

     On December 10, 1996, Mr. Condit and Mr. Stonecipher met in Seattle and reached preliminary agreement on the basic terms of a stock-for-stock merger, subject to the negotiation and execution of definitive agreements and to obtaining the approvals of their respective Boards of Directors. Thereafter, Boeing and McDonnell Douglas and their respective legal counsel negotiated the terms of the Merger

Agreement and members of senior management of Boeing and McDonnell Douglas engaged in a mutual exchange of information, updating the due diligence reviews that had previously been performed.

     On December 14, 1996, the Boeing Board held a special meeting to consider the proposed merger. Mr. Condit updated the Boeing Board on the negotiations with McDonnell Douglas, and members of senior management then briefed the Boeing Board on the results of due diligence and certain other matters, including the eligibility of the proposed transaction for pooling of interests accounting treatment. The Boeing Board then reviewed with outside counsel the terms of the Merger Agreement and related legal issues and received the financial presentation of CSFB and its opinion described under Section 8(d), "-- Opinion of Boeing's Financial Advisor." Following further discussions of the Boeing Board and additional conversations between Mr. Condit and Mr. Stonecipher, the Boeing Board voted to approve the Merger Agreement and the Merger.

     On December 14, 1996, the McDonnell Douglas Board held a special meeting to consider the proposed merger with Boeing. Mr. Stonecipher updated the McDonnell Douglas Board on his discussions with Mr. Condit. F. Mark Kuhlmann, Senior Vice President and General Counsel of McDonnell Douglas, summarized the terms and conditions of the Merger Agreement and reviewed the regulatory approvals which would be required. Members of senior management then briefed the McDonnell Douglas Board on the results of due diligence and certain other matters, including the eligibility of the proposed transaction for pooling of interests accounting treatment. The McDonnell Douglas Board then reviewed with outside counsel the terms of the Merger Agreement and related legal issues and received a presentation from J.P. Morgan concerning financial aspects of the Merger described under Section 8(f), "-- Opinion of McDonnell Douglas' Financial Advisor." Following further discussion by the McDonnell Douglas Board and additional conversations between Mr. Stonecipher and Mr. Condit, the McDonnell Douglas Board voted to approve the Merger Agreement and the Merger. The vote of the McDonnell Douglas Board was twelve directors in favor and one director against, with James S. McDonnell III casting the sole vote in opposition. The vote in opposition by James S. McDonnell III resulted from his desire to combine the McDonnell Douglas name with the Boeing name to preserve and maintain the benefits of the rich heritage and history of both companies and in tribute to James S. McDonnell and Donald W. Douglas, the founders of McDonnell Douglas Corporation. He also believed that Boeing's unwillingness to change its corporate name to include the McDonnell Douglas name might have an adverse impact on public and employee perception of the transaction as a takeover instead of a merger. These factors and the position of James S. McDonnell III were considered by the other members of the McDonnell Douglas Board who voted in favor of the transaction. James S. McDonnell III has advised John F. McDonnell that he intends to vote his shares of McDonnell Douglas Common Stock as to which he has sole voting power against the approval of the Merger. James S. McDonnell III has shared dispositive and voting power with respect to the shares of McDonnell Douglas Common Stock owned by the James S. McDonnell Charitable Trusts A and B with John F. McDonnell. James S. McDonnell III has not indicated his intentions with respect to the voting of such shares. If James S. McDonnell III and John F. McDonnell are unable to reach agreement with respect to the voting of such shares, and such shares are not voted with respect to approval of the Merger, then the effect will be the same as if such shares were voted against approval of the Merger. In addition, James S. McDonnell III and John F. McDonnell share dispositive and voting power with a third individual with respect to shares of McDonnell Douglas Common Stock owned by the James S. McDonnell Foundation. Such shares are voted at the direction of a majority of the three directors of the foundation. McDonnell Douglas does not know the voting intention of the third director. See Section 8(e), "-- McDonnell Douglas' Reasons for the Merger; Recommendation of the McDonnell Douglas Board." For information regarding the share ownership of the foregoing persons and entities, see Section 15, "OWNERSHIP OF MCDONNELL DOUGLAS COMMON STOCK."

     Following the meetings of their respective Boards of Directors, Boeing and McDonnell Douglas executed the Merger Agreement on December 14, 1996 and publicly announced the Merger on Sunday, December 15, 1996.

(c) BOEING'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOEING BOARD

     THE BOEING BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE SHARE ISSUANCE ARE IN THE BEST INTERESTS OF BOEING AND ITS SHAREHOLDERS

AND HAS APPROVED THE MERGER AGREEMENT. THE BOEING BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BOEING VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE BOEING SPECIAL MEETING.

     The Boeing Board believes that the Merger represents a unique opportunity to create a stronger company with a broader base of defense and space product programs and international business opportunities, and that in the current environment of declining defense spending and industry consolidation, the Merger is of critical strategic importance to Boeing's efforts to position itself as an effective competitor in the coming years. The combined company would be the largest aerospace company in the world, with strong capabilities in commercial and military aircraft and in defense and space systems, and with a healthy balance of established and new programs. In particular, the Boeing Board believes that McDonnell Douglas' strong experience with fighter aircraft will strengthen Boeing's competitive position in the Joint Strike Fighter competition, that the Boeing and McDonnell Douglas space programs are complementary and will together strengthen Boeing's position in future space programs and in the commercial space business. The Boeing Board believes the Merger will bring opportunities for cost savings, economies of scale and other synergies, resulting in improved cash flow potential for the long-term growth of Boeing and of shareholder value. In addition, the Merger would enable Boeing to achieve its strategic goal of balancing its commercial aviation business (which now represents almost three-fourths of its overall business) with a larger defense and space business. Approximately three-fourth's of McDonnell Douglas' business is defense and space, and the combined company would thus have a strong and stabilizing balance of commercial, defense and space businesses. This balance should enable Boeing to better moderate the effects of the cyclical swings inherent in these businesses.

     For the foregoing reasons, the Boeing Board believes that the terms and conditions of the Merger Agreement are in the best interests of Boeing and its shareholders. The following are the material factors considered by the Boeing Board in reaching its conclusions, certain of which factors contained both positive and negative elements:

          (i) the judgment, advice and analyses of its management with respect to the strategic, financial and operational benefits of the Merger, based in part on the business, financial, accounting and legal due diligence investigations performed with respect to McDonnell Douglas;

          (ii) information concerning the financial condition, results of operations, prospects, businesses and stock price performance of Boeing and McDonnell Douglas;

          (iii) current industry, economic and market conditions;

          (iv) the synergies, cost reductions and operating efficiencies that may become available to the combined enterprise as a result of the Merger, as well as the management challenges associated with successfully integrating the businesses, cultures and managements of two major corporations, particularly in light of the competing demands for the attention of the management of Boeing, including the integration of the Rockwell A&D Business and the significant increase in production rates for commercial jetliners;

          (v) the strategic benefits of the Merger and the current and anticipated environment in the aerospace and defense industry, the strategic options available to Boeing and the effects on Boeing of further consolidation of the industry;

          (vi) the opportunities for constructive sharing of resources between Boeing and McDonnell Douglas as evidenced by the agreement between Boeing and McDonnell Douglas for the use of McDonnell Douglas' engineering resources in connection with Boeing's development of plans for a potential large commercial aircraft or other derivative programs of wide-body aircraft;

          (vii) the fact that the currently favorable conditions in the aerospace industry would make the integration of the two companies easier at this time than in a negative period of a cycle;

          (viii) the express terms and conditions of the Merger Agreement, which are viewed as providing an equitable basis for the Merger from the standpoint of Boeing;

          (ix) the fact that the Merger would reduce the dependence of Boeing on any single project or program and the associated risks of the cessation of a project or program;

          (x) the advice of, and financial analyses prepared by, CSFB (see
     Section 8(d), "-- Opinion of Boeing's Financial Advisor");

          (xi) historical market prices and trading information with respect to Boeing Common Stock and McDonnell Douglas Common Stock;

          (xii) the advice of its independent auditors with respect to the ability to account for the Merger as a pooling of interests;

          (xiii) the advice of counsel that the Merger should be treated as a tax-free reorganization;

          (xiv) the corporate governance aspects of the Merger, including that Boeing directors would constitute two-thirds of the Boeing Board, Mr. Condit would serve as Chairman and Chief Executive Officer of the combined company and Mr. Stonecipher would serve as President and Chief Operating Officer of the combined company;

          (xv) the number of shares of Boeing Common Stock to be issued to shareholders of McDonnell Douglas in the Merger, and the percentage ownership of the combined company represented thereby; and

          (xvi) the ability to obtain regulatory approvals for the Merger in the current environment.

     The foregoing discussion of the information and factors considered and given weight by the Boeing Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Boeing Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Boeing Board may have given different weights to different factors.

     THE BOEING BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF BOEING VOTE IN FAVOR OF THE SHARE ISSUANCE AT THE BOEING SPECIAL MEETING.

(d) OPINION OF BOEING'S FINANCIAL ADVISOR

     CSFB has acted as financial advisor to Boeing in connection with the Merger. CSFB was selected by Boeing based on CSFB's experience, expertise and familiarity with Boeing and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with CSFB's engagement, Boeing requested that CSFB evaluate the fairness of the consideration to be paid by Boeing in the Merger from a financial point of view. On December 14, 1996, the date on which the Merger Agreement was executed, CSFB rendered to the Boeing Board a written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Conversion Number was fair to Boeing from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE BOEING BOARD DATED DECEMBER 14, 1996, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS ANNEX II TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. CSFB HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND REFERENCES THERETO UNDER THIS SECTION. IN GIVING SUCH CONSENT, CSFB DOES NOT ADMIT THAT CSFB COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND CSFB DOES NOT ADMIT THAT IT IS AN "EXPERT" WITH RESPECT TO ANY PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS FOR PURPOSES OF, THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. SHAREHOLDERS OF BOEING ARE URGED TO READ CSFB'S OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS DIRECTED TO THE BOEING BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW TO BOEING, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW

SUCH SHAREHOLDER SHOULD VOTE AT THE BOEING SPECIAL MEETING. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Merger Agreement and certain publicly available business and financial information relating to Boeing and McDonnell Douglas, including financial forecasts provided to or otherwise discussed with CSFB by Boeing and McDonnell Douglas, and discussed the businesses and prospects of Boeing and McDonnell Douglas with their respective managements. CSFB also considered certain financial and stock market data of Boeing and McDonnell Douglas and compared that data with similar data for other publicly held companies engaged in businesses similar to those of Boeing and McDonnell Douglas and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which CSFB deemed relevant.

     In connection with its review, CSFB assumed no responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that such forecasts were prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Boeing and McDonnell Douglas and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Boeing or McDonnell Douglas, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. CSFB did not express any opinion as to what the value of the Boeing Common Stock actually will be when issued pursuant to the Merger or the prices at which the Boeing Common Stock will trade subsequent to the Merger. Although CSFB evaluated the Conversion Number from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through arms-length negotiation between Boeing and McDonnell Douglas. No limitations were imposed by Boeing on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to the Boeing Board, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Boeing, McDonnell Douglas, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Boeing and McDonnell Douglas. No company, transaction or business used in such analyses as a comparison is identical to Boeing or McDonnell Douglas or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Boeing Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Boeing Board or management with respect to the Conversion Number or the proposed Merger.

     Described below is a summary of the material financial analyses that were performed by CSFB in arriving at its written opinion dated December 14, 1996 and that were discussed with the Boeing Board on December 9, 1996 and December 14, 1996. In connection with the December 14, 1996 Boeing Board meeting, CSFB updated certain of the analyses which had been discussed at the December 9, 1996 Boeing Board meeting. The results set forth below, where applicable, reflect such updated analyses. The following summary does not purport to be a complete description of the analyses performed by CSFB in connection with rendering its written opinion:

     Discounted Cash Flow Analysis. CSFB estimated the present value of the future streams of after-tax free cash flows that McDonnell Douglas could produce on a stand-alone basis through fiscal year 2006, based on estimates of selected investment banking firms which publicly provided detailed financial forecasts for McDonnell Douglas through fiscal year 2000, and other publicly available information, as adjusted for input from the management of Boeing and extrapolated for subsequent fiscal years based on publicly available information and discussions with the managements of Boeing and McDonnell Douglas. The range of the estimated terminal values of McDonnell Douglas was calculated primarily based upon McDonnell Douglas' financial and other characteristics by applying to the projected 2006 operating cash flow ("OCF") of McDonnell Douglas multiples ranging from 7.5x to 8.5x for the military aircraft and missiles, space and electronics businesses of McDonnell Douglas and 5.0x to 6.0x for the commercial aircraft business of McDonnell Douglas. The free cash flow streams and estimated terminal values were then discounted to present values using discount rates ranging from 10.25% to 10.75% in the case of the military aircraft and missiles, space and electronics businesses of McDonnell Douglas and 11.25% to 11.75% in the case of the commercial aircraft business of McDonnell Douglas. Finally, the discounted free cash flow streams and the discounted terminal values were added together. After adjustment for, among other things, the estimated value of McDonnell Douglas' finance subsidiary and net debt, this analysis indicated an implied equity reference range for McDonnell Douglas of approximately $50.66 to $56.68 per fully diluted share (without taking into account the synergies expected by the management of Boeing to result from the Merger).

     Selected Companies Analysis. Using publicly available information, CSFB compared selected financial, operating and stock market data for McDonnell Douglas to corresponding data of selected companies in the military aircraft, commercial aircraft, and missiles, space and electronics industries, consisting of the following: (i) Military Aircraft: Lockheed Martin Corporation and Northrop Grumman Corporation (collectively, the "Military Aircraft Companies");
(ii) Commercial Aircraft: Boeing, Lockheed Martin Corporation, and Northrop Grumman Corporation (collectively, the "Commercial Aircraft Companies"); and
(iii) Missiles, Space and Electronics: Alliant Techsystems Inc., Hughes, Litton Industries, Inc., Lockheed Martin Corporation, Raytheon Company, Thiokol Corporation and Tracor, Inc. (collectively, the "Missiles, Space and Electronics Companies" and, together with the Military Aircraft Companies and the Commercial Aircraft Companies, the "Selected Companies"). All multiples for the Selected Companies were based on closing stock prices as of December 11, 1996. This analysis indicated, among other things, ranges of multiples for the Selected Companies of estimated fiscal 1997 OCF of 7.0x to 8.0x in the case of the Military Aircraft Companies and the Missiles, Space and Electronics Companies and 6.0x to 7.0x in the case of the Commercial Aircraft Companies. Applying these multiples to corresponding financial data of McDonnell Douglas (after adjustment for, among other things, the estimated value of McDonnell Douglas' finance subsidiary and net debt) resulted in an implied equity reference range for McDonnell Douglas of approximately $49.18 to $57.30 per fully diluted share (without taking into account the synergies expected by the management of Boeing to result from the Merger).

     Selected Transactions Analysis. CSFB analyzed the purchase prices and implied transaction multiples paid in selected merger and acquisition transactions involving companies in the military aircraft, commercial aircraft, and missiles, space and electronics industries, consisting of the following (acquiror/target): (i) Military Aircraft: Lockheed Corporation/General Dynamics Military Aircraft, Martin Marietta Corpora-tion/Lockheed Corporation and Northrop Corporation/Grumman Corporation (collectively, the "Military Aircraft Transactions"); (ii) Commercial Aircraft:
Deutsche Aerospace AG/Fokker NV and Rolls Royce plc/Allison Corporation (collectively, the "Commercial Aircraft Transactions"); and (iii) Missiles, Space and Electronics: Boeing/Rockwell A&D Business, Hughes Aircraft Company/General Dynamics Corporation Missile System Business, Lockheed Martin Corporation/Loral Corporation, Loral Corporation/LTV Aerospace and Defense Company's Missile Business, Martin Marietta Corporation/General Dynamics Corporation's Space Systems Division, Northrop Grumman Corporation/Westinghouse Electric Corporation and Raytheon Company/E-Systems, Inc. (collectively, the "Missiles, Space and Electronics Transactions" and, together with the Military Aircraft Transactions and Commercial Aircraft Transactions, the "Selected Transactions"). All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. This analysis indicated that the consideration paid in the Selected Transactions represented multiples of the latest 12 months' OCF of 8.0x and 9.0x in the case of the Military Aircraft Transactions and the Missiles, Space and Electronics Transactions and 4.0x to 11.0x in the case of the Commercial Aircraft Transactions. Applying these multiples (which would normally be expected to reflect a portion of the anticipated synergies from the transaction) to corresponding financial data of McDonnell Douglas (after adjustment for, among other things, the estimated value of McDonnell Douglas' finance subsidiary and net debt) resulted in an implied equity reference range for McDonnell Douglas of approximately $53.93 to $65.13 per fully diluted share.

     Synergies Analysis. CSFB estimated the present value of a range of future streams of cash flows generated by the net cost savings and incremental earnings that management of Boeing estimated could be generated as a result of the Merger commencing with the second fiscal year following the closing of the Merger. Utilizing, for purposes of such analysis, a discount rate of 10.5%, this analysis resulted in a capitalized synergy value of approximately $15.50 to $18.00 per share of McDonnell Douglas Common Stock, recognizing that none of such synergy value could be generated except as a result of the Merger.

     Contribution Analysis. CSFB analyzed the relative contributions of Boeing and McDonnell Douglas to, among other things, the projected revenue, operating income and net income of the pro forma combined company for fiscal 1997 based upon, among other things, internal estimates of the management of Boeing, in the case of Boeing, and estimates of selected investment banking firms, in the case of McDonnell Douglas. This analysis indicated that, in fiscal 1997, Boeing would contribute approximately 70%, 61%, 62% and 79% of the revenue, operating income, net income and book equity, respectively, of the combined company, and McDonnell Douglas would contribute approximately 30%, 39%, 38% and 21% of the revenue, operating income, net income and book equity, respectively, of the combined company. Based upon the Conversion Number, current holders of Boeing Common Stock and McDonnell Douglas Common Stock would own approximately 72% and 28%, respectively, of the combined company upon consummation of the Merger.

     Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Merger on Boeing's earnings per share during the fiscal years 1997 through 2002, based upon estimates of Boeing's management and after giving effect to, among other things, the net pretax cost savings and incremental earnings that the management of Boeing estimated could be generated by the Merger. This analysis indicated that the proposed Merger could be accretive to Boeing's earnings per share on a fully diluted basis in each of the years analyzed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Certain Other Factors and Comparative Analyses. In rendering its opinion, CSFB considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of the premiums to the acquired company's stock price paid in certain comparable transactions, the historical financial results, stock price performance, dividends paid and price to earnings ratios of Boeing and McDonnell Douglas and of Boeing's credit statistics both before and pro forma for the proposed Merger. The foregoing factors were reviewed by CSFB as points of reference to provide additional perspectives in its evaluation of the Conversion Number and were not considered indicators of value or determinative of the fairness of the Conversion Number from a financial point of view.

     Miscellaneous. For services rendered in connection with the Merger, Boeing has agreed to pay CSFB an aggregate fee of $18,250,000, consisting of a financial advisory fee of $250,000 which was payable upon CSFB's engagement, a fee of $3.0 million which was payable upon announcement of the Merger, and a success fee of $15.0 million which will be payable upon consummation of the Merger. In addition, Boeing also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including the fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement.

     CSFB has in the past performed certain investment banking services for Boeing, including providing investment banking advice with respect to the acquisition of the Rockwell A&D Business, for which services CSFB has received customary compensation. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both Boeing and McDonnell Douglas for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

(e) MCDONNELL DOUGLAS' REASONS FOR THE MERGER; RECOMMENDATION OF THE MCDONNELL DOUGLAS BOARD

     THE MCDONNELL DOUGLAS BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MCDONNELL DOUGLAS AND ITS SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT. THE MCDONNELL DOUGLAS BOARD RECOMMENDS THAT THE SHAREHOLDERS OF MCDONNELL DOUGLAS VOTE IN FAVOR OF APPROVAL OF THE MERGER AT THE MCDONNELL DOUGLAS SPECIAL MEETING.

     The McDonnell Douglas Board believes the Merger offers McDonnell Douglas and its shareholders an opportunity to participate in the creation of a leading aerospace and defense company which can provide the critical mass and economies of scale necessary to compete effectively in the current global business environment. The McDonnell Douglas Board believes that the combined revenues of McDonnell Douglas and Boeing, the potential for significant cost savings, the complementary nature of their respective businesses, and the increased geographic presence and expanded contribution to the U.S. industrial base and exports that would result from the Merger are compelling reasons for the combination of McDonnell Douglas and Boeing. This is particularly important in the current environment of lower defense spending and increased competitiveness. In addition, the defense industry has for several years been going through a period of great consolidation. As the number of companies in the defense industry has decreased, the size of the remaining entities has grown significantly; in particular, within the past two years, two of McDonnell Douglas' competitors have consummated or entered into agreements to consummate transactions significantly increasing their size.

     During 1996, it became increasingly apparent that DAC's competitive position in the high growth commercial aircraft portion of the aerospace industry was weakening. In 1996, McDonnell Douglas' share of new commercial aircraft firm orders was only 4%, and McDonnell Douglas received no new orders for its recently launched MD-95. Airline customer orders in which McDonnell Douglas expected to participate were instead recorded by competitors. In addition, a few significant customers previously supportive of McDonnell Douglas expressed reduced confidence in McDonnell Douglas' existing product line or made decisions to convert to aircraft of a competitor. Sales of McDonnell Douglas commercial aircraft products have been adversely affected by (1) the lack of a full family of aircraft, (2) customer and marketplace uncertainty as to the future of DAC, and (3) investment in product development at levels significantly below competition. Significant price competition for the sale of commercial aircraft is expected to continue. At the same time, McDonnell Douglas' production costs are affected by decreased economies of scale and older aircraft designs, manufacturing technology and production processes as compared to its competitors. As a result, it is difficult for McDonnell Douglas to sell commercial aircraft profitably.

     At various times during the last several years, McDonnell Douglas has considered its strategic alternatives for DAC. These have included: strategic alliances with non-United States partners bringing new markets and investment to DAC; significant investment to permit DAC to offer a full family of commercial aircraft; a niche strategy with DAC principally offering a smaller product line and as a lesser player in commercial aircraft; sale of the commercial aircraft business; and an exit from the commercial aircraft production business while retaining its spares business. Earlier efforts over a several year period to find a strategic partner were not successful. McDonnell Douglas also determined that it would require a significant investment (up to approximately $15 billion) in infrastructure and product development to compete effectively as a full-fledged participant in the commercial aircraft segment and that the required investment was not prudent. The proposed Merger, by combining its commercial aircraft operations with Boeing, enables McDonnell Douglas to continue to fully utilize its skills and investment in the commercial aircraft industry and will allow it to provide better service and support to existing commercial aircraft customers.

     The decision of the McDonnell Douglas Board to approve the Merger Agreement and to recommend approval of the Merger by the holders of McDonnell Douglas Common Stock was based upon a number of factors. The following are the material factors considered by the McDonnell Douglas Board, certain of which factors contained both positive and negative elements:

          (i) the McDonnell Douglas Board's understanding of the present and anticipated environment in the aerospace and defense industry, and the continued consolidation within the industry;

          (ii) the McDonnell Douglas Board's consideration of information concerning the financial condition, results of operations, prospects and businesses of McDonnell Douglas and Boeing, including the revenues of the companies, their complementary businesses, increased geographic presence and expanded contribution to U.S. industry, the consensus of research analysts' 1997 earnings per share estimates for McDonnell Douglas and Boeing, the recent stock market performance of McDonnell Douglas Common Stock and Boeing Common Stock and the ratio of McDonnell Douglas' Common Stock price to Boeing's Common Stock price over various periods;

          (iii) current industry, economic and market conditions;

          (iv) the McDonnell Douglas Board's belief that the Merger would enable balancing of its defense business with a larger commercial aircraft business, enabling better moderation of the effects of the cyclical swings inherent in these businesses and continuing full utilization of its skills and investment in the commercial aircraft industry;

          (v) McDonnell Douglas' decision not to launch the MD-XX, which would have competed in the long-range, wide-body market, the lack of new orders for the MD-95 in 1996 and the declining sales of other aircraft models;

          (vi) a review of possible other strategic options available to McDonnell Douglas (including other potential transactions involving other defense industry participants) and their relative advantages and disadvantages vis-a-vis the Merger. See Section 8(b), "-- Background of the Merger." In particular, Texas Instruments' defense electronics products were largely complementary to McDonnell Douglas' products and would have added critical mass in certain areas (e.g., missiles) and added technologies in other areas. The acquisition of the defense assets of Texas Instruments, however, would have been the smallest of the transactions being actively considered, would likely have been dilutive to McDonnell Douglas shareholders on a near-term basis, and would not have provided, by itself, critical mass, complementary businesses and efficiencies of scale. The acquisition of the defense assets of Hughes would have been a much larger transaction than Texas Instruments but still smaller than the Boeing transaction. The acquisition of the defense assets of Hughes also offered more complementary defense electronics products and greater critical mass in several areas than Texas Instruments, but at a price which would have been even more dilutive to McDonnell Douglas shareholders than the Texas Instruments transaction. Most problematic with the Hughes transaction, however, was the unorthodox and complex deal structure which Hughes was demanding to accommodate its mandatory tax treatment of the transaction. While McDonnell Douglas believed that alternative structures might be viable, they too would have had disadvantages and in any event had not then been agreed to by Hughes. In contrast, the Boeing transaction offered a straightforward transaction structure priced at a 21% premium (at the closing prices of the respective stocks on December 13, 1996) to McDonnell Douglas shareholders, provided the best alternative for McDonnell Douglas' commercial aircraft business, and provided balance to the commercial, defense and space businesses of both companies;

          (vii) the financial and business prospects for the combined business, including general information relating to possible synergies, cost reductions, and operating efficiencies and consolidations;

          (viii) the opportunity for the Merger to reduce dependence on any single program and the associated risks of program cancellation;

          (ix) financial information indicating that the proposed exchange ratio of Boeing Common Stock for McDonnell Douglas Common Stock provided for each share of McDonnell Douglas Common Stock $62.89 in the form of Boeing Common Stock, based on its last reported sale price as reported on the NYSE Composite Transactions Tape on Friday, December 13, 1996, the last trading day prior to approval and execution of the Merger Agreement representing a premium of 21% over the last reported sale price of McDonnell Douglas Common Stock on such date and a premium of 18% over the trading price of McDonnell Douglas Common Stock for the 30 trading days ending on such date;

          (x) the opportunity for the shareholders of McDonnell Douglas to benefit from ownership in a higher growth, higher price-to-earnings ratio business;

          (xi) the opinion of its outside legal counsel that the Merger could be accomplished on a tax-free basis; and advice of its independent auditors with regard to certain issues that the Merger should be able to be accounted for as a pooling of interests transaction;

          (xii) presentations from, and discussions with, senior executives of McDonnell Douglas, representatives of its outside legal counsel and representatives of J.P. Morgan regarding the business, financial, accounting and legal due diligence with respect to Boeing and the terms and conditions of the Merger Agreement, and discussions with its advisors of the possible reactions of the Department of Defense, the European Economic Community, NASA, the Federal Trade Commission and other governmental entities to the proposed Merger. See Section 8(j), "-- Certain Federal Income Tax Consequences; Section 8(k), "-- Anticipated Accounting Treatment"; and Section 9, "OTHER TERMS OF THE MERGER AGREEMENT";

          (xiii) the McDonnell Douglas Board's understanding of the complications involved in the successful integration of the businesses and managements of two companies with distinct business cultures, particularly in light of Boeing's completion of its acquisition of the Rockwell A&D Business on December 6, 1996, the fact that the employees of Boeing, the Rockwell A&D Business and McDonnell Douglas have been competitors for many years, and the significant increase in production rates for Boeing's commercial aircraft;

          (xiv) the corporate governance aspects of the Merger, including that McDonnell Douglas directors (who had not yet then been determined) were to join, and constitute one-third of, the Boeing Board and that Mr. Stonecipher would serve as President and Chief Operating Officer of the combined company. The McDonnell Douglas Board, while recognizing that these arrangements presented certain potential conflicts of interests to the persons involved, and considering these interests in connection with its approval of the Merger Agreement, believed that this would be beneficial in integrating the two companies and in achieving potential benefits of the combination;

          (xv) the preference of the McDonnell Douglas Board that Boeing change its name on consummation of the Merger to include some combination of the McDonnell Douglas name. It was noted by the McDonnell Douglas Board that in several other major aerospace company mergers, the names of both companies were retained to preserve and maintain the benefits of the rich heritage and history of both companies. In addition, doing so would support the intention of the companies that the transaction be perceived as a merger and not a takeover, and would have a more favorable impact on McDonnell Douglas employee morale. The Boeing name was recognized by the McDonnell Douglas Board to be better known in worldwide commercial aircraft markets. Boeing's view was that on consummation of the

     Merger the McDonnell name should be used in some form only in connection with the defense businesses of the companies;

          (xvi) the McDonnell Douglas Board's recognition that certain members of the McDonnell Douglas Board and of McDonnell Douglas' management have interests in the Merger that are in addition to and not necessarily aligned with the interests in the Merger of holders of McDonnell Douglas Common Stock, which interests were considered in connection with its approval of the Merger Agreement. These interests included the severance and termination benefits, accelerated vesting of restricted stock awards and stock options and payment of stock equivalent units described in Section 8(i), "-- Interests of Certain Persons in the Transaction." The December 14, 1996 meeting of the McDonnell Douglas Board was attended by McDonnell Douglas' Senior Vice President and General Counsel and its outside law counsel who regularly advises McDonnell Douglas on Maryland corporation law issues. Maryland is the state of McDonnell Douglas' incorporation. Before making its decision, the McDonnell Douglas Board was advised by counsel of the standards of conduct for directors of a Maryland corporation, including a director's duty to act in good faith, i.e., with the absence of any desire or reason to obtain a personal benefit, or a benefit for some person other than the corporation, that is not available to other shareholders. The directors were also given the opportunity and encouraged to discuss with legal counsel any questions they might have on their duties. See
     Section 8(i), "-- Interests of Certain Persons in the Transaction"; and

          (xvii) the analysis of J.P. Morgan and the McDonnell Douglas Board's receipt of an opinion from J.P. Morgan dated December 14, 1996 that, as of such date and subject to the various considerations set forth therein, the consideration to be paid to McDonnell Douglas shareholders in the Merger was fair from a financial point of view to McDonnell Douglas shareholders (a copy of the J.P. Morgan opinion, dated December 14, 1996, setting forth the assumptions and qualifications made, facts considered and the scope of the review undertaken is attached hereto as Annex III and is incorporated by reference herein. Shareholders of McDonnell Douglas are encouraged to read the opinion of J.P. Morgan carefully and in its entirety). See Section 8(b), "-- Background of the Merger" and Section 8(f), "-- Opinion of McDonnell Douglas' Financial Advisor."

     The foregoing discussion of the information and factors considered by the McDonnell Douglas Board is not intended to be exhaustive. In view of the wide variety of factors considered, the McDonnell Douglas Board did not assign relative weights to the factors discussed above or determine that any factor was of particular importance. Rather, the McDonnell Douglas Board viewed its positions and recommendation as being based upon the totality of the information presented.

     THE MCDONNELL DOUGLAS BOARD RECOMMENDS THAT THE SHAREHOLDERS OF MCDONNELL DOUGLAS VOTE IN FAVOR OF APPROVAL OF THE MERGER AT THE MCDONNELL DOUGLAS SPECIAL MEETING.

(f) OPINION OF MCDONNELL DOUGLAS' FINANCIAL ADVISOR

     Pursuant to an engagement letter dated September 18, 1995 and still in effect, McDonnell Douglas retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed Merger.

     At the meeting of the McDonnell Douglas Board on December 14, 1996, J.P. Morgan rendered its oral opinion to the McDonnell Douglas Board that, as of such date, the consideration to be paid to McDonnell Douglas shareholders in the proposed Merger was fair from a financial point of view to McDonnell Douglas shareholders. J.P. Morgan has also delivered a written opinion to the McDonnell Douglas Board, dated December 14, 1996, that, as of such date, the consideration to be paid to McDonnell Douglas shareholders in the proposed Merger was fair from a financial point of view to McDonnell Douglas shareholders. No limitations were imposed by the McDonnell Douglas Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED DECEMBER 14, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX III AND IS INCORPORATED HEREIN BY REFERENCE. J.P. MORGAN HAS CONSENTED TO THE INCLUSION OF ITS OPINION LETTER IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND REFERENCES THERETO UNDER THIS SECTION. IN GIVING SUCH CONSENT, J.P. MORGAN DOES NOT ADMIT THAT J.P. MORGAN COMES WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER, AND J.P. MORGAN DOES NOT ADMIT THAT IT IS AN "EXPERT" WITH RESPECT TO ANY PART OF THIS JOINT PROXY STATEMENT/PROSPECTUS FOR PURPOSES OF, THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER. MCDONNELL DOUGLAS SHAREHOLDERS ARE URGED TO READ J.P. MORGAN'S OPINION IN ITS ENTIRETY. J.P. MORGAN'S WRITTEN OPINION IS ADDRESSED TO THE MCDONNELL DOUGLAS BOARD, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MCDONNELL DOUGLAS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MCDONNELL DOUGLAS SPECIAL MEETING. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES THE MATERIAL ASPECTS OF SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinions, J.P. Morgan reviewed, among other things, the Merger Agreement; the audited financial statements of McDonnell Douglas and Boeing for the fiscal year ended December 31, 1995 and the unaudited financial statements of McDonnell Douglas and Boeing for the nine month period ended September 30, 1996; current and historical market prices of McDonnell Douglas' Common Stock; certain publicly available information concerning the business of McDonnell Douglas and of certain other companies engaged in businesses comparable to those of McDonnell Douglas, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to McDonnell Douglas and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; certain internal financial analyses and forecasts prepared by McDonnell Douglas and its management; and certain agreements with respect to outstanding indebtedness or obligations of McDonnell Douglas and Boeing. J.P. Morgan also held discussions with certain members of the managements of McDonnell Douglas and Boeing with respect to certain aspects of the Merger, and the past and current business operations of McDonnell Douglas and Boeing, the financial condition and future prospects and operations of McDonnell Douglas and Boeing, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by McDonnell Douglas or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of McDonnell Douglas to which such analyses or forecasts relate. J.P. Morgan has also assumed that the Merger will have the tax consequences described in this Joint Proxy Statement/Prospectus, and in discussions with, and materials furnished to J.P. Morgan by, representatives of McDonnell Douglas, and that the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and this Joint Proxy Statement/Prospectus.

     The projections furnished to J.P. Morgan for McDonnell Douglas were prepared by the management of McDonnell Douglas. McDonnell Douglas does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic conditions, general market conditions for McDonnell Douglas' products, government defense spending, the outcome of government competitive awards, potential sales of products to commercial customers, successful execution of the internal operating plan and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect the written opinion dated December 14, 1996, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which Boeing Common Stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of McDonnell Douglas with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to McDonnell Douglas. The companies selected by J.P. Morgan were Alliant Techsystems, General Dynamics Corporation, Litton Industries Inc., Lockheed Martin Corporation, Northrop Grumman Corporation and Thiokol Corporation. These companies were selected, among other reasons, because each serves principally the market for aerospace and defense products. For each comparable company, publicly available financial performance through the twelve months ended September 30, 1996 (except for Litton Industries Inc., whose financial performance was publicly available through October 31, 1996) was measured. J.P. Morgan selected the mean value among such companies for each of the following as a multiple of trading price: sales, earnings before interest and taxes ("EBIT"), earnings before interest, taxes, depreciation and amortization ("EBITDA") and consensus research analysts' 1997 earnings per share estimates. These multiples were then applied to McDonnell Douglas' sales, EBIT, EBITDA and consensus research analysts' 1997 earnings per share estimates, yielding implied trading values for McDonnell Douglas Common Stock of approximately $47 to $60 per share.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to the defense/aerospace industry during 1995 and 1996. Specifically, J.P. Morgan reviewed the following transactions: Boeing's acquisition of the Rockwell A&D Business, GEC Marconi Electronic Systems Corporation's acquisition of Hazeltine Corporation, Lockheed Martin Corporation's acquisition of Loral Corporation, Northrop Grumman Corporation's acquisition of Westinghouse Electronic Systems Group, Raytheon Company's acquisition of E-Systems Inc., Tracor Inc.'s acquisition of AEL Industries, Inc., Hughes' acquisition of Magnavox Electronic Systems Co., Loral Corporation's acquisition of Unysis Corporation's Defense Operations, and Martin Marietta Corporation's combination with Lockheed Corporation. J.P. Morgan applied a range of multiples derived from these transactions to McDonnell Douglas' sales, EBIT, and EBITDA and arrived at an estimated range of equity values for McDonnell Douglas Common Stock of between $51 and $62 per share.

     Discounted Cash Flow Analysis. J.P. Morgan calculated the unlevered free cash flows that McDonnell Douglas is expected to generate during fiscal years 1997 through 2001 based upon financial projections prepared by the management of McDonnell Douglas through the years ended 2001. J.P. Morgan also calculated a range of terminal asset values of McDonnell Douglas at the end of the 5-year period ending December 2001 by applying a perpetual growth rate ranging from 3% to 4% of the unlevered free cash flow of McDonnell Douglas during the final year of the 5-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of appropriate discount rates, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of McDonnell Douglas. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for McDonnell Douglas' estimated 1996 fiscal year-end excess cash and total debt. Based on the management projections and a range of discount rates from 8.5% to 9.5%, the discounted cash flow analysis indicated a range of equity values between $43 and $64 per share of McDonnell Douglas Common Stock on a stand-alone basis (i.e., without synergies).

     Comparative Stock Price Performance. J.P. Morgan reviewed the recent stock market performance of McDonnell Douglas and Boeing, reviewed the ratios of McDonnell Douglas Common Stock prices to Boeing Common Stock prices over various periods ending December 13, 1996, and computed the premium or discount of the Conversion Number in relation to these ratios. The ratios of closing stock prices of McDonnell

Douglas to Boeing for the various periods ending December 13, 1996, were as follows: 0.78 for the previous ten years; 0.84 for the previous five years; 1.06 for the previous three years; 1.14 for the previous two years; 1.12 for the previous twelve months; 1.10 for the previous six months; 1.12 for the previous thirty days; 1.08 for December 13, 1996; and with respect to the low and high ratios for the previous year, 1.26 and 1.02, respectively.

     J.P. Morgan observed that the Conversion Number represented a premium of approximately 67%, 54%, 23%, 13%, 16%, 18%, 16%, 21%, 3%, and 29%, respectively, over the aforementioned ratios of McDonnell Douglas stock prices to Boeing stock prices.

     Contribution Analysis. J.P. Morgan analyzed the pro forma contribution of each of McDonnell Douglas and Boeing to the combined entity, if the Merger were to be consummated, and reviewed certain historical and estimated future operating and financial information including, among other things, the EBIT, EBITDA, cash flow (defined as EBIT adjusted by each company's projected effective tax rate plus depreciation and amortization minus capital expenditures) and net income of McDonnell Douglas and Boeing, and the pro forma EBIT, EBITDA, cash flow, and net income of the combined entity resulting from the Merger based on (i) internal financial analyses and forecasts for McDonnell Douglas prepared by management and (ii) financial analyses and forecasts for Boeing published by Wall Street research analysts. Such analysis did not take into account any potential synergies or cost savings that might be realized after the Merger. Such analysis indicated that, based on management forecasts, McDonnell Douglas would contribute on a pro forma basis to the combined entity resulting from the Merger (i) 33.0% of 1997 EBIT and 31.6% of 1998 EBIT, (ii) 30.5% of 1997 EBITDA and 29.8% of 1998 EBITDA, (iii) 24.9% of 1997 cash flow and 25.6% of 1998 cash flow and (iv) 31.1% of 1997 net income and 29.6% of 1998 net income.

     J.P. Morgan noted that any evaluation of the contribution analysis must be considered within the context of the common stock dividends paid by McDonnell Douglas and Boeing and market perceptions regarding the growth prospects of McDonnell Douglas and Boeing, as reflected by the valuation multiples, including the price-earnings multiples. Specifically, J.P. Morgan noted that in 1996 McDonnell Douglas declared a dividend of $0.48 per common share and Boeing declared a dividend of $0.55 per common share. In addition, J.P. Morgan observed that based on consensus research analysts' 1997 earnings per share estimates for McDonnell Douglas and Boeing, and based on McDonnell Douglas and Boeing stock prices on December 13, 1996 of $52.00 and $48.375, respectively, McDonnell Douglas' 1997 price-earnings ratio was approximately 12x and Boeing's 1997 price-earnings ratio was approximately 18x. J.P. Morgan observed that within the context of Boeing's higher dividend and higher price-earnings multiple, McDonnell Douglas' contribution on a pro forma basis to the combined entity resulting from the Merger of EBIT, EBITDA, cash flow and net income compared favorably with the approximately 27.8% of the pro forma fully diluted number of shares for the combined entity to be owned by former McDonnell Douglas common shareholders after the Merger.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise McDonnell Douglas with respect to the Merger and to deliver an opinion to McDonnell Douglas' Board with respect to the Merger on the basis of such experience and its familiarity with McDonnell Douglas. Specifically, J.P. Morgan advised McDonnell Douglas on the sale of several businesses, including its Visual Simulations Systems operations and McDonnell Douglas Information Systems International, both in 1993. In addition, J.P. Morgan has advised McDonnell Douglas since 1991 on a number of other potential, unconsummated transactions in both the defense and commercial aerospace industries.

     J.P. Morgan was not requested by McDonnell Douglas to analyze any potential transactions concerning Texas Instruments. J.P. Morgan began to perform a preliminary analysis with respect to Hughes' defense business shortly before the Merger Agreement was signed. J.P. Morgan arrived at its fairness opinion in connection with the proposed Merger as an independent matter without reference to the other transactions.

     For services rendered in connection with the Merger, McDonnell Douglas has paid J.P. Morgan an engagement fee of $250,000, a retainer fee of $150,000, and a fee upon announcement of the Merger of $2,000,000. In addition, McDonnell Douglas has agreed to pay J.P. Morgan a fee of $15,850,000, payable upon consummation of the Merger. Thus, the maximum aggregate fee payable to J.P. Morgan, assuming the Merger is consummated, is $18,250,000. McDonnell Douglas has also agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of outside counsel approved in advance by McDonnell Douglas, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

     J.P. Morgan and its affiliates maintain banking and other business relationships with McDonnell Douglas and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of McDonnell Douglas or Boeing for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

(g) COMPOSITION OF THE BOEING BOARD

     The Merger Agreement provides that, immediately following the Effective Time, the Boeing Board will fix the number of directors constituting the Boeing Board at between 12 and 15 members, and the McDonnell Douglas Board will select from among the current members of the McDonnell Douglas Board such number of individuals acceptable to Boeing for nomination as directors of Boeing as will constitute one-third of such total number of members of the Boeing Board, allocated as equally as practicable among the different classes of directors. The Boeing Board will consult with the McDonnell Douglas Board selection committee described below prior to such selection so as to indicate to the committee which individuals would be acceptable to Boeing. The Boeing selection criteria for director nominees, which it would expect to apply in determining whether the individuals selected by the McDonnell Douglas Board are acceptable to Boeing, include the following:

          In selecting director nominees, the focus should be on independence, the ability to work with others, and background and experience which strengthen the Board.... A person should not be nominated as a director solely because he or she represents a particular constituency. Ordinarily, the most important qualification will be experience in a senior position with another business enterprise. Candidates from outside the business community, such as former government officials or representatives of the academic world, who would bring a different set of experiences and perspectives to the Board, should also be considered. Nominees should be selected based on their individual characteristics and their ability to contribute to the overall performance of the Board. Although no particular geographic distribution is preferred, an effort should be made to avoid a predominance of directors from a single region. There should be no age limit for new directors, but an effort should be made to select nominees who could serve for at least five years before retirement age.

     On January 31, 1997, the McDonnell Douglas Board held a meeting at which it appointed Harry C. Stonecipher, John F. McDonnell, William H. Danforth, M.D. and William S. Kanaga to serve as members of a selection committee for the purpose of nominating the McDonnell Douglas directors to serve on the Boeing

Board. The selection committee has not yet selected the McDonnell Douglas directors to be nominated. The Boeing selection criteria will also be taken into consideration by the selection committee.

(h) EXECUTIVE OFFICERS OF BOEING

     The Merger Agreement provides that, immediately following the Effective Time, Philip M. Condit will remain Chairman of the Board and Chief Executive Officer of Boeing and Harry C. Stonecipher, McDonnell Douglas' current President and Chief Executive Officer, will be President and Chief Operating Officer of Boeing.

(i) INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Severance and Equity Compensation Provisions of the Employment Agreement with Mr. Stonecipher. On September 24, 1994, McDonnell Douglas entered into an employment agreement (the "Employment Agreement") with Mr. Stonecipher. The current "Employment Period" under the Agreement will expire on September 23, 1998. However, unless written notice is given to the contrary by McDonnell Douglas at least one year prior to the expiration date, the Employment Period annually will be extended for an additional year, but will not extend beyond May 16, 2001.

     Pursuant to the Employment Agreement Mr. Stonecipher has received the following equity-based awards: 360,000 stock equivalents (84,000 of which vested March 31 in each of 1995, 1996 and 1997 and 108,000 of which will vest on March 31, 2002); 240,000 performance-based restricted shares of McDonnell Douglas Common Stock, granted or to be granted in installments of 60,000 shares each during the first quarters of 1995, 1996, 1997 and 1998, with vesting, performance periods and other criteria to be as set by the Management Compensation and Succession Committee of the McDonnell Douglas Board for other members of senior management; and options to purchase 900,000 shares of McDonnell Douglas Common Stock at $18.479 per share (the market price on the date of grant), which vested and became exercisable or vest and become exercisable in increments of 20% on September 24 in each of 1996, 1997, 1998, 1999 and 2000. The Merger will not affect the vesting provisions of any equity based awards, except for the performance-based restricted shares granted in 1995 and 1996, which shall vest in full upon the approval by McDonnell Douglas shareholders of the Merger. All other awards made, and the exercise prices of all options granted, pursuant to the Employment Agreement will be converted giving effect to the Conversion Number to similar awards with respect to Boeing Common Stock. The aggregate value of all options held by Mr. Stonecipher, based on the difference between the exercise price per share and the closing price of McDonnell Douglas Common Stock on the NYSE Composite Transactions Tape on June 10, 1997 ($69.875), is $46,256,400.

     In the event Mr. Stonecipher terminates his employment for "good reason" (as defined in the Employment Agreement, which includes the breach of any of McDonnell Douglas' obligations under the Employment Agreement including the assignment of duties to Mr. Stonecipher which are not appropriate for someone in the position of President and Chief Executive Officer of McDonnell Douglas, or substantially diminishing his responsibilities, or removing him from the Board of Directors, and the requirement that Mr. Stonecipher not be required to relocate from the location of the headquarters of McDonnell Douglas), Mr. Stonecipher will be entitled to receive for the remainder of the Employment Period the salary, target incentive compensation and benefits he would have received if his employment had continued for the remainder of the Employment Period. Boeing and Mr. Stonecipher expect to enter into a written agreement to confirm that Mr. Stonecipher's becoming President and Chief Operating Officer of Boeing and relocating to Seattle will not constitute such a breach. In the event of such a termination, all of Mr. Stonecipher's stock equivalent units would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and grants of performance-based restricted shares would be ratably adjusted based on the ratio of the number of years Mr. Stonecipher would have been employed had he remained employed for the remainder of the Employment Period plus one, over the six-year performance period. The Employment Agreement prohibits Mr. Stonecipher from competing with McDonnell Douglas and from disclosing confidential information concerning McDonnell Douglas so long as any restricted stock, stock equivalent units or stock options granted under the Employment Agreement remain unvested or unexercised. If Mr. Stonecipher's employment was terminated upon the Merger under circumstances entitling him to severance benefits under the Employment Agreement, the approximate total value of the salary and incentive compensation continuation would be $2,070,300. In addition, 252,000 previously vested stock equivalent units would be paid in cash upon his termination, with 108,000 additional stock equivalent units remaining subject to the non-compete and non-disclosure provisions of the Employment Agreement until March 31, 2002. The aggregate value of the previously vested stock equivalent units and the additional stock equivalent units referenced in the preceding sentence, based on the closing price of McDonnell Douglas Common Stock on the NYSE Composite Transactions Tape on June 10, 1997 ($69.875), is $17,608,500 and $7,546,500, respectively. As discussed below, vesting of 120,000 shares of Mr. Stonecipher's performance-based restricted stock would be accelerated upon shareholder approval of the Merger. If Mr. Stonecipher's employment were terminated upon the Merger under circumstances entitling him to severance benefits under the Employment Agreement, the remaining 120,000 shares of his performance-based restricted stock would be reduced to 45,000 shares which would then continue to vest or be forfeited in accordance with the performance criteria set forth in the applicable award agreements. Finally, options to acquire 180,000 shares of McDonnell Douglas Common Stock which would have vested in 2000 would be canceled, with the remaining options vesting as scheduled under the Employment Agreement and remaining exercisable for three years thereafter.

     Under the Employment Agreement, McDonnell Douglas also is required to make an additional "gross-up payment" to Mr. Stonecipher to offset fully the effect of any excise tax imposed on change-in-control payments under Section 4999 of the Code, on any such payment made to him under the Employment Agreement.

     Termination Benefits Agreements. The McDonnell Douglas Board on October 27, 1995 authorized McDonnell Douglas to enter into severance agreements (the "Termination Benefits Agreements") with executives selected by the President and Chief Executive Officer. Thirty-two executives, including members of senior management, have entered into such agreements with McDonnell Douglas.

     Termination Benefits Agreements generally provide that in the event of termination of the executive's employment with McDonnell Douglas for any reason other than death, disability, retirement or for cause within two years after any change in control of McDonnell Douglas (as defined in the agreements, which definition includes the approval by McDonnell Douglas shareholders of the Merger), or in the event the executive terminates employment for "good reason" (as described below), the executive will continue to receive for the remainder of a three-year period (for four of the executives) or a two-year period (for twenty-eight of the executives) beginning on the date of the change in control (any such period, the "Continuation Period"): (i) base salary at a rate equal to the greater of the executive's rate at termination or immediately prior to the change in control, (ii) annual incentive compensation calculated based on the executive's annualized target incentive compensation multiplied by the average percentage of the executive's earned incentive award to his or her target incentive award for the three years prior to termination or the change in control and (iii) welfare benefits that the executive would have received had his employment not terminated. All of the agreements define termination for "good reason" to include (i) the failure of any successor of McDonnell Douglas to assume the obligation to perform under the agreement, (ii) an ongoing breach of the agreement by McDonnell Douglas or its successor or (iii) a reduction in the executive's base salary, bonus or certain other benefits within two years after any change in control of McDonnell Douglas. Nine of the agreements also include within the definition of termination for "good reason" certain changes in title, duties or position with McDonnell Douglas, and/or geographic relocation within such two-year period. In addition, all but one of the Termination Benefits Agreements provide for a cash lump sum payment upon termination of employment. The Termination Benefits Agreements also provide for payment of prorated annual incentive compensation for the year of termination, vesting of all retirement benefits and the continued accrual of benefits for the Continuation Period (at the rate of salary and annual incentive compensation paid during such period) under McDonnell Douglas' defined benefit pension plans and the entitlement to matching contributions that the executive would have received under McDonnell Douglas' defined contribution pension plans during the Continuation Period. All payments and benefits will be discontinued on the executive's normal retirement date or if the executive provides services to a competitor, supplier or customer of McDonnell Douglas or discloses any of McDonnell Douglas' confidential information. If any payments or benefits

(including payments and benefits under the Termination Benefits Agreement) to the executive are determined to be "excess parachute payments" under Section 4999 of the Code, the executive would be entitled to receive an additional payment (net of income and excise taxes) to compensate the executive for excise tax imposed on such payments. If the employment of the named executive officers (the three most highly compensated executive officers of McDonnell Douglas other than Mr. Stonecipher, whose Employment Agreement is described above, and Edward
C. Bavaria, who is not a party to a Termination Benefits Agreement) were terminated upon the Merger under circumstances entitling them to benefits under the Termination Benefits Agreements, the approximate total amount of the salary and incentive compensation continuation, short-year incentive payment, and cash termination lump sum payment, for the named executive officers would be as follows: Mr. Kuhlmann $2,966,269, and Mr. Palmer $3,235,693. In addition, while Mr. McDonnell has a Termination Benefits Agreement, he has indicated to McDonnell Douglas that he intends to retire as an employee upon consummation of the Merger and as such does not intend to receive any benefits that otherwise might be payable to him under his Termination Benefits Agreement as a result of the Merger. The approximate aggregate total amount of the salary and incentive compensation continuation, short-year incentive payment, and cash termination lump sum payments for the other nineteen executive officers of McDonnell Douglas who have Termination Benefits Agreements under such circumstances would be $26,347,202. (Ten individuals who are not executive officers also have Termination Benefits Agreements.) McDonnell Douglas, however, currently believes that the number of executive officers whose employment will terminate under circumstances entitling them to benefits under the Termination Benefits Agreements will be limited. Accordingly, it is likely that the aggregate amounts indicated above significantly exceed amounts that will actually be paid under such agreements.

     Company 1994 Performance and Equity Incentive Plan. Under the Merger Agreement, all awards of stock options and restricted stock outstanding on the date of the Merger under any equity based incentive award plans maintained by McDonnell Douglas will be converted into similar awards with respect to stock of Boeing. In accordance with the terms of the applicable award agreements, all restrictions and conditions applicable to certain awards of restricted stock, stock options or other awards granted under McDonnell Douglas' 1994 Performance and Equity Incentive Plan (the "Plan") prior to December 14, 1996 will be deemed to have been satisfied as of the date of the shareholder approval of the Merger and all such awards shall become fully vested and, if applicable, exercisable, as of such date. All awards of restricted stock, stock options or other awards granted under the Plan on or after December 14, 1996 will be converted, giving effect to the Conversion Number, to similar awards with respect to Boeing Common Stock. The Merger will not affect the vesting of these awards.

     Based upon awards outstanding as of June 10, 1997, the vesting of 523,700 restricted shares of McDonnell Douglas Common Stock granted prior to December 14, 1996, valued as of June 10, 1997 at $36,593,538 and held by executive officers of McDonnell Douglas, would be accelerated upon shareholder approval of the Merger. Each of the executive officers of McDonnell Douglas listed below holds restricted stock awards which will become vested as a result of approval by McDonnell Douglas shareholders of the Merger with respect to the following number of shares of McDonnell Douglas Common Stock and corresponding aggregate values:

                   NAMED EXECUTIVE OFFICERS                  RESTRICTED STOCK     AGGREGATE VALUE
    -------------------------------------------------------  ----------------     ---------------
    Edward C. Bavaria......................................        24,000          $   1,677,000
    F. Mark Kuhlmann.......................................        20,000              1,397,500
    John F. McDonnell......................................             0                      0
    James F. Palmer........................................        22,000              1,537,250
    Harry C. Stonecipher...................................       120,000              8,385,000
    All executive officers as a group (36 persons).........       523,700             36,593,538

     The aggregate value is based on the closing price of McDonnell Douglas Common Stock on the NYSE Composite Transactions Tape on June 10, 1997 ($69.875).

     Based upon awards outstanding as of June 10, 1997, the exercisability of options to purchase 20,000 shares of McDonnell Douglas Common Stock, valued at $908,750 and held by one executive officer of

McDonnell Douglas, would be accelerated upon shareholder approval of the Merger. The value is based on the difference between the per share exercise price and the closing price of McDonnell Douglas Common Stock on the NYSE Composite Transactions Tape on June 10, 1997 ($69.875).

     1995 Compensation Plan for Nonemployee Directors. Effective April 1, 1995, nonemployee directors receive McDonnell Douglas stock equivalent units ("Stock Units") in lieu of the previous annual cash retainer and annual restricted stock grants. The value of one Stock Unit is equal to the fair market value of one share of McDonnell Douglas Common Stock. The number of Stock Units paid is fixed in January of each year, based on a dollar amount determined by the McDonnell Douglas Board and the fair market value of McDonnell Douglas Common Stock, with the number of Stock Units paid in four equal quarterly installments. In addition, directors annually elect whether to receive committee retainers and McDonnell Douglas Board and committee meeting attendance fees in cash (in the same amounts discussed above), or to defer such amounts into Stock Units. The value of a director's Stock Units will be paid to him or her in cash after the director leaves the McDonnell Douglas Board for any reason. The aggregate value of the Stock Units to be paid out to the directors upon the termination of their service with the McDonnell Douglas Board upon the Merger (including those who will be members of the Boeing Board) is approximately $3,500,300. The approximate value of Stock Units which will be paid to each director is as follows: John H. Biggs, $296,600; B. A. Bridgewater, $296,600; Beverly B. Byron, $296,600; William E. Cornelius, $296,600; William H. Danforth, $360,400; Kenneth
M. Duberstein, $365,400; William S. Kanaga, $375,800; James S. McDonnell III, $296,600; George A. Schaefer, $296,600; Ronald L. Thompson, $357,300; and P. Roy Vagelos, $261,800.

     Deferred Compensation Plan for Nonemployee Directors. Certain nonemployee directors hold restricted shares of McDonnell Douglas Common Stock or an equivalent amount of cash granted under the discontinued McDonnell Douglas Deferred Compensation Plan for Nonemployee Directors. These shares of restricted stock (or the cash) vest on the earlier of the director's disability, resignation due to a conflict of interest not involving a breach of fiduciary duty, death, retirement from the McDonnell Douglas Board in accordance with requirements established by the McDonnell Douglas Board or the tenth anniversary from the date of grant, if still serving as a director. Accordingly, upon the directors' termination of service with the McDonnell Douglas Board upon the Merger, the directors will forfeit all shares of restricted stock which are not then otherwise vested.

     Director Consulting Agreements. Boeing will enter into consulting agreements with the members of the McDonnell Douglas Board who will not be retiring as of the Effective Time or who do not become members of the Boeing Board following the Effective Time. These agreements will become effective upon termination of such directors' service with the McDonnell Douglas Board at the Effective Time and will provide that for a term of two years such directors will hold themselves available to consult with Boeing with respect to certain issues relating to the combined entity and will agree not to undertake certain activities in competition with the combined entity. During such consulting term, each such director will receive an aggregate consulting fee of $90,000.

(j) CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A McDonnell Douglas shareholder will not recognize gain or loss upon receipt of shares of Boeing Common Stock pursuant to the Merger (other than with respect to any cash paid in lieu of fractional shares). A McDonnell Douglas shareholder who receives cash in lieu of a fractional share of Boeing Common Stock will be treated as having received such fractional share and sold it for cash. Accordingly, such shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash so received and the tax basis of the McDonnell Douglas Common Stock allocable to such fractional share. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shareholder has held the McDonnell Douglas Common Stock as a capital asset for over one year at the time of the Merger. A McDonnell Douglas shareholder will have a tax basis in the shares of Boeing Common Stock received in the Merger equal to the tax basis of the shareholder's McDonnell Douglas Common Stock (less the tax basis allocable to any fractional share). The holding period for such shares of Boeing Common Stock will include the holding period of the shareholder's McDonnell Douglas Common Stock.

     It is a condition to the consummation of the Merger that McDonnell Douglas receive an opinion from its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and that Boeing receive an opinion from its tax counsel, Cravath, Swaine & Moore, to the effect that, for federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Boeing, Sub, McDonnell Douglas or its shareholders as a result of the Merger (other than with respect to any cash paid in lieu of fractional shares of Boeing Common Stock).

     In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore may receive and rely upon representations contained in certificates of McDonnell Douglas, Boeing and others.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL TAX EFFECTS OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, TAX-EXEMPT ORGANIZATIONS, FOREIGN CORPORATIONS, FOREIGN PARTNERSHIPS OR OTHER FOREIGN ENTITIES AND INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES).

     NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS. THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE OR INTERPRETATION COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE BEEN OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

     EACH SHAREHOLDER OF MCDONNELL DOUGLAS IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE MERGER, INCLUDING THE APPLICATION OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

(k) ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Under this accounting method, the historical financial information of Boeing and McDonnell Douglas will be restated to reflect the combined financial position and operations of both companies. The combined financial position and operations will be adjusted to conform the accounting practices of the companies. It is a condition to the consummation of the Merger that each of Boeing and McDonnell Douglas receive a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests. See Section 8(l), "-- Issuance of Additional Shares of McDonnell Douglas Common Stock" and Section 9(g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

(l) ISSUANCE OF ADDITIONAL SHARES OF MCDONNELL DOUGLAS COMMON STOCK

     Because of certain purchases by McDonnell Douglas of McDonnell Douglas Common Stock, McDonnell Douglas intends to issue and sell up to 3,500,000 additional shares of McDonnell Douglas Common Stock prior to the Effective Time in order to facilitate the treatment of the Merger as a pooling of interests. The additional shares of McDonnell Douglas Common Stock will be issued shortly prior to the Effective Time, and will be treated for all purposes as issued and outstanding at the Effective Time.

(m) GOVERNMENTAL AND REGULATORY APPROVALS

     The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. In addition, other filings with, notifications to and authorizations and approvals of, various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger unless the failure to obtain such approvals would not have a material adverse effect on Boeing or McDonnell Douglas, as the case may be. This includes a review under European competition law by the Merger Task Force of the European Commission. The antitrust and competition agencies in the United States and Europe assert jurisdiction to review the Merger for compliance and, if they were to deem warranted, to challenge all or certain aspects of the Merger by seeking to block the transaction or to impose conditions on the Merger. Pursuant to the Merger Agreement, Boeing and McDonnell Douglas are required to use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate the Merger as contemplated by the Merger Agreement, including without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the Merger. There can be no assurance, notwithstanding the efforts of Boeing and McDonnell Douglas described above, that the requisite approvals will be obtained, that no injunction or other order, regulation or ruling will be issued prohibiting the consummation of the Merger substantially on the terms contemplated by the Merger Agreement, or that any such approvals will not contain terms or conditions that cause such approvals to fail to satisfy the condition to the consummation of the Merger that all requisite approvals shall have been received unless the failure to obtain such approvals would not have a material adverse effect on Boeing or McDonnell Douglas, as the case may be. In fulfilling its obligation described above to use reasonable efforts to resolve regulatory objections to the Merger, Boeing and McDonnell Douglas may agree to terms and conditions not contemplated on the date hereof. Any decision to accept any such terms and conditions would be made by the applicable Board of Directors depending on the facts and circumstances existing at the time. Such facts and circumstances may be different from the facts and circumstances existing at the time the parties entered into the Merger Agreement or at the time of the Boeing Special Meeting or the McDonnell Douglas Special Meeting and could be more or less favorable to Boeing, McDonnell Douglas or their respective shareholders than such earlier facts and circumstances. No shareholder approval is expected to be required or sought for any such decision. However, if Boeing and McDonnell Douglas decide to agree to any such terms and conditions after the Special Meetings, Boeing and/or McDonnell Douglas will make a new solicitation of proxies if shareholder approval is required for such decision under applicable law.

     United States. The Federal Trade Commission (the "FTC") is conducting an antitrust review of the Merger in the United States pursuant to the HSR Act and the regulations promulgated thereunder. Under the applicable law and regulations, the Merger may not be consummated until notifications have been given, certain information has been furnished to the FTC and the applicable waiting period has expired or been terminated. On January 29, 1997, Boeing and McDonnell Douglas filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the Department of Justice. On February 28, 1997, each of Boeing and McDonnell Douglas received a request for additional information (the "Second Requests") from the FTC. By June 11, 1997, Boeing and McDonnell Douglas submitted to the FTC their certificates of substantial compliance with the Second Requests, and accordingly, the waiting period with respect to the Merger will expire, if not earlier terminated, on June 30, 1997 (unless it is determined that either Boeing or McDonnell Douglas had not substantially complied with the Second Requests). Boeing and McDonnell Douglas will be meeting and discussing with the FTC the status of its review during the twenty-day waiting period in an attempt to bring the review to closure and in connection therewith may discuss with the FTC the terms and conditions necessary to resolve any regulatory objections to the Merger. Boeing and McDonnell Douglas may voluntarily extend the twenty-day waiting period to allow the FTC additional time to review the Merger. Prior to the expiration of such period (as extended if applicable), if no agreement is reached, the FTC will decide whether or not to challenge the Merger. If the FTC were to challenge the

Merger, the parties then would determine whether to litigate against the FTC's attempt to obtain a preliminary injunction to prevent the consummation of the Merger.

     At any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has expired, the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Boeing or McDonnell Douglas. At any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger, rescission of the Merger or seeking divestiture of substantial assets of Boeing or McDonnell Douglas. Private persons may also seek to take legal action under the antitrust laws under certain circumstances.

     Europe. The Merger Regulation of the European Community requires that the European Commission be notified of any concentration that has a "community dimension", as determined under the Merger Regulation prior to the concentration becoming effective. The concentration may not become effective for three weeks following notification or, if the Commission so decides pursuant to Article 7(2) of the Merger Regulation, until it makes a final decision at the conclusion of its review. On February 18, 1997, Boeing notified the European Commission of the proposed Merger. The obligations of Boeing and McDonnell Douglas to consummate the Merger are subject to receiving, in terms satisfactory to them, confirmation from the European Commission that the Merger and any matters arising from the Merger are compatible with the common market.

     The European Commission has made a provisional decision pursuant to Article 7(2) of the Merger Regulation requiring Boeing not to put the concentration into effect until its final decision in the case. On March 19, 1997, the European Commission notified Boeing of its intent to initiate proceedings regarding the Merger. On May 21, 1997, the European Commission filed its Statement of Objections to the Merger (the "Statement"). Boeing and McDonnell Douglas filed their respective responses to the Statement on June 6, 1997. On June 12 and June 13, 1997, the European Commission held two days of hearings on the Statement and the companies' responses. The principal concerns raised by the European Commission are (i) Boeing's alleged dominant position within the market for large commercial jet aircraft -- and the possibility that certain Boeing exclusive supply agreements with airline customers and the Merger could lead to the creation or strengthening of such position and (ii) McDonnell Douglas' alleged dominant position in the international fighter aircraft market -- and the possibility that the Merger could lead to the creation or strengthening of such position. Pursuant to procedures and rules normally applicable, review of the Merger by the European Commission must be completed on or before July 31, 1997.

     At the conclusion of such proceedings, the European Commission may issue a decision in accordance with Article 8.2 of the Merger Regulation declaring that the Merger is compatible with the European common market, or that, subject to certain conditions, it is compatible with the common market, or a decision in accordance with Article 8.3 of the Merger Regulation declaring that the Merger is incompatible with the common market and should not be allowed to proceed. If the European Commission determines that the Merger is incompatible with the common market pursuant to Article 8.3 or imposes conditions on the Merger pursuant to Article 8.2, Boeing may, among other things, appeal the decision to the European Court of First Instance. Appealing the decision to the European Court of First Instance is a lengthy process and there can be no assurance that any such appeal will be decided upon prior to December 31, 1997.

     According to press reports, Karel Van Miert, the European Union Competition Commissioner, has stated his view that Boeing will be required to make certain concessions in order to obtain European antitrust clearance. Boeing and McDonnell Douglas do not believe that Mr. Van Miert's public statements necessarily represent the official view of the European Commission. See Section 5, "RISK FACTORS -- Necessity of Receiving Governmental Approvals Prior to the Merger; Possible Divestitures and Operating Restrictions" for a description of the possible effects of any divestitures or operating restrictions that may ultimately be required.

     Other Foreign Approvals. The Merger also may require antitrust and other filings and approvals in certain foreign jurisdictions where Boeing or McDonnell Douglas does business. Boeing and McDonnell

Douglas expect to make all such required filings and to receive all necessary approvals. If it appears that any foreign approval which Boeing and McDonnell Douglas deemed to be material will not be obtained by the anticipated Effective Time, the parties may, subject to the provisions of the Merger Agreement, delay the Effective Time until such approvals are obtained.

(n) PERCENTAGE OWNERSHIP INTEREST OF MCDONNELL DOUGLAS SHAREHOLDERS AFTER THE MERGER

     Based on the number of shares of Boeing Common Stock outstanding on June 9, 1997 and assuming the issuance of approximately 278,796,000 shares of Boeing Common Stock constituting the Share Issuance after giving effect to the consummation of the Merger there will be approximately 1,000,400,000 shares of Boeing Common Stock issued, of which the shareholders of McDonnell Douglas will own approximately 28%.

(o) ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, the shareholders of Boeing are not entitled to appraisal rights with respect to the Share Issuance. Under the MGCL, the shareholders of McDonnell Douglas are not entitled to dissenting shareholders' appraisal rights with respect to the Merger.

(p) BOEING RIGHTS

     In July 1987, Boeing adopted a stockholder rights plan (the "Boeing Rights Plan") and declared a dividend distribution of one Boeing Right for each outstanding share of Boeing Common Stock. The Boeing Rights do not have voting or dividend rights. The Boeing Rights Plan expires on August 7, 1997, and the Boeing Board has stated that it currently intends to permit the Boeing Rights Plan to expire in accordance with its terms and not to replace it. If the Merger is consummated prior to the expiration of the Boeing Rights Plan, subject to the terms and conditions of the Merger Agreement, each share of Boeing Common Stock issued in respect of McDonnell Douglas Common Stock outstanding immediately prior to the Effective Time of the Merger will be issued with a corresponding Boeing Right (which Boeing Right will expire on August 7, 1997).

(q) MCDONNELL DOUGLAS RIGHTS

     The Merger Agreement requires McDonnell Douglas to amend the McDonnell Douglas Rights Agreement, amended and restated as of May 31, 1996, between McDonnell Douglas and First Chicago Trust Company of New York (the "McDonnell Douglas Rights Plan") such that the "Final Expiration Date" (as defined in the McDonnell Douglas Rights Plan) will occur immediately prior to the Effective Time. The amendment to the McDonnell Douglas Rights Plan will result in the expiration of the rights immediately prior to the Effective Time, thereby preventing any registered holder of any Right Certificate (as defined therein) from exercising the rights evidenced thereby after a Distribution Date (as defined therein).

(r) STOCK EXCHANGE LISTING

     It is a condition to the consummation of the Merger that the shares of Boeing Common Stock constituting the Share Issuance be authorized for listing on the NYSE, subject only to official notice of issuance.

(s) DELISTING AND DEREGISTRATION OF MCDONNELL DOUGLAS COMMON STOCK

     If the Merger is consummated, the McDonnell Douglas Common Stock will be delisted from the NYSE and the PSE and will be deregistered under the Exchange Act.

(t) CONDUCT OF THE BUSINESS OF MCDONNELL DOUGLAS AND BOEING IF THE MERGER IS NOT CONSUMMATED

     If the Merger is not consummated, it is expected that the respective businesses and operations of Boeing and McDonnell Douglas will continue to be conducted substantially as they currently are being conducted and that there would be no change in the status of any joint projects currently underway between Boeing and McDonnell Douglas.

(u) RESALES OF BOEING COMMON STOCK

     All shares of Boeing Common Stock constituting the Share Issuance will be freely transferable, except that shares received by any person who may be deemed to be an "affiliate" (as used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of McDonnell Douglas for purposes of such Rule 145 may not be resold except in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act. See Section 9 (g), "OTHER TERMS OF THE MERGER AGREEMENT -- Conditions Precedent to the Merger."

     McDonnell Douglas has agreed to prepare and deliver to Boeing a list identifying each person who, at the time of the McDonnell Douglas Special Meeting, may be deemed to be an "affiliate" (as used in the preceding paragraph) of McDonnell Douglas and to use its reasonable best efforts to cause each person so identified to deliver to Boeing on or prior to the Effective Time a written agreement providing that such person will not (i) sell, pledge, transfer or otherwise dispose of, any McDonnell Douglas Common Stock or any shares of Boeing Common Stock issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce such person's risk relative to any McDonnell Douglas Common Stock or any shares of Boeing Common Stock received in the Merger during the period (the "Resale Period") commencing 30 days prior to the Effective Time and ending at such time as the financial results covering at least 30 days of post-Merger operations have been published by Boeing.

     Boeing has agreed to prepare and deliver to McDonnell Douglas a list identifying each person who, at the time of the Boeing Special Meeting, may be deemed to be an "affiliate" (as used in the preceding two paragraphs) of Boeing and to use its reasonable best efforts to cause each person so identified to deliver to McDonnell Douglas on or prior to the Effective Time a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such person's risk relative to, any shares of Boeing Common Stock or any McDonnell Douglas Common Stock during the Resale Period.

(v) COORDINATION OF DIVIDENDS

     McDonnell Douglas shareholders received regular dividend payments on January 6, 1997 (based on a fourth quarter 1996 record date) and April 7, 1997 (based on a first quarter 1997 record date) and will receive an additional regular quarterly dividend payment on July 7, 1997 (based on a second quarter 1997 record date). If the Effective Time occurs on or prior to August 15, 1997 (the anticipated record date for Boeing's third quarter 1997 dividend payment), former McDonnell Douglas shareholders would receive the Boeing third quarter dividend expected to be paid in September 1997 and the fourth quarter dividend expected to be paid in December 1997. Consequently, in 1997 there would be four record dates for McDonnell Douglas shareholders, but they would receive five dividend payments. If the Effective Time occurs after August 15, 1997 and prior to the record date (currently anticipated to be September 5, 1997), if any, for McDonnell Douglas' fourth quarterly dividend payable in 1997, McDonnell Douglas shareholders' initial dividend as Boeing shareholders would be the fourth quarter dividend expected to be paid in December 1997. Consequently, in 1997 there would be three record dates for McDonnell Douglas shareholders, but they would receive four dividend payments. If the Effective Time occurs after the record date, if any, for McDonnell Douglas' fourth quarterly dividend payable in 1997, McDonnell Douglas shareholders will receive either four or five dividends in 1997, depending on the date of the Effective Time and the record date for Boeing's fourth quarter 1997 dividend payment. The Merger Agreement provides that Boeing and McDonnell Douglas will coordinate the declaration of dividends so as to avoid duplicate dividends. Boeing and McDonnell Douglas have agreed to not alter the timing of 1997 regular quarterly dividend record dates and payment dates.

                    9.  OTHER TERMS OF THE MERGER AGREEMENT

(a) CONVERSION OF SHARES IN THE MERGER

     At the Effective Time, by virtue of the Merger and without any further action on the part of McDonnell Douglas or Sub or holders of their securities:

          (i) each issued and outstanding share of common stock of Sub will be converted into one share of common stock of McDonnell Douglas;

          (ii) each share of McDonnell Douglas Common Stock that is held directly by McDonnell Douglas or Boeing, if any, will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

          (iii) each share of McDonnell Douglas Common Stock issued and outstanding (other than any shares to be canceled as described in subparagraph (ii) above, of which as of the date of this Joint Proxy Statement/Prospectus there are none) will be converted into 1.3 shares of Boeing Common Stock (the "Merger Consideration"); provided, however, that cash will be paid in lieu of any fractional share of Boeing Common Stock. See Section 9(c), "-- No Fractional Shares."

     All shares of McDonnell Douglas Common Stock converted as provided in subparagraph (iii) of the preceding paragraph will no longer be outstanding and will automatically be canceled and retired and will cease to exist; and each holder of a certificate representing, immediately prior to the Effective Time, any such shares of McDonnell Douglas Common Stock (a "McDonnell Douglas Certificate") will cease to have any rights with respect thereto, except the right to receive, as hereinafter described: (i) a certificate representing the number of whole shares of Boeing Common Stock into which such shares of McDonnell Douglas Common Stock have been converted, (ii) certain dividends and other distributions, and (iii) cash, without interest, in lieu of any fractional shares of Boeing Common Stock. See Section 9(b), "-- Exchange Agent; Procedures for Exchange of Certificates" and Section 9(c), "-- No Fractional Shares."

     All references in this Joint Proxy Statement/Prospectus to shares of Boeing Common Stock to be received pursuant to the Merger in accordance with the Merger Agreement will be deemed, from and after the Effective Time, to include the associated Boeing Rights if the Boeing Rights are still outstanding. See Section 8(p), "THE MERGER -- Boeing Rights".

(b) EXCHANGE AGENT; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Boeing has authorized BankBoston, N.A. to act as Exchange Agent under the Merger Agreement. As of the Effective Time, Boeing will deposit with the Exchange Agent, for the benefit of the holders of McDonnell Douglas Certificates, certificates ("Boeing Certificates") representing the number of whole shares of Boeing Common Stock issuable pursuant to the Merger Agreement in exchange for outstanding shares of McDonnell Douglas Common Stock. Such shares of Boeing Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as hereinafter defined) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Boeing Common Stock are hereinafter referred to as the "Exchange Fund." The Exchange Agent will deliver Boeing Certificates upon the surrender for exchange of McDonnell Douglas Certificates.

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each record holder of a McDonnell Douglas Certificate a packet of information about exchanging McDonnell Douglas Certificates for the property described below. The packet will include a form of letter of transmittal for the record holder to use to transmit the McDonnell Douglas Certificates to the Exchange Agent which letter of transmittal will specify that delivery will be effected, and risk of loss and title to the McDonnell Douglas Certificates will pass, only upon actual delivery thereof to the Exchange Agent and will be in such form and have such other provisions as Boeing and McDonnell Douglas reasonably specify. Upon surrender for cancelation to the Exchange Agent of McDonnell Douglas Certificate(s) held by any record holder, together with such letter of transmittal duly executed and such other documents as are reasonably requested by the Exchange Agent, such holder will be entitled to receive in exchange therefor: (i) a Boeing Certificate representing the number of whole shares of Boeing Common Stock into which the shares of McDonnell Douglas Common Stock represented by the surrendered McDonnell Douglas Certificate(s) have been converted at the Effective Time, (ii) cash in lieu of any fractional share of Boeing Common Stock (see Section 9(c), "-- No Fractional Shares"), and (iii) the dividends and other distributions described in the next paragraph. All McDonnell Douglas Certificates so surrendered will be canceled. All shares of Boeing Common Stock issued upon the surrender for exchange of any McDonnell Douglas Certificate in accordance with the terms of the Merger Agreement (including the cash paid in respect of any such fractional share or of any such dividends or distributions) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of McDonnell Douglas Common Stock represented by such surrendered McDonnell Douglas Certificate; provided, however, that McDonnell Douglas is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by McDonnell Douglas on such shares of McDonnell Douglas Common Stock which remain unpaid at the Effective Time.

     No dividends or other distributions with respect to Boeing Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered McDonnell Douglas Certificate with respect to the shares of Boeing Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares of Boeing Common Stock will be paid by Boeing to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such McDonnell Douglas Certificate in accordance with the exchange procedures set forth in the Merger Agreement. Subject to the effect of applicable escheat or similar laws, following surrender of any such McDonnell Douglas Certificate there will be paid to the holder of the Boeing Certificate representing whole shares of Boeing Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Boeing Common Stock and the amount of any cash payable in lieu of a fractional share of Boeing Common Stock to which such holder is entitled pursuant to the Merger Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Boeing Common Stock. Boeing will make available to the Exchange Agent cash for these purposes.

     If, after the Effective Time, McDonnell Douglas Certificates are presented to McDonnell Douglas or the Exchange Agent for any reason, they will be canceled and exchanged as described in the three preceding paragraphs, except as otherwise provided by law. There will be no further registration of transfers on the stock transfer books of McDonnell Douglas of the shares of McDonnell Douglas Common Stock which were outstanding immediately prior to the Effective Time.

     Any portion of the Exchange Fund that remains undistributed to the holders of McDonnell Douglas Certificates for six months after the Effective Time will be delivered to Boeing, upon demand, and any holders of the McDonnell Douglas Certificates who have not theretofore complied with the exchange provisions of the Merger Agreement may thereafter look only to Boeing for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Boeing Common Stock and any dividends or distributions with respect to Boeing Common Stock.

     None of Boeing, McDonnell Douglas, Sub or the Exchange Agent will be liable to any person in respect of any shares of Boeing Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any McDonnell Douglas Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such McDonnell Douglas Certificate pursuant to the Merger Agreement or any dividends or distributions payable to the holder of such McDonnell Douglas Certificate would otherwise escheat to or become the property of any governmental body or authority), any such Merger Consideration or cash, dividends or distributions in respect of such McDonnell Douglas Certificate will, to the extent permitted by applicable law, become the property of McDonnell Douglas, free and clear of all claims or interest of any person previously entitled thereto.

     The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Boeing, on a daily basis. Any interest and other income resulting from such investments will be paid to Boeing.

     SHAREHOLDERS OF MCDONNELL DOUGLAS SHOULD NOT FORWARD THEIR MCDONNELL DOUGLAS CERTIFICATES WITH THE ENCLOSED PROXY CARD, NOR SHOULD THEY FORWARD THEIR MCDONNELL DOUGLAS CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE PACKET OF INFORMATION DESCRIBED ABOVE, INCLUDING THEIR LETTER OF TRANSMITTAL.

(c) NO FRACTIONAL SHARES

     No certificates or scrip representing a fractional share of Boeing Common Stock will be issued upon the surrender of McDonnell Douglas Certificates for exchange; no Boeing dividend or other distribution will relate to any such fractional share; and no such fractional share will entitle the owner thereof to any voting or other rights of a shareholder of Boeing. In lieu of any such fractional share, each holder of shares of McDonnell Douglas Common Stock who would otherwise have been entitled thereto upon the surrender of McDonnell Douglas Certificates for exchange will be paid cash (as described below).

     As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (i) the number of whole shares of Boeing Common Stock delivered to the Exchange Agent by Boeing pursuant to the Merger Agreement over (ii) the aggregate number of whole shares of Boeing Common Stock to be distributed to holders of McDonnell Douglas Common Stock pursuant to the Merger Agreement (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former shareholders of McDonnell Douglas, sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided for in the Merger Agreement (as described in the paragraph immediately below).

     The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of McDonnell Douglas Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of McDonnell Douglas Common Stock (the "Common Shares Trust"). McDonnell Douglas will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of McDonnell Douglas Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds constituting the Common Shares Trust by a fraction, the numerator of which will be the amount of the fractional share interest to which such holder of McDonnell Douglas Common Stock is entitled (after taking into account all shares of McDonnell Douglas Common Stock held at the Effective Time by such holder) and the denominator of which will be the aggregate amount of fractional share interests to which all holders of McDonnell Douglas Common Stock are entitled.

     Notwithstanding the provisions of the Merger Agreement described in the two preceding paragraphs, McDonnell Douglas may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments above contemplated, to pay each holder of McDonnell Douglas Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of McDonnell Douglas Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price for a share of Boeing Common Stock as reported on the NYSE Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the closing date of the Merger.

     As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of McDonnell Douglas Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of McDonnell Douglas Common Stock, subject to and in accordance with the Merger Agreement. See Section 9(b), "-- Exchange Agent; Procedures for Exchange of Certificates."

(d) REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Boeing, McDonnell Douglas and Sub relating, among other things, to the following:

          (i) their incorporation, existence, good standing, corporate power and similar corporate matters;

          (ii) their capitalization;

          (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters;

          (iv) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents;

          (v) the documents and reports filed with the SEC and the accuracy and completeness of the information contained therein;

          (vi) the absence of undisclosed liabilities;

          (vii) compliance with laws, ordinances and regulations;

          (viii) environmental matters;

          (ix) employee benefit matters;

          (x) the absence of certain material changes or events since December 31, 1995;

          (xi) pending or threatened investigations or litigation;

          (xii) the Registration Statement and this Joint Proxy
     Statement/Prospectus and the accuracy and completeness of the information contained therein and herein;

          (xiii) the inapplicability of their shareholder rights plans to the Merger;

          (xiv) the lack of ownership of each other's stock;

          (xv) tax matters;

          (xvi) the receipt of fairness opinions from financial advisors; and

          (xvii) the availability of pooling of interests accounting treatment.

     All representations and warranties of Boeing, McDonnell Douglas and Sub expire at the Effective Time.

(e) CONDUCT OF BUSINESS PENDING THE MERGER

     Each of Boeing and McDonnell Douglas has agreed that during the period from the date of the Merger Agreement through the Effective Time or the date on which the Merger Agreement terminates in accordance with its terms (the "Termination Date"), except as otherwise agreed to by the other parties to, or permitted by, the Merger Agreement, it will, and will cause each of its subsidiaries to, conduct its business operations according to their ordinary and usual course of business in substantially the same manner as conducted prior to the Merger Agreement, use its reasonable best efforts to preserve intact its business organization and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with customers, suppliers, distributors and others having business dealings with it. Each of Boeing and McDonnell Douglas has agreed promptly to notify the other of any change or event which would have a Material Adverse Effect on Boeing or McDonnell Douglas, as the case may be, and to confer, at such times as the other may reasonably request, concerning its material operational matters and the general status of its ongoing operations, with representatives of the other. As used in the Merger Agreement and this Joint Proxy Statement/Prospectus, subsidiary means any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are owned directly or indirectly by McDonnell Douglas or Boeing, as the case may be, as of the date of the Merger Agreement.

     Without limiting the generality of the foregoing, and except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, each of Boeing and McDonnell Douglas has agreed that it will not:

          (i) and will not (except in the ordinary course of business consistent with past practice) permit any of its subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock other than regular quarterly dividends (of not to exceed $0.14 per share in the case of Boeing Common Stock or $0.12 per share in the case of McDonnell Douglas Common Stock) made in the ordinary course consistent with past practice, except, in the case of Boeing as disclosed in writing to McDonnell Douglas prior to the signing of the Merger Agreement;

          (ii) propose or adopt any amendments to its corporate charter or by-laws, except, in the case of Boeing, as disclosed in writing to McDonnell Douglas prior to the signing of the Merger Agreement; and

          (iii) and will not permit any of its Significant Subsidiaries (as defined in Rule 405 under the Securities Act), to issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on November 30, 1996, in the case of Boeing, and December 6, 1996, in the case of McDonnell Douglas (except as contemplated in the Merger Agreement and except, in the case of McDonnell Douglas, for the contemplated issuance or sale of shares of McDonnell Douglas Common Stock previously agreed to in writing by Boeing and except, in the case of Boeing, as disclosed in writing to McDonnell Douglas prior to the signing of the Merger Agreement).

     Except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, each of Boeing and McDonnell Douglas also has agreed that it will not, and that it will not permit any of its subsidiaries to:

          (i) authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any mergers, consolidations or business combinations with its subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (ii) grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date of the Merger Agreement in the ordinary course of business and consistent with past practice (including, but not limited to, in the case of McDonnell Douglas, certain grants of Performance Accelerated Restricted Stock under the McDonnell Douglas 1994 Performance and Equity Incentive
     Plan) covering not in excess of 700,000 shares of McDonnell Douglas Common Stock, in the case of McDonnell Douglas, and covering not in excess of 5,000,000 shares of Boeing Common Stock, in the case of Boeing;

          (iii) take any actions which would, or would be reasonably likely to, prevent Boeing from accounting for the Merger in accordance with the pooling of interests method of accounting; and

          (iv) agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any of its representations or warranties contained in the Merger Agreement untrue or incorrect.

     In addition, except as otherwise agreed to by the parties to, or permitted by, the Merger Agreement, McDonnell Douglas has agreed that it will not, and that it will not permit any of its subsidiaries to:

          (i) enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers, except (A) in the ordinary course of business consistent with past practice, (B) as otherwise provided in the Merger Agreement, (C) as disclosed in writing to Boeing prior to the signing of the Merger Agreement, or (D) for the Termination Benefit Agreements;

          (ii) purchase or redeem any shares of its stock, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the Merger Agreement;

          (iii) amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date of the signing of the Merger Agreement, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements, except as contemplated by Sections 6.1 and 6.5 of the Merger Agreement or except as disclosed in writing to Boeing prior to the signing of the Merger Agreement;

          (iv) enter into any material loan agreement, other than in the ordinary course of business consistent with past practice and other than any loan or lease arrangement relating to the sale or lease of commercial aircraft or commercial equipment; and

          (v) make any material tax election or settle or compromise any material tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business.

     Each of Boeing and McDonnell Douglas also has agreed that it will not, and will not permit any of its subsidiaries, as applicable, to, agree, in writing or otherwise, to take any of the foregoing actions pertaining to such party or take any action which would make the representations or warranties of such party contained in the Merger Agreement untrue.

     Each of Boeing and McDonnell Douglas also has agreed that, subject to legal restrictions applicable to it, it will afford, during normal business hours during the period prior to the earlier of the Effective Time or the Termination Date, to one another's accountants, counsel, employees, officers and other authorized representatives full and complete access to its and its subsidiaries' plants, properties, books, contracts, commitments and records (including, but not limited to, tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and Boeing and McDonnell Douglas each will use its reasonable best efforts to cause its representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, however, that neither McDonnell Douglas nor Boeing nor any of their respective subsidiaries will be required to disclose information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated in the Merger Agreement are not consummated. All confidential information obtained by Boeing or McDonnell Douglas, as the case may be, will be kept confidential pursuant to the Confidentiality Agreement (as defined in the Merger Agreement).

     Each of Boeing and McDonnell Douglas further has agreed that they will together, or pursuant to an allocation of responsibility to be agreed upon between them, (i) prepare and file with the SEC, as soon as is reasonably practicable, this Joint Proxy Statement/Prospectus and the Registration Statement; (ii) as soon as is reasonably practicable take all actions as may be required under state blue sky or securities laws in connection with the transactions contemplated by the Merger Agreement; (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Boeing Common Stock issuable in the Merger or upon exercise of McDonnell Douglas stock options, warrants, conversion rights or other rights or vesting or payment of other McDonnell Douglas equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Boeing Common Stock, subject only to official notice of issuance; (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and (v) cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to McDonnell Douglas, and Cravath, Swaine & Moore, counsel to Boeing, concerning certain tax matters.

(f) NO SOLICITATION

     McDonnell Douglas has agreed that, from and after the date of the Merger Agreement, it will not, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal and will use its reasonable best efforts to not permit any of its directors, officers, employees, attorneys, financial advisors, agents and other authorized representatives from, directly or indirectly, taking any such action; provided, however, that McDonnell Douglas may engage in discussions or negotiations with, and furnish information concerning McDonnell Douglas and its subsidiaries, properties, assets and business to, any third party that makes a Takeover Proposal if the McDonnell Douglas Board concludes in good faith after consultation with its outside counsel that the failure to take such action would present a reasonable possibility of violating the obligations of the McDonnell Douglas Board to McDonnell Douglas or McDonnell Douglas' shareholders under applicable law. McDonnell Douglas must promptly (but in no case later than 24 hours) notify Boeing of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person (or group) making such Takeover Proposal, and must promptly (but in no case later than 24 hours) notify Boeing of any determination by the McDonnell Douglas Board that a Superior Proposal (as hereinafter defined) has been made.

     As used in the Merger Agreement and this Joint Proxy Statement/Prospectus:
(i) "Takeover Proposal" means any proposal or offer for, or any expression of interest by, any third party relating to McDonnell Douglas' willingness or ability to receive or discuss a proposal or offer, in each case made prior to the shareholder vote at the McDonnell Douglas Special Meeting (other than a proposal or offer by Boeing or any of its subsidiaries) for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, McDonnell Douglas; and (ii) "Superior Proposal" means a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the McDonnell Douglas Board determine in their good faith reasonable judgment (based on the advice of an independent financial advisor) may be more favorable to McDonnell Douglas and its shareholders than the transactions contemplated by the Merger Agreement and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with an independent financial advisor), is reasonably capable of being financed by such third party.

(g) CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of Boeing, McDonnell Douglas and Sub to effect the Merger are subject, among other things, to the fulfillment of the following conditions at or prior to the Effective Time: (i) approval of the Merger by the requisite vote of the shareholders of McDonnell Douglas, and approval of the Share Issuance by the requisite vote of the shareholders of Boeing; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated by the Merger Agreement;
(iii) the listing on the NYSE, subject only to official notice of issuance, of the shares of Boeing Common Stock constituting the Share Issuance; (iv) expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act, and the obtaining of all other approvals required to be obtained by McDonnell Douglas and Boeing, except where the failure to obtain such approvals would not have a Material Adverse Effect on Boeing or McDonnell Douglas, as the case may be; (v) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (vi) McDonnell Douglas and Boeing each having received a letter of its independent auditors, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for as a pooling of interests (see
Section 8(k), "THE MERGER -- Anticipated Accounting Treatment"); and (vii) McDonnell Douglas and Boeing having received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, relating to certain tax matters. See Section 8(j), "THE MERGER -- Certain Federal Income Tax Consequences."

     The obligation of McDonnell Douglas to effect the Merger is also subject to the fulfillment of the following additional conditions: (i) the representations and warranties of Boeing contained in the Merger Agreement being true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (A) for changes specifically permitted by the terms of the Merger Agreement, (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date, and (C) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Boeing and (ii) Boeing having performed in all materials respects all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

     The obligation of Boeing to effect the Merger is also subject to the fulfillment of the following additional conditions: (i) the representations and warranties of McDonnell Douglas contained in the Merger Agreement being true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (A) for changes specifically permitted by the terms of the Merger Agreement, (B) that the accuracy of representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date, and (C) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on McDonnell Douglas and (ii) McDonnell Douglas having performed in all material respects all obligations and having complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

(h) MCDONNELL DOUGLAS STOCK OPTIONS

     Simultaneously with the Merger, (i) each outstanding option (and related stock appreciation right ("McDonnell Douglas SAR"), if any) to purchase or acquire a share of McDonnell Douglas Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans currently maintained by McDonnell Douglas ("McDonnell Douglas Option Plans") will be converted into an option (together with a related stock appreciation right of Boeing, if applicable) to purchase the number of shares of Boeing Common Stock equal to the Conversion Number times the number of shares of McDonnell Douglas Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of McDonnell Douglas Common Stock subject to an option (and related McDonnell Douglas SAR, if any) under the McDonnell Douglas Option Plans divided by the Conversion Number, and
(ii) Boeing will assume the obligations of McDonnell Douglas under the McDonnell Douglas Option Plans. The other terms of each such option and McDonnell Douglas SAR, and the plans under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration. See Section 8(i), "THE MERGER -- Interests of Certain Persons in the Transaction."

(i) EMPLOYEE BENEFITS AND RESTRICTED STOCK

     Simultaneously with the Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("McDonnell Douglas Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans currently maintained by McDonnell Douglas which provide for grants of equity-based awards will be amended or converted into a similar instrument of Boeing, in each case with such adjustments to the terms of such McDonnell Douglas Awards as are appropriate to preserve the value inherent in such McDonnell Douglas Awards with no detrimental effects on the holders thereof. The other terms of each McDonnell Douglas Award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the conversion provisions of the Merger Agreement. See Section 9(a) "-- Conversion of Shares in the Merger."

     Simultaneously with the Merger, Boeing will assume each Termination Benefit Agreement in effect and all of McDonnell Douglas' rights and obligations under each such Termination Benefit Agreement. As used in the Merger Agreement and this Joint Proxy Statement/Prospectus, "Termination Benefit Agreement" means a termination benefit agreement which was in effect as of the date of the Merger Agreement or which may be entered into after the date of the Merger Agreement in accordance with McDonnell Douglas Board approval prior to the date of the Merger Agreement.

     McDonnell Douglas and Boeing agreed that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans will be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by the Merger Agreement, including, but not limited to, the conversion of shares of McDonnell Douglas Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Boeing Common Stock on a basis consistent with the transactions contemplated by the Merger Agreement.

     Boeing will (i) reserve for issuance the number of shares of Boeing Common Stock that will become subject to the benefit plans, programs and arrangements referred to in the preceding three paragraphs and the McDonnell Douglas Option Plans discussed in the preceding section and (ii) issue or cause to be issued the appropriate number of shares of Boeing Common Stock pursuant to such plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded.

(j) INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Boeing and Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of McDonnell Douglas as provided in its charter or by-laws or in any agreement will survive the Merger and shall continue in full force and effect in accordance with their terms. Boeing has agreed that, for six years from the Effective Time, it will indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

     Moreover, certain directors and officers of McDonnell Douglas have indemnification agreements with McDonnell Douglas ("Indemnification Agreements") which provide in substance that, subject to the provisions of the MGCL, McDonnell Douglas will indemnify, and advance expenses to, such directors and officers if, by reason of their status as a director or officer of McDonnell Douglas, they are made a party to any threatened or pending proceeding. The respective Indemnification Agreements and the obligations contained therein shall continue in effect during each director's tenure as a member of the McDonnell Douglas Board or officer's employment period and shall continue thereafter so long as such director or officer shall be subject to such proceedings.

     Boeing has also agreed that, for six years from the Effective Time, it will maintain in effect McDonnell Douglas' current directors' and officers' liability insurance covering those persons who are currently covered by McDonnell Douglas' directors' and officers' liability insurance policy; provided, however, that in no event will Boeing be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by McDonnell Douglas for such insurance; and provided further, however, that if the annual premiums of such insurance coverage exceed such amount, Boeing will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(k) TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Boeing of the Share Issuance or approval by the shareholders of McDonnell Douglas of the Merger Agreement:

          (i) by mutual written consent of Boeing and McDonnell Douglas;

          (ii) by either Boeing or McDonnell Douglas if (A) the other materially breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement and does not cure such breach within 30 days after receipt of notice thereof, (B) the shareholders of McDonnell Douglas fail to approve the Merger, or (C) the shareholders of Boeing fail to approve the Share Issuance;

          (iii) by either Boeing or McDonnell Douglas if (A) the Effective Time has not occurred on or prior to December 31, 1997; provided, however, that the right so to terminate will not be available to the party whose breach in any material respect of its obligations under the Merger Agreement, in any manner, proximately contributed to the failure to consummate the Merger on or prior to such date, (B) a statute, rule, regulation or executive order has been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement, or (C) an order, decree, ruling or injunction has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated in the Merger Agreement and such order, decree, ruling or injunction has become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement must have used its reasonable best efforts to remove such injunction, order or decree;

          (iv) by either Boeing or McDonnell Douglas if the McDonnell Douglas Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal (in which case, upon termination of the Merger Agreement by McDonnell Douglas, the McDonnell Douglas Board will be entitled to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger); provided, however, that McDonnell Douglas may not so terminate unless and until (A) five business days have elapsed after delivery to Boeing of a written notice of such determination by the McDonnell Douglas Board and during such period McDonnell Douglas (1) informs Boeing of the terms and conditions of the Takeover Proposal and the identity of the person making the Takeover Proposal and (2) otherwise fully cooperates with Boeing with respect thereto with the intent of enabling Boeing to agree to a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated in the Merger Agreement may be effected; provided, however, the McDonnell Douglas Board will not be required to take any action under this clause (2) that it believes, after consultation with outside legal counsel, would present a reasonable possibility of violating its obligations to McDonnell Douglas or McDonnell Douglas' shareholders under applicable law, (B) at the end of such five-business-day period the McDonnell Douglas Board continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and simultaneously with such termination McDonnell Douglas pays to Boeing the Termination Fee (as hereinafter defined), and (C) simultaneously with such termination, McDonnell Douglas enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; and

          (v) by Boeing if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of McDonnell Douglas is commenced prior to the McDonnell Douglas Special Meeting, and the McDonnell Douglas Board fails to recommend against acceptance of such tender offer or exchange offer within the time period presented by Rule 14e-2 under the Exchange Act by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

(l) FEES AND EXPENSES

     Except for (i) printing expenses, filing fees in connection with any HSR Act filing, which will be shared equally, and (ii) any applicable transfer taxes, which McDonnell Douglas will pay, Boeing and McDonnell Douglas will each pay its own costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

(m) TERMINATION FEE

     Notwithstanding any provision in the Merger Agreement to the contrary (but subject to the paragraph immediately below), if (i) the Merger Agreement is terminated by McDonnell Douglas or Boeing because the McDonnell Douglas Board reasonably determines that a Takeover Proposal constitutes a Superior Proposal or (ii) (A) prior to the termination of the Merger Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, (B) the Merger Agreement is terminated by McDonnell Douglas because the Effective Time has not occurred on or before December 31, 1997 or by

Boeing or McDonnell Douglas due to the failure of the McDonnell Douglas shareholders to approve the Merger, and (C) concurrently with or within twelve months after such termination a Takeover Proposal is consummated, then, in each case, McDonnell Douglas must pay to Boeing a fee of $200 million in cash.

     Notwithstanding any provision in the Merger Agreement to the contrary, if the Merger Agreement is terminated by either Boeing or McDonnell Douglas for any reason, and if prior to such termination, the Boeing Board has breached its covenants under the Merger Agreement by (i) failing to recommend to the Boeing shareholders in the Joint Proxy Statement/Prospectus that they vote in favor of the Share Issuance, (ii) having withdrawn a recommendation to the Boeing shareholders that they vote in favor of the Share Issuance or (iii) having modified any such recommendation that they vote in favor of the Share Issuance, then Boeing must pay to McDonnell Douglas a fee of $200 million in cash.

     None of the payments described in the preceding two paragraphs (each, a "Termination Fee") will prejudice any other rights which the party receiving the payment may have against the party making the payment.

(n) AMENDMENT

     At any time before or after approval of the matters presented in connection with the Merger by the respective shareholders of McDonnell Douglas and Boeing and prior to the Effective Time, the Merger Agreement may be amended or supplemented in writing by McDonnell Douglas and Boeing with respect to any of the terms contained in the Merger Agreement, except that following approval by the shareholders of McDonnell Douglas and Boeing there may be no amendment or change to the provisions of the Merger Agreement with respect to the Conversion Number, without further approval by the shareholders of McDonnell Douglas and Boeing.

(o) WAIVER

     The Merger Agreement permits McDonnell Douglas and Boeing at any time prior to the Effective Time, to: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained therein or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions of the other party contained therein, in each case pursuant to a written instrument.

            10.  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Boeing and McDonnell Douglas and have been prepared as if the Merger occurred on January 1, 1994. The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that the managements of Boeing and McDonnell Douglas believe are reasonable.

     The unaudited pro forma financial statements are not necessarily indicative of actual or future financial position or results of operations that would have or will occur upon consummation of the Merger, and should be read in conjunction with the audited historical consolidated financial statements, including the notes thereto, of Boeing and McDonnell Douglas. The audited consolidated financial statements of Boeing and McDonnell Douglas are incorporated by reference in this Joint Proxy Statement/Prospectus.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED MARCH 31, 1997
                                                      ----------------------------------------------
                                                               MCDONNELL                   PRO FORMA
                                                      BOEING    DOUGLAS    ADJUSTMENTS     COMBINED
                                                      ------   ---------   -----------     ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and other operating revenues................    $7,318    $ 3,230       $(179)(1)     $10,359
                                                                                (29)(2)
                                                                                 19(3)
Costs and expenses................................     6,232      2,607        (179)(1)       8,688
                                                                                 28(3)
General and administrative expense................       302        171         (21)(3)         452
Research and development expense..................       343         94          42(3)          479
                                                      ------     ------       -----         -------
  Earnings from operations........................       441        358         (59)            740
Other income, principally interest................        74                     29(2)          103
Interest and debt expense.........................       (61)       (70)                       (131)
ShareValue Trust appreciation change..............        98                                     98
                                                      ------     ------       -----         -------
  Earnings before income taxes....................       552        288         (30)            810
Income taxes......................................       175        107         (12)(3)         270
                                                      ------     ------       -----         -------
Net earnings......................................    $  377    $   181       $ (18)        $   540
                                                      ======     ======       =====         =======
Earnings per share................................    $ 0.54    $  0.86                     $  0.56
                                                      ======     ======                     =======

                (see pro forma adjustments footnotes on page 67)

                                                            THREE MONTHS ENDED MARCH 31, 1996
                                                     -----------------------------------------------
                                                               MCDONNELL                   PRO FORMA
                                                     BOEING     DOUGLAS    ADJUSTMENTS     COMBINED
                                                     -------   ---------   -----------     ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and other operating revenues...............    $ 4,293    $ 3,171       $(126)(1)     $ 7,047
                                                                                (22)(2)
                                                                               (269)(3)
Costs and expenses...............................      3,646      2,537        (126)(1)       5,870
                                                                               (187)(3)
General and administrative expense...............        200        169         (11)(3)         358
Research and development expense.................        293         88          19(3)          400
                                                     -------     ------       -----          ------
  Earnings from operations.......................        154        377        (112)            419
Other income, principally interest...............         57                     22(2)           79
Interest and debt expense........................        (41)       (61)                       (102)
ShareValue Trust appreciation....................         --                                     --
                                                     -------     ------       -----          ------
  Earnings before income taxes...................        170        316         (90)            396
Income taxes.....................................         51        118         (35)(3)         134
                                                     -------     ------       -----          ------
Net earnings.....................................    $   119    $   198       $ (55)        $   262
                                                     =======     ======       =====          ======
Earnings per share...............................    $  0.17    $  0.89                     $  0.27
                                                     =======     ======                      ======

                                                              YEAR ENDED DECEMBER 31, 1996
                                                     -----------------------------------------------
                                                               MCDONNELL                   PRO FORMA
                                                     BOEING     DOUGLAS    ADJUSTMENTS     COMBINED
                                                     -------   ---------   -----------     ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and other operating revenues...............    $22,681    $13,834       $(601)(1)     $35,453
                                                                               (101)(2)
                                                                               (360)(3)
Costs and expenses...............................     19,053     11,282        (601)(1)      29,446
                                                                               (288)(3)
General and administrative expense...............      1,074        726         (44)(3)       1,756
Research and development expense.................      1,200        355          78(3)        1,633
                                                     -------    -------       -----         -------
  Earnings from operations.......................      1,354      1,471        (207)          2,618
Other income, principally interest...............        287                    101(2)          388
Interest and debt expense........................       (145)      (248)                       (393)
ShareValue Trust appreciation....................       (133)                                  (133)
                                                     -------    -------       -----         -------
  Earnings before income taxes...................      1,363      1,223        (106)          2,480
Income taxes.....................................        268        435         (41)(3)         662
                                                     -------    -------       -----         -------
Net earnings.....................................    $ 1,095    $   788       $ (65)        $ 1,818
                                                     =======    =======       =====         =======
Earnings per share...............................    $  1.59    $  3.64                     $  1.88
                                                     =======    =======                     =======

                (see pro forma adjustments footnotes on page 67)

                                                            YEAR ENDED DECEMBER 31, 1995
                                                 ---------------------------------------------------
                                                             MCDONNELL                     PRO FORMA
                                                 BOEING       DOUGLAS      ADJUSTMENTS     COMBINED
                                                 -------     ---------     -----------     ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and other operating revenues.............  $19,515      $14,332         $(546)(1)     $32,960
                                                                                (71)(2)
                                                                               (270)(3)
Costs and expenses.............................   16,326       12,027          (546)(1)      27,476
                                                                               (331)(3)
General and administrative expense.............    1,020          681           (13)(3)       1,688
Research and development expense...............    1,267          311            96(3)        1,674
MD-11 accounting charge........................                 1,838                         1,838
Special retirement program expense.............      600                                        600
                                                 -------      -------         -----         -------
  Earnings (loss) from operations..............      302         (525)          (93)           (316)
Other income, principally interest.............      209                         71(2)          280
Interest and debt expense......................     (151)        (225)                         (376)
                                                 -------      -------         -----         -------
  Earnings (loss) before income taxes..........      360         (750)          (22)           (412)
Income taxes (benefit).........................      (33)        (334)           (9)(3)        (376)
                                                 -------      -------         -----         -------
Net earnings (loss)............................  $   393      $  (416)        $ (13)        $   (36)
                                                 =======      =======         =====         =======
Earnings (loss) per share......................  $  0.57      $ (1.83)                      $ (0.04)
                                                 =======      =======                       =======

                                                            YEAR ENDED DECEMBER 31, 1994
                                                 ---------------------------------------------------
                                                             MCDONNELL                     PRO FORMA
                                                 BOEING       DOUGLAS      ADJUSTMENTS     COMBINED
                                                 -------     ---------     -----------     ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Sales and other operating revenues.............  $21,924      $13,176         $(576)(1)     $34,969
                                                                                (72)(2)
                                                                                517(3)
Costs and expenses.............................   17,943       11,026          (576)(1)      28,905
                                                                                512(3)
General and administrative expense.............    1,126          684          (117)(3)       1,693
Research and development expense...............    1,704          297            75(3)        2,076
                                                 -------      -------         -----         -------
  Earnings from operations.....................    1,151        1,169           (25)          2,295
Other income, principally interest.............      122                         72(2)          194
Interest and debt expense......................     (130)        (249)                         (379)
                                                 -------      -------         -----         -------
  Earnings before income taxes.................    1,143          920            47           2,110
Income taxes...................................      287          322            18(3)          627
                                                 -------      -------         -----         -------
Net earnings...................................  $   856      $   598         $  29         $ 1,483
                                                 =======      =======         =====         =======
Earnings per share.............................  $  1.26      $  2.53                       $  1.50
                                                 =======      =======                       =======

                (see pro forma adjustments footnotes on page 67)

          UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL POSITION

                                                                   MARCH 31, 1997
                                                 ---------------------------------------------------
                                                             MCDONNELL                     PRO FORMA
                                                 BOEING       DOUGLAS      ADJUSTMENTS     COMBINED
                                                 -------     ---------     -----------     ---------
                                                                    (IN MILLIONS)
ASSETS
Cash and cash equivalents......................  $ 4,542      $   706        $    --        $ 5,248
Short-term investments.........................      972                                        972
Accounts receivable............................    2,219        1,064                         3,283
Current portion of customer financing..........      159                         536(4)         695
Deferred income taxes..........................      580                         282(4)       1,178
                                                                                 316(3)
Inventories, net of advances and progress
  billings.....................................    7,300        3,573         (1,390)(3)      9,585
                                                                                 102(4)
                                                 -------      -------        -------        -------
          Total current assets.................   15,772        5,343           (154)        20,961
Customer financing and properties on lease.....      600        3,129           (536)(4)      3,193
Property, plant and equipment, net.............    6,848        1,468                         8,316
Deferred income taxes..........................      458                        (305)(4)        153
Goodwill.......................................    2,458                                      2,458
Prepaid pension expense........................    1,987        1,345                         3,332
Other assets...................................      169          321           (102)(4)        388
                                                 -------      -------        -------        -------
          Total assets.........................  $28,292      $11,606        $(1,097)       $38,801
                                                 =======      =======        =======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and other liabilities.........  $ 7,846      $ 2,292        $    --        $10,138
Advances in excess of related costs............    1,074          808                         1,882
Billings in excess of related costs............                   579           (579)(3)
Income taxes payable...........................      521          175            (23)(4)        673
Short-term debt and current portion of
  long-term debt...............................      318                         523(4)         841
                                                 -------      -------        -------        -------
          Total current liabilities............    9,759        3,854            (79)        13,534
Accrued retiree health care....................    3,692        1,111                         4,803
Long-term debt.................................    3,652        3,373           (523)(4)      6,502
                                                 -------      -------        -------        -------
          Total liabilities....................   17,103        8,338           (602)        24,839
Minority interest..............................                    64                            64
Common stock less treasury shares..............    3,621          242                         3,863
Retained earnings..............................    8,824        3,007           (495)(3)     11,336
Unearned compensation..........................                   (45)                          (45)
ShareValue Trust...............................   (1,256)                                    (1,256)
                                                 -------      -------        -------        -------
Shareholders' equity...........................   11,189        3,204           (495)        13,898
                                                 -------      -------        -------        -------
          Total liabilities and shareholders'
            equity.............................  $28,292      $11,606        $(1,097)       $38,801
                                                 =======      =======        =======        =======

                (see pro forma adjustments footnotes on page 67)

                        PRO FORMA ADJUSTMENTS FOOTNOTES

(1) Adjustment to eliminate sales between Boeing and McDonnell Douglas.

(2) Adjustment to reclassify to "Other Income" McDonnell Douglas income associated with cash and short-term investments and gains on sale of assets.

(3) Adjustment to conform the accounting for long-term contracts, including the related tax provisioning, as follows:

    - To conform the application of the percentage of completion method of recognizing sales and earnings for fixed-price contracts to the method applied by Boeing. McDonnell Douglas applies the percentage of completion method generally as costs are incurred (cost-to-cost basis of revenue recognition); Boeing applies the percentage of completion method generally as deliveries occur (delivery basis of revenue recognition). The two bases, both consistent with generally accepted accounting principles, result in differences in the timing of sales recognition, with sales under the delivery basis being recognized in a deferred manner relative to sales under the cost-to-cost basis.

    - To conform the method of accounting and classification relating to general and administrative costs and research and development costs to the method and classification applied by McDonnell Douglas. Boeing accounts for general and administrative costs and research and development costs directly recoverable on flexibly priced government contracts as contract costs, whereas McDonnell Douglas accounts for such costs as period costs.

(4) Adjustments to present a conformed classified balance sheet segregating current and non-current balances.

                            11.  BOEING STOCK SPLIT

     In February 1997, the Boeing Board declared the Boeing Stock Split, contingent on approval by Boeing shareholders of an increase in the number of authorized shares of Boeing stock. The Merger Agreement provides that as of the Effective Time each issued and outstanding share of McDonnell Douglas Common Stock will be converted into 0.65 of a share of Boeing Common Stock but that if the Boeing Board declares a stock split on the outstanding shares of Boeing Common Stock with a record date that is prior to the Effective Time, the Conversion Number will be appropriately adjusted. At the Boeing Annual Meeting, the shareholders of Boeing approved increasing the number of authorized shares of Boeing stock from 610,000,000 to 1,220,000,000. The record date for determining the Boeing shareholders entitled to receive the additional shares was May 16, 1997. Consequently, the Conversion Number was adjusted from 0.65 of a share of Boeing Common Stock for each share of McDonnell Douglas Common Stock to 1.3 shares of Boeing Common Stock for each share of McDonnell Douglas Common Stock.

           12. COMPARISON OF THE RIGHTS OF HOLDERS OF BOEING COMMON STOCK AND MCDONNELL DOUGLAS COMMON STOCK

     If the Merger is consummated, holders of McDonnell Douglas Common Stock will become holders of Boeing Common Stock and the rights of the former McDonnell Douglas shareholders will be governed by the laws of the State of Delaware and by the Restated Certificate of Incorporation of Boeing ("Boeing Restated Certificate"), the Boeing By-Laws and (if then in effect) the Boeing Rights Plan. The rights of Boeing shareholders differ in certain respects from the rights of McDonnell Douglas shareholders. The material differences are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the DGCL, the MGCL, the Boeing Restated Certificate, the Boeing By-Laws, the Boeing Rights Plan, the McDonnell Douglas Articles of Incorporation, as amended or supplemented ("McDonnell Douglas Articles"), the McDonnell Douglas By-Laws and the McDonnell Douglas Rights Plan. For information as to how such documents may be obtained, see Section 1, "AVAILABLE INFORMATION."

(a) AUTHORIZED CAPITAL

     The total number of authorized shares of capital stock of Boeing is 1,220,000,000, consisting of 1,200,000,000 shares of Boeing Common Stock, par value $5.00 per share, and 20,000,000 shares of preferred stock, par value $1.00 per share. The total number of authorized shares of stock of McDonnell Douglas is 410,000,000, consisting of 400,000,000 shares of McDonnell Douglas Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share.

(b) NUMBER OF DIRECTORS; ELECTION OF DIRECTORS; REMOVAL; VACANCIES

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Boeing By-laws state that the number of directors shall be thirteen, and can be increased or decreased (not to less than three), from time to time, by resolution of the Boeing Board or by shareholder amendment. There are currently ten directors serving on the Boeing Board.

     The MGCL provides that any corporation with outstanding stock and three or more shareholders shall have at least three directors at all times and that a corporation shall have the number of directors provided in its charter until such number is changed by the by-laws. The McDonnell Douglas Articles and McDonnell Douglas By-Laws, collectively, provide that the number of directors of McDonnell Douglas shall be thirteen and can be increased (not to more than 20) or decreased (not to less than three) by not less than 80% of the entire McDonnell Douglas Board. There are currently thirteen directors serving on the McDonnell Douglas Board.

     The DGCL permits the certificate of incorporation or by-laws of a corporation to provide that directors be divided into up to three classes, with the term of office of each class of directors expiring in successive years. The Boeing By-Laws provide for the Boeing Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors. The Boeing By-Laws provide that at each election of directors, the persons receiving the greatest number of votes shall be the directors of that class.

     The MGCL permits the charter or by-laws of a corporation to provide that directors be divided into classes, provided that the term of office of a director or class of directors may not be longer than five years and the term of office of at least one class must expire each year. The McDonnell Douglas Articles and McDonnell Douglas By-Laws provide for the McDonnell Douglas Board to be divided into three classes, each of which is to be composed as nearly as possible of one-third of the directors. The McDonnell Douglas By-Laws provide that a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present shall be sufficient to elect a director.

     Under the DGCL, in the case of a classified board and unless a corporation's certificate of incorporation provides otherwise, and under the Boeing By-laws, any director may only be removed for cause by the holders of a majority of the shares entitled to vote at an election of directors.

     Under the MGCL, unless the corporation's charter provides otherwise, the shareholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. The McDonnell Douglas Articles provide that a director may be removed by shareholders with or without cause only by the affirmative vote of the holders of not less than 80% of all the outstanding shares of McDonnell Douglas stock entitled to vote for removal.

     Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office or by a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or by-laws. However, the DGCL also provides that if the directors then in office constitute less than a majority of the whole board, the Court of Chancery may, upon application of any shareholder or shareholders holding at least 10% of the total number of shares at the time outstanding entitled to vote for directors, order an election of directors to be held. The Boeing By-Laws provide that vacancies caused by removal shall be filled by the shareholders and vacancies not caused by removal shall be filled by the shareholders or by the vote of a majority of the Boeing Board (or by a majority of the Continuing Directors if there is an Interested Shareholder (both terms as defined in the Boeing Restated Certificate)).

     Under the MGCL, shareholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. Further, unless the charter or by-laws provide otherwise, a majority of the remaining directors (even though less than a quorum) may fill a vacancy which results from any cause except an increase in the number of directors, and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. There is no provision in the MGCL providing for the filling of vacancies on the board of directors by the Maryland courts. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualified. A director elected by the shareholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director. Under the McDonnell Douglas By-laws, vacancies may be filled by a majority of the remaining directors (even though less than a quorum) but filling a vacancy resulting from an increase in the number of directors requires a vote of not less than 80% of the entire board.

(c) CHARTER AMENDMENTS

     Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and (if applicable) the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. However, the Boeing Restated Certificate provides that the amendment of any of the following provisions requires either (i) the recommendation of a majority of the Continuing Directors together with the affirmative vote of the holders of at least the majority of the voting stock of Boeing or (ii) the affirmative vote of the holders of at least 75% of the voting stock of Boeing: (A) Section 3 (relating to the voting rights of preferred stock and changes in authorized capitalization) and Section 5 (relating to the consideration for stock) of Article FOURTH; (B) Article EIGHTH (relating to business combinations); (C) Article NINTH (relating to shareholder action by written consent); (D) paragraph c (relating to the number of directors), paragraph d (relating to the Boeing Board's power to make or alter the Boeing By-Laws) and paragraph h (relating to cumulative voting) of Article TENTH; and (e) Article ELEVENTH (relating to amendment of the Boeing Restated Certificate).

     Under the MGCL, the board of directors must adopt a resolution setting forth the proposed amendment and declaring that it is advisable and direct that the proposed amendment be submitted to the shareholders for their consideration and the shareholders must approve any amendment by the affirmative vote of two-thirds of all votes entitled to be cast on the matter in order to approve any charter amendment. However, the MGCL provides that the required vote may be increased or decreased (but not to less than a majority of all the votes entitled to be cast on the matter) by a provision in a corporation's charter. The McDonnell Douglas Articles provide that McDonnell Douglas may from time to time make any amendments to the McDonnell Douglas Articles which are authorized by the affirmative vote of a majority of the total number of shares outstanding and entitled to vote on the amendment, except as otherwise provided in the McDonnell Douglas Articles. Article FOURTH, relating to directors, provides that the affirmative vote of at least 80% of the total number of shares entitled to vote at a meeting of shareholders is required to alter, amend, repeal or adopt any provision inconsistent with such article. Article EIGHTH, relating to business combinations, provides that the affirmative vote of at least (i) 80% of the votes entitled to be cast by all shares of voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by an Interested Stockholder (as defined in the MGCL, as in effect on January 1, 1984) is required to amend or repeal such article.

(d) BY-LAW AMENDMENTS

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the shareholders, except to the extent that a corporation's certificate of incorporation or by-laws vest it in the board of directors. However, the conferral of the power to adopt, alter and repeal the by-laws upon the directors does not divest the shareholders of their power to adopt, amend or repeal the by-laws. The Boeing Restated Certificate grants the Boeing Board the power to make and alter Boeing's By-Laws subject to certain restrictions and the provisions of Boeing's By-Laws. With certain exceptions and subject to certain notice requirements, the Boeing By-Laws may be altered, repealed or adopted (i) by the affirmative vote of the holders of a majority of shares present and entitled to vote at an annual meeting or special meeting or (ii) by either (A) the affirmative vote of a majority of the whole Boeing Board or (B) the affirmative vote of all directors present at any meeting at which a quorum, if less than a majority, is present. However, the Boeing By-Laws provide that the amendment of any of the following provisions requires either (i) the affirmative vote of a majority of the Continuing Directors or (ii) the affirmative vote of the holders of at least 75% of the voting stock of Boeing: (A) Section 1 (relating to annual meetings), Section 2 (relating to the calling of special meetings) and Section 4 (relating to notice of annual and special meetings) of
Article I or (B) Section 1 (relating to the number and term of directors and providing for a classified board of directors), Section 10 (relating to removal of directors) and Section 11 (relating to the filling of vacancies not caused by removal) of Article II. In addition, either (i) the recommendation of a majority of the Continuing Directors together with the affirmative vote of the holders of at least the majority of the voting stock of Boeing or (ii) the affirmative vote of the holders of at least 75% of the voting stock of Boeing is required to amend Article VIII, relating to amendment of the Boeing By-Laws.

     Under the MGCL, the power to adopt, alter and repeal the by-laws is vested in the shareholders, except to the extent a corporation's charter or by-laws vest it in the board of directors. The McDonnell Douglas By-Laws provide that the McDonnell Douglas Board has the power to make, alter and repeal the McDonnell Douglas By-Laws. However, certain provisions in the McDonnell Douglas By-Laws relating to filling of

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

vacancies and removal of directors may not be amended without the approval of not less than 80% of the entire McDonnell Douglas Board.

(e) ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Boeing By-Laws require nominations of persons for election to the Boeing Board and submission of other business to be considered at a meeting of shareholders to be either made or brought by or at the direction of the Boeing Board or made or brought by a shareholder of record who complies with advance notice procedures set forth in the Boeing By-laws.

     The McDonnell Douglas By-Laws also require nominations of persons for election to the McDonnell Douglas Board and the submission of other business to be considered at a meeting of shareholders to be made only by or at the direction of the McDonnell Douglas Board or by any shareholder of record who complies with the notice procedures set forth in the McDonnell Douglas By-Laws.

(f) SPECIAL SHAREHOLDER MEETINGS

     The DGCL provides that a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or by-laws. The Boeing By-Laws provide that special meetings may be called by the Boeing Board or shareholders holding together at least 25% of the outstanding shares of stock entitled to vote.

     The MGCL provides that a special meeting of shareholders may be called by the president, the board of directors, or any other person specified in the corporation's charter or by-laws. The MGCL further provides that the secretary of a corporation shall call a special meeting of shareholders on the written request of shareholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting; however, such 25% may be increased, to not greater than a majority of all votes entitled to be cast at the meeting, or decreased pursuant to a corporation's charter or by-laws. The McDonnell Douglas By-Laws provide that a special meeting of shareholders may be called by the Chairman of the Board, the Chief Executive Officer, the President, a majority of the Board or a majority of the members of the Executive Committee and shall be called at the request in writing of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

(g) CUMULATIVE VOTING

     The DGCL permits cumulative voting for the election of directors if provided by the certificate of incorporation, but the Boeing Restated Certificate does not so provide.

     The MGCL permits cumulative voting for the election of directors if provided by the charter, but the McDonnell Douglas Articles do not so provide.

(h) SHAREHOLDER ACTION WITHOUT A MEETING

     Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted and such votes are delivered to the corporation. The Boeing Restated Certificate provides that no action may be taken by written consent of shareholders unless such action was submitted to the shareholders after approval by a majority of the Continuing Directors. The Boeing By-laws, subject to certain procedural requirements, permit shareholder action to be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted and such votes are delivered to Boeing.

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

     Under the MGCL, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only if a unanimous written consent is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholder who would have been entitled to notice of, but could not vote at, such shareholder meeting.

(i) RIGHTS PLANS

     Each share of Boeing Common Stock currently has a Boeing Right associated with it. The Boeing Rights Plan expires on August 7, 1997, and the Boeing Board has stated that it currently intends to permit the Boeing Rights Plan to expire in accordance with its terms and not to replace it.

     In July 1987, Boeing adopted the Boeing Rights Plan and declared a dividend distribution of one Boeing Right for each outstanding share of Boeing Common Stock. Under certain conditions, each Boeing Right may be exercised to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of Boeing at a purchase price of $150, subject to adjustment. The Boeing Rights will be exercisable only (i) if a person or group has acquired, or obtained the right to acquire, 20% or more of the outstanding shares of Boeing Common Stock;
(ii) following the commencement of a tender or exchange offer for 30% or more of such outstanding shares of Boeing Common Stock; or (iii) after the Boeing Board declares any person, alone or together with affiliates and associates, to be an "Adverse Person."

     If the Board of Directors declares a person to be an Adverse Person, or a person or group acquires more than 30% of the then outstanding shares of Boeing Common Stock (except pursuant to an offer which the independent directors determine to be fair to and otherwise in the best interests of Boeing and its shareholders), each Boeing Right will entitle its holder to receive, upon exercise, Boeing Common Stock (or, in certain circumstances, cash, property or other securities of Boeing) having a value equal to two times the exercise price of the Boeing Right. Boeing will be entitled to redeem the Boeing Rights at $.05 per Boeing Right at any time prior to the earlier of the expiration of the Boeing Rights or ten days following the time that a person has acquired or obtained the right to acquire a 20% position. Boeing may not redeem the Boeing Rights if the Boeing Board has previously declared a person to be an Adverse Person. The Boeing Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of Boeing.

     Each share of McDonnell Douglas Common Stock has a McDonnell Douglas Right associated with it. In August 1990, McDonnell Douglas adopted a Rights Plan and declared a dividend distribution of one McDonnell Douglas Right for each outstanding share of McDonnell Douglas Common Stock. In January 1995, McDonnell Douglas amended its Rights Plan. In May 1996, McDonnell Douglas amended and restated its Rights Plan. The description and terms of the McDonnell Douglas Rights are set forth in the McDonnell Douglas Rights Plan. Under certain conditions, each McDonnell Douglas Right may be exercised to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock of McDonnell Douglas at a purchase price of $125, subject to adjustment. The McDonnell Douglas Rights will be exercisable only (i) following the date on which a person or group, without the prior written approval of the McDonnell Douglas Board, becomes the "Beneficial Owner" of 20% or more of the "Voting Power" of McDonnell Douglas or (ii) following the commencement, without the prior written approval of a majority of the McDonnell Douglas Board, of a tender or exchange offer which would result in a person or group becoming the Beneficial Owner of 20% or more of the "Voting Power" of McDonnell Douglas.

     If a person or group becomes a Beneficial Owner of, tenders for or offers in exchange for 20% or more of the Voting Power of McDonnell Douglas (except with the prior written approval of the McDonnell Douglas Board or if McDonnell Douglas has redeemed the McDonnell Douglas Rights pursuant to the McDonnell Douglas Rights Plan), each McDonnell Douglas Right will entitle its holder to receive, upon exercise, McDonnell Douglas Common Stock (or in certain circumstances, cash, property or other securities of McDonnell Douglas or of the "Principal Person" becoming the Beneficial Owner of, tendering for or offering for 20% or more of the Voting Power of McDonnell Douglas) having a value equal to two times the exercise price of the McDonnell Douglas Right. McDonnell Douglas will be entitled to redeem the McDonnell Douglas Rights at $.01 per McDonnell Douglas Right at any time prior to the earlier of the expiration of the

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

McDonnell Douglas Rights in December 2004 or ten days following the time that a person or group has become the Beneficial Owner of 20% of the Voting Power of McDonnell Douglas. The McDonnell Douglas Rights do not have voting or dividend rights, and until they become exercisable, have no dilutive effect on the earnings of McDonnell Douglas. On December 14, 1996, the McDonnell Douglas Board provided its written approval for Sub, together with its "Affiliates" and "Associates", to become the Beneficial Owner of 20% or more of the Voting Power of McDonnell Douglas. Neither the execution of the Merger Agreement nor the consummation of the Merger will result in the McDonnell Douglas Rights becoming exercisable. See Section 8(q), "THE MERGER -- McDonnell Douglas Rights."

(j) BUSINESS COMBINATIONS

     Under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote on the matter generally is required for a merger, consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The Boeing Restated Certificate provides certain restrictions on business combinations with interested shareholders or their affiliates. Accordingly, the Boeing Restated Certificate requires the affirmative vote of at least 75% of the voting stock for the adoption or authorization of a Business Combination (as defined in the Boeing Certificate) unless (i) such Business Combination is approved by the affirmative vote of a majority of the Continuing Directors or
(ii) the Continuing Directors determine that certain price and procedural requirements have been satisfied.

     Under the MGCL, the affirmative vote of two-thirds of all the votes entitled to be cast on the matter is required to approve a merger, consolidation, share exchange or transfer of all or substantially all of the corporation's assets, subject to certain exceptions. The McDonnell Douglas Articles provide certain restrictions on Business Combinations (as defined in the MGCL, as in effect on January 1, 1984). For a Business Combination to be consummated, the McDonnell Douglas Articles require the approval of the McDonnell Douglas Board and either (i) the affirmative vote of at least (A) 80% of the votes entitled to be cast by all outstanding shares of voting stock, voting together as a single group, and (B) two-thirds of the votes entitled to be cast by holders of voting stock other than the voting stock held by an Interested Stockholder (as defined in the MGCL, as in effect on January 1, 1984) or (ii) the affirmative vote of at least two-thirds of the votes entitled to be cast by all outstanding shares of voting stock and either (A) the recommendation of the majority of Continuing Directors (as defined in the McDonnell Douglas Articles) or (B) the satisfaction of certain price and procedural requirements.

(k) STATE TAKEOVER LEGISLATION

     Delaware Business Combination Law. Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

          (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of

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

     stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a business combination with an Interested Stockholder who was such on or prior to the adoption of the amendment. Boeing has not adopted an amendment to its Restated Certificate or By-Laws by which Boeing elects not to be governed by Section 203 of the DGCL.

     Washington Business Combination Law. Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA") applies to corporations such as Boeing which are incorporated elsewhere but have their principal executive offices in, and have certain other significant contacts with, the State of Washington. The Washington statute, in general prohibits such corporations from engaging in a "significant business transaction" (defined as a variety of transactions, including mergers, asset sales, issuance or redemption of stock and other transactions) with an "acquiring person" (defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the time that such person became an acquiring person unless, among other things, prior to the time such person became an acquiring person, the board of directors of the corporation approved either the significant business transaction or the transaction that resulted in the shareholder becoming an acquiring person. In addition, following the five year moratorium period, a corporation subject to Chapter 23B.19 may not engage in any significant business transaction unless the consideration to be received by the corporation's shareholders meets certain "fair price" tests, generally related to the highest price per share of the corporation's stock paid by the acquiring person within specified periods. A corporation may not elect not to be governed by Chapter 23B.19 of the WBCA.

     Maryland Business Combination Law. Under the MGCL, certain "business combinations" (including a merger, a consolidation, a share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, the MGCL provides that any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other things, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares or the business combination is approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The board of directors of a Maryland corporation may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by types, as to specifically identified or unidentified existing or future stockholders or their affiliates from the business combination provisions of the MGCL. The McDonnell Douglas Board has adopted a resolution exempting the Merger from the business combination provision of the MGCL.

     Furthermore, a Maryland corporation may elect not to be subject to the foregoing requirements by amending its charter, but such amendment must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and at least two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested stockholder on the date of the shareholder vote. McDonnell Douglas has not adopted an amendment to the McDonnell Douglas Articles by

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

which McDonnell Douglas elects not to be governed by the default provisions of the MGCL with respect to business combinations with interested stockholders.

     Maryland Control Share Acquisition Statute. The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent the acquisition is exempt or is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other shares of voting stock previously acquired by the acquiror, would entitle such acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means, subject to certain exceptions, the direct or indirect acquisitions of, ownership of, or the power to direct the exercise of voting power with respect to, control shares.

     The MGCL also requires Maryland corporations to hold a special meeting of shareholders at the request of a person who has made or proposes to make a control share acquisition within 50 days after such request is made, subject to the satisfaction of certain conditions, to consider the voting rights of the shares. In addition, unless the corporation's charter or by-laws provide otherwise, if no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as provided in the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to voting rights as of the date of the last control share acquisition or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the corporation's charter or by-laws provide otherwise, if voting rights are accorded to control shares at a special meeting of shareholders which results in the acquiring person's having majority voting power, then minority shareholders may exercise appraisal rights. The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction. An acquisition of shares may be exempted from the control share statute provided that a charter or by-law provision is adopted for such purpose prior to the control share acquisition. McDonnell Douglas has not adopted an amendment to the McDonnell Douglas Articles or its By-laws electing not to be governed by the control share acquisitions provisions of the MGCL.

     The DGCL has no comparable control share acquisition provision.

(l) STANDARD OF CONDUCT FOR DIRECTORS

     Under Delaware law, the standards of conduct for directors have developed through written opinions of the Delaware courts in cases decided by them. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty has been said to require directors to refrain from self-dealing. According to the Delaware Supreme Court, the duty of care requires "directors . . . in managing the corporate affairs . . . to use that amount of care which ordinarily careful and prudent men would use in similar circumstances." Later case law has established "gross negligence" as the test for breach of the standard for the duty of care in the process of decision-making by directors of Delaware corporations.

     Under Maryland law, the standards of conduct for directors are governed by statute. Section 2-405.1(a) of the MGCL requires that a director of a Maryland corporation perform his or her duties in "good faith," with "a reasonable belief" that his or her actions are "in the best interests of the corporation" and with the care of an "ordinarily prudent person in a like position . . . under similar circumstances."

(m) INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact

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

that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The DGCL permits similar indemnification in the case of derivative actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Indemnification for settlement of a suit by or in the right of the corporation is not permitted under the DGCL. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

     The Boeing By-Laws provide, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of Boeing or that, being or having been such a director or officer or an employee of Boeing, he or she is or was serving at the request of an executive officer of Boeing as a director, officer, employee or agent of another corporation, will be indemnified and held harmless by Boeing to the full extent permitted by the DGCL, against all expense, liability and loss actually and reasonably incurred by such person in connection therewith. In certain cases, the indemnified party will be entitled to the advancement of certain expenses relating to indemnification.

     The MGCL permits a corporation to indemnify its current and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any suit or proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that: (a) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;
(b) the person actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. Indemnification for settlement of a suit by or in the right of the corporation is permitted under the MGCL. Unless limited by a corporation's charter, a corporation must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding subject to the MGCL's indemnification provisions.

     The McDonnell Douglas By-laws provide, in substance, that McDonnell Douglas, to the fullest extent of the MGCL, will indemnify, and advance expenses to, former and current directors, in connection with any threatened or pending proceeding, except a proceeding by such person against McDonnell Douglas, arising out of such person's service to McDonnell Douglas. The McDonnell Douglas By-laws further provide, in substance, that McDonnell Douglas will provide indemnification to officers and other persons who serve, or have served, McDonnell Douglas as required by law or as authorized at any time by general or specific action of the McDonnell Douglas Board.

(n) LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act

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

or omission prior to the adoption of such a provision in the certificate of incorporation. The Boeing Restated Certificate provides that, to the full extent of the DGCL, Boeing directors are not liable to Boeing or its shareholders for monetary damages for conduct as a director. However, such provisions do not limit the availability of equitable relief to Boeing or its shareholders.

     Under the MGCL, a corporation's charter may, with certain exceptions, include any provisions expanding or limiting the liability of its directors and officers to the corporation or its shareholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its shareholders to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property, or services (in which case recovery is limited to the actual amount of the benefit or profit actually received) or (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The McDonnell Douglas Articles provide that, to the full extent permitted by the MGCL, McDonnell Douglas directors and officers are not liable to McDonnell Douglas or its shareholders for money damages. However, such provisions do not limit the availability of equitable relief to McDonnell Douglas or its shareholders.

(o) APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, shareholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such shareholder would otherwise receive in such transaction. However, except as otherwise provided by the DGCL, shareholders do not have such appraisal rights if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or held of record by more than 2,000 shareholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or
(iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i) , (ii) and (iii).

     Under the MGCL, shareholders have the right, subject to certain exemptions, to demand and receive payment of the fair value of their stock in the event of certain mergers, consolidations, share exchanges or transfers of assets or if the corporation amends its charter in a way that substantially adversely affects the stockholder's rights unless the right to do so is reserved in the corporation's charter. However, except as otherwise provided by the MGCL, a shareholder does not have such appraisal rights if, among other things, (i) such shareholder's stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the NASD, or (ii) such shareholder's stock is that of the surviving corporation in the merger unless the merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so, or the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests, arising out of provisions for the treatment of fractional shares of stock in the successor. See Section 8(o), "THE
MERGER -- Absence of Appraisal Rights."

(p) PREEMPTIVE RIGHTS

     Under the DGCL, a shareholder does not have preemptive rights unless such rights are specifically granted in the corporation's certificate of incorporation. The Boeing Restated Certificate provides that no holder of stock of any class of Boeing shall have, as such holder, any preemptive or preferential right of subscription to any stock of any class of Boeing or to any obligations convertible into stock of Boeing.

     Under the MGCL, a shareholder does not have preemptive rights unless such rights are specifically granted in the corporation's charter. The McDonnell Douglas Articles provide that no holders of stock of

McDonnell Douglas, of whatever class or series, have any preferential right of subscription to any shares of any class or to any securities convertible into shares of stock of McDonnell Douglas.

(q) DENIAL OF VOTING RIGHTS

     The DGCL provides that holders of the outstanding shares of a class of stock shall be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would change the aggregate number of authorized shares or the par value of the class or would adversely affect the powers, preferences or special rights of the class. Under the MGCL, holders of the outstanding shares of any class of stock are entitled only to the voting rights granted to that class of stock under the charter.

(r) PAYMENT OF DIVIDENDS

     Under the DGCL, a board of directors may authorize a corporation to make distributions to its shareholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if, following the distribution, the corporation's capital is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Boeing Restated Certificate does not further restrict the ability of the Boeing Board to declare dividends.

     Under the MGCL, a corporation may not pay a dividend or other distribution if, after giving effect to such distribution, (i) the corporation would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of business or (ii) the corporation's total assets would be less than the sum of the corporation's total liabilities plus, unless the charter provides otherwise (which the McDonnell Douglas Articles do not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution. The McDonnell Douglas Articles do not further restrict the ability of the McDonnell Douglas Board to declare dividends.

(s) INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any shareholder of a Delaware corporation may examine the list of shareholders and any shareholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the shareholder's interest as a shareholder. The MGCL provides that persons who together have been shareholders for more than six months and own at least 5% of the outstanding stock of any class of a Maryland corporation may inspect and copy the corporation's books of account and stock ledger, request and receive a statement of the corporation's affairs and request and receive a list of its shareholders. In addition, any shareholder of a Maryland corporation may (a) inspect and copy the bylaws, minutes of the proceedings of shareholders and annual statements of affairs and (b) request the corporation to provide a sworn statement showing all stock and securities issued and all consideration received by the corporation for such stock during the preceding twelve months.

                            13.  BUSINESS OF BOEING

     Boeing, together with its subsidiaries, is one of the world's major aerospace firms. Boeing operates in two principal industries: commercial aircraft, and defense and space. Commercial aircraft operations -- conducted through Boeing Commercial Airplane Group -- involve development, production and marketing of commercial jet aircraft and providing related support services to the commercial airline industry worldwide. Defense and space operations -- conducted through Boeing Defense & Space Group -- involve research, development, production, modification and support of military aircraft and helicopters and related systems, space and missile systems, rocket engines, and information services, primarily through U.S. Government contracts.

     With respect to the commercial aircraft segment, Boeing is a leading producer of commercial aircraft and offers a family of commercial jetliners designed to meet a broad spectrum of passenger and cargo requirements of domestic and foreign airlines. This family of jet transport aircraft currently includes the 737 and 757 standard-body models and the 767, 747 and 777 wide-body models.

     The worldwide market for commercial jet aircraft is predominantly driven by long-term trends in airline passenger traffic. The principal factors underlying long-term traffic growth are sustained economic growth in developed and emerging countries and political stability. Demand for Boeing's commercial aircraft is further influenced by airline industry profitability, world trade policies, government-to-government relations, environmental constraints imposed upon airplane operations, technological changes, and price and other competitive factors.

     Commercial jet aircraft are normally sold on a firm fixed-price basis with an indexed price escalation clause. Boeing's ability to deliver jet aircraft on schedule is dependent on a variety of factors, including availability of raw materials, performance of suppliers and subcontractors, and regulatory certification. The introduction of new commercial aircraft programs and major derivatives involves increased risks associated with meeting development, production and certification schedules.

     Boeing's commercial aircraft sales are subject to intense competition, including foreign companies that are nationally owned or subsidized. To meet competition, Boeing maintains a program directed toward continually enhancing the performance and capability of its products and has a family of commercial aircraft to meet varied and changing airline requirements. Since the 1970s, Boeing has maintained approximately a 60% share of the available commercial jet transport market.

     Boeing continually evaluates opportunities to improve current models, and conducts ongoing marketplace assessments to ensure that its family of jet aircraft is well positioned to meet future requirements of the airline industry. The fundamental strategy is to maintain a broad product line responsive to changing market conditions by maximizing commonality among the Boeing family of airplanes. Additionally, Boeing is committed to continue to lead the industry in customer satisfaction by offering products that exhibit the highest standards of quality, safety, technical excellence and economic performance, and by providing excellent in-service support.

     The major focus of development activities over the past three years has been the 777 wide-body twinjet, which entered service in May 1995, and the 737-600/700/800 family. The new 777 model is designed to meet airline requirements for an efficient, comfortable, high-capacity airplane to be used in domestic and regional markets internationally. Deliveries of the extended-range version 777-200 began in early 1997, to be followed in 1998 by the 777-300 version with 20% greater passenger-carrying capability.

     Development of the 737-600/700/800 family of short-to-medium-range jetliners began in 1993. These new 737s will provide greater range, increased speed, and reduced noise and emissions while maintaining 737 family commonality. The 737-700, the middle-sized member of the family, will be the first version to be placed in service, with initial deliveries scheduled for late 1997. The 737-800, a larger version, is currently scheduled to be delivered in early 1998. Initial delivery of the smallest version, the 737-600, is currently scheduled for late 1998.

     In 1996 Boeing launched a new version of the 757 twinjet. The new 757-300, with approximately 20% more seating, will have about 10% lower seat-mile operating costs than the -200, which already has the lowest seat-mile operating cost in its segment. First delivery is scheduled for 1999.

     In January 1997, Boeing began offering for sale a new extended-range version of the 767. The proposed 767-400ERX, which could enter commercial service as early as the year 2000, will be capable of carrying over 300 passengers in a two-class configuration.

     Boeing has been working with some of the world's largest airlines to explore the development of aircraft capable of carrying 500 passengers over longer ranges than the current 747 family. However, sufficient market demand has not developed to justify committing the very substantial investment levels required to develop either an all new aircraft or significantly larger versions of the 747. The timing of a decision to proceed with a 747 derivative aircraft and the development schedule will be dependent on customer demand and Boeing's ability to achieve favorable long-term financial returns on the substantial development costs that would be required.

     In February 1997, the Boeing Board authorized the Boeing Commercial Airplane Group to offer longer-range versions of the 777-200 and 777-300 to the world's airlines. The target delivery dates for the two derivatives are late 2000 and early 2001, respectively.

     Effective December 6, 1996, Boeing acquired the Rockwell A&D Business by issuing 9.2 million shares of common stock valued at $875 million and assuming debt valued at $2,180 million. The acquired business units are currently operating under the name Boeing North American, Inc. and are expected to strengthen the strategic position of Boeing's defense and space segment, particularly with respect to information/battle management systems. This transaction has been accounted for under the purchase method. The assets and liabilities have been recorded at fair value, with excess purchase price recorded as goodwill. Goodwill is amortized on a straight line basis over 30 years.

     The major product groups of Boeing North American are rocket propulsion, including the Space Shuttle main engine; Space Station electric power; Space Shuttle integration, logistics and operations; Global Positioning System satellites; ICBM systems; tactical missiles; sensors; B1-B bomber; commercial aerostructures; aircraft and helicopter modifications; airborne laser and electro-optics; space defense; and advanced programs. The Rockwell A&D units had fiscal 1996 annual sales of $2.5 billion, excluding sales to Boeing, and approximately 21,000 employees.

     The Boeing defense and space segment is highly sensitive to changes in national priorities and U.S. Government defense and space budgets. The principal contributors to defense and space sales in 1996 consisted of the International Space Station program (for which Boeing has the prime contractor role), F-22 fighter aircraft engineering and manufacturing development activities, E-3 AWACS (Airborne Warning and Control System) updates, 767 AWACS development and manufacturing for the Government of Japan, V-22 Osprey tiltrotor aircraft development and test activities, production and remanufacturing of CH-47 helicopters, various facilities management and information services contracts, B-2 bomber subcontractor work and RAH-66 Comanche helicopter development activities. Boeing activities on the F-22, RAH-66 and V-22 programs are under joint venture teaming arrangements with other companies.

     Significant restructuring in the form of mergers, acquisitions and strategic alliances is continuing by companies throughout the aerospace industry to maintain or increase market share, to reduce costs or obtain economies of scale, and to be competitive for new business opportunities. Joint venture arrangements with other companies are expected to continue to be common for major developmental programs and follow-on production activities. Currently, Boeing's activities in the F-22, V-22, RAH-66, Sea Launch, and civil tiltrotor developmental programs are under joint venture arrangements. Sea Launch program team members include Kvaerner a.s. of Norway, RSC-Energia of Russia, and Yuzhnoye of Ukraine. In general, business risk is greater when working with joint venture partners located in foreign countries. Boeing is also a 50/50 partner with Lockheed Martin in United Space Alliance (USA) to update NASA manned spaceflight activities.

     Defense and space developmental programs are normally performed under cost-reimbursement-type contracts, although certain past developmental programs were under fixed-price arrangements. Developmental contracts often contain incentives related to cost performance and/or awards for other contract milestone accomplishments. Production programs are generally performed under firm fixed-price contracts or fixed-price contracts containing incentive provisions related to costs. During 1995 and 1996, an increasing percentage of the Boeing defense and space business was contracted under cost-reimbursement-type contracts. The current major developmental programs, principally the International Space Station, F-22 fighter, V-22 Osprey tiltrotor aircraft and RAH-66 Comanche helicopter, primarily involve cost-reimbursement-type contracts.

     The U.S. Government defense market environment is one in which continued intense competition among defense contractors can be expected, especially in light of U.S. Government budget constraints. Boeing's ability to compete successfully for and retain such business is highly dependent on its technical excellence, demonstrated management proficiency, strategic alliances, and cost-effective performance.

                       14.  BUSINESS OF MCDONNELL DOUGLAS

     McDonnell Douglas was incorporated in Maryland in 1939 under the name McDonnell Aircraft Corporation. On April 19, 1967, the shareholders approved the merger with DAC and the name of the corporation was changed to McDonnell Douglas Corporation.

     McDonnell Douglas is principally engaged in the research, development and manufacturing of aerospace, commercial and military avionics, and defense electronics products. McDonnell Douglas, its divisions and its subsidiaries operate principally in four industry segments: military aircraft; missiles, space, and electronic systems; commercial aircraft; and financial services and other. Operations in the first two industry segments are conducted primarily by McDonnell Douglas Aerospace and by Military Transport Aircraft, unincorporated operating divisions of McDonnell Douglas, which are engaged in design, development, production, and support of the following major products: military transport aircraft; attack and fighter aircraft and training systems; military and commercial helicopters and ordnance; tactical missiles; satellite launching vehicles, space station design and development and space station shuttle payload integration and defense electronic components and systems. Operations in the commercial aircraft segment are conducted by DAC, an unincorporated operating division of McDonnell Douglas, which designs, develops, produces, modifies and sells commercial transport aircraft and related spare parts and support services.

     Through its McDonnell Douglas Financial Services Corporation subsidiary ("MDFS"), McDonnell Douglas is engaged in aircraft financing and commercial equipment leasing. McDonnell Douglas' subsidiary, McDonnell Douglas Realty Company ("MDRC"), was established in 1972 to develop McDonnell Douglas' surplus real estate. While continuing to serve that role, MDRC has become a full-service developer and property manager in the commercial real estate market as well as for McDonnell Douglas' aerospace business.

     McDonnell Douglas is a major participant in both the defense and the commercial aerospace industries. McDonnell Douglas has a wide range of programs in production and development, and is the world's leading producer of military aircraft. McDonnell Douglas is one of the largest U.S. defense contractors and NASA prime contractors and is also a manufacturer of large commercial transport aircraft. Programs and products constituting most of McDonnell Douglas' business volume are of a highly technical nature, comparatively few in number, high in unit cost, and have traditionally had relatively long production lives.

MILITARY AIRCRAFT

     McDonnell Douglas' Aerospace Division ("MDAD") is currently producing the F-15 Eagle, the F/A-18 Hornet, the AV-8B Harrier II Plus, and the T-45A Goshawk and military training systems. McDonnell Douglas' Military Transport Aircraft Division is currently producing the C-17 Globemaster III. Additionally, McDonnell Douglas is developing the F/A-18 E/F Super Hornet (the "Super Hornet"). The Super Hornet adds greater range and payload carrying ability, improves the Hornet's benchmark reliability and maintainability, and allows for the extensive integration of new systems and technologies. The F-15 Eagle is a supersonic, tactical fighter that is currently operated by the U.S. Air Force, Japan, Saudi Arabia and Israel. The F/A-18 Hornet is a multi-mission strike fighter produced primarily for the U.S. Navy and Marine Corps. The F/A-18 Hornet's customers include: Canada, Australia, Spain, Kuwait, Finland, Switzerland and Malaysia. McDonnell Douglas is the prime contractor for the U.S. Air Force C-17 Globemaster III military transport. The C-17 is designed to carry outsize cargo over intercontinental distances into austere airfields. The AV-8B Harrier II is a vertical/short takeoff and landing attack aircraft which began U.S. Marine Corps service in January 1984. The AV-8B Harrier II also is currently operated by the United Kingdom, Spain and Italy. The T-45 training system is the first totally integrated training system developed for and used by the U.S. Navy. It includes the T-45A Goshawk aircraft, advanced flight simulators, academics, computer-assisted instructional programs, a computerized training-integration system, and a contractor logistics support package. McDonnell Douglas Helicopter Company, which operationally is part of MDAD, currently produces the AH-64A Apache, an advanced attack helicopter for the U.S. Army, Israel, Egypt, Saudi Arabia, United Arab Emirates, Greece, the United Kingdom and the Netherlands. Production also has begun of the AH-64D Apache Longbow, a modernized, more capable version of the AH-64A Apache.

MISSILES, SPACE AND ELECTRONIC SYSTEMS

     McDonnell Douglas, through MDAD, is also engaged in a wide variety of programs in tactical missiles and related systems. The division produces several missile systems, including the Harpoon anti-ship missile and the Standoff Land Attack Missile.

     In addition, MDAD produces satellite launching vehicles and defense electronic components and systems. MDAD also works on space station design and development and provides space shuttle payload integration.

COMMERCIAL AIRCRAFT

     McDonnell Douglas, through DAC, is producing MD-80 and MD-90 twin jets and MD-11 trijet commercial aircraft, developing the MD-95 twin jet commercial aircraft and supporting commercial aircraft, and providing spare parts and related services.

FINANCIAL SERVICES

     MDFS, headquartered in Long Beach, California, is the parent company of McDonnell Douglas Finance Corporation, a subsidiary that is engaged in aircraft financing and commercial equipment leasing.

     As stated above, MDRC was established to develop McDonnell Douglas' surplus real estate. MDRC has since become a full-service developer and property manager in the commercial real estate market as well as for McDonnell Douglas' aerospace business.

     Additional information concerning McDonnell Douglas is included in the McDonnell Douglas reports incorporated by reference in this Joint Proxy Statement/Prospectus. See Section 2, "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and Section 1, "AVAILABLE INFORMATION."

                15.  OWNERSHIP OF MCDONNELL DOUGLAS COMMON STOCK

     The following table shows the beneficial ownership of McDonnell Douglas Common Stock and Stock Units as of January 31, 1997, unless otherwise indicated in the footnotes below, by each director, the Chief Executive Officer, the four other most highly compensated executive officers and former executive officers, all directors and executive officers of McDonnell Douglas as a group, and each person McDonnell Douglas believes holds more than 5% of the outstanding McDonnell Douglas Common Stock. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than one 1/100th of 1% of McDonnell Douglas Common Stock as of January 31, 1997.

                                                                  PERCENT OF
                                                               MCDONNELL DOUGLAS
                                     NUMBER OF SHARES            COMMON STOCK           NUMBER OF
               NAME                 BENEFICIALLY OWNED          OUTSTANDING(1)         STOCK UNITS
----------------------------------  ------------------         -----------------       -----------
Edward C. Bavaria.................          24,000(2)                  .01%                    0
John H. Biggs.....................          16,200(3)(4)                 *                 3,791(5)
B.A. (Dolph) Bridgewater, Jr......          13,200(4)(6)                 *                 3,791(5)
Beverly B. Byron..................           2,168(3)(4)                 *                 3,791(5)
William E. Cornelius..............          15,130(3)(4)                 *                 3,791(5)
William H. Danforth, M.D..........          11,820(4)(7)                 *                 4,531(5)
Kenneth M. Duberstein.............           4,200(3)(4)                 *                 4,562(5)
Robert H. Hood, Jr................          49,660(3)(8)               .02%                    0
William S. Kanaga.................           9,200(4)(6)                 *                 4,729(5)
F. Mark Kuhlmann..................          61,378(8)(10)              .03%                  731(9)
Herbert J. Lanese.................          58,000(8)                  .03%                    0
James S. McDonnell III............       7,651,682(3)(11)             3.64%                3,791(5)
John F. McDonnell.................       4,988,688(3)(8)(11)          2.37%              157,675(12)
James F. Palmer...................          57,433(3)(8)               .03%                  462(9)
George A. Schaefer................           7,200(3)(4)                 *                 3,791(5)
Harry C. Stonecipher..............         361,365(8)(13)              .17%              367,814(12)
Ronald L. Thompson................               0                       *                 4,480(5)
P. Roy Vagelos, M.D...............           2,784(14)                   *                 3,104(5)
All directors and executive
  officers as a group (49
  persons)........................      14,250,536(8)(11)(15)         6.78%              574,810(5)(9)(12)
The Chase Manhattan Bank..........      39,101,996(16)               18.62%                    0
Oppenheimer Group, Inc............      23,802,266(17)               11.33%                    0

---------------
 (1) Rounded to nearest 1/100th of 1%; does not include Stock Units.

 (2) Shares as to which the director or executive officer has sole voting power and no dispositive power.

 (3) Shares as to which the director or executive officer has sole voting and/or dispositive power.

 (4) Includes stock issued under the McDonnell Douglas Deferred Compensation Plan for Non-Employee Directors in the following amounts: Dr. Danforth and Messrs. Biggs, Bridgewater, Cornelius, Duberstein, Kanaga and Schaefer 1,200 shares each, and Mrs. Byron 168 shares. Such shares do not vest until the earlier of (i) director disability, resignation due to a conflict of interest not involving a breach of fiduciary duty, death or retirement from the McDonnell Douglas Board in accordance with requirements established by the McDonnell Douglas Board or (ii) ten years from the date of grant if the director is still serving as a director. The director has sole voting power and no dispositive power for the shares.

 (5) Stock Units, payable only in cash, issued as McDonnell Douglas Board compensation (as described on page 10 of the McDonnell Douglas Proxy Statement on Schedule 14A dated March 17, 1997 (the "McDonnell Douglas 1997 Proxy Statement")), and as dividend equivalent payments thereon.

 (6) The director has sole voting power and no dispositive power for 1,200 shares. The remaining shares are held as joint tenant for which there is shared voting and dispositive power.

 (7) The director has sole voting and/or dispositive power for 4,800 shares. The remaining shares are held as a cotrustee for which there is shared voting and/or dispositive power.

 (8) Includes shares, subject to restrictions, under the Performance Accelerated Restricted Stock Program described in the Management Compensation and Succession Committee (the "Compensation Committee") Report on Executive Compensation on pages 14-18 of the McDonnell Douglas 1997 Proxy Statement, in the following amounts, including shares approved for issuance by the Compensation Committee on January 30, 1997, but not issued by January 31, 1997: Mr. Stonecipher 180,000 shares (all of which are subject to forfeiture if certain performance targets are not met, "Performance-Based Shares"); Mr. John McDonnell 60,000 shares (all of which are Performance-Based Shares); Mr. Hood 41,667 shares (29,667 of which are Performance-Based Shares); Mr. Kuhlmann 37,000 shares (18,500 of which are Performance-Based Shares); Mr. Lanese 58,000 shares (43,000 of which are Performance-Based Shares); Mr. Palmer 40,000 shares (31,000 of which are Performance-Based Shares); and all executive officers as a group 1,079,367 shares (700,017 of which are Performance-Based Shares). The preceding totals include shares upon which restrictions lapsed subsequent to January 31, 1997 and have not been reduced to reflect shares withheld to satisfy income tax withholding obligations related to such lapse of restrictions. The executive officers have sole voting power and no dispositive power for shares as to which restrictions have not lapsed.

 (9) Stock Units, payable only in cash, credited under the McDonnell Douglas Supplemental Employee Savings Plan.

(10) The executive has sole voting and/or dispositive power for 44,778 shares. The remaining shares are held as co-trustee for which there is shared voting and dispositive power.

(11) Excludes an additional 13,016,758 shares consisting of (i) 5,625,448 shares held by the James S. McDonnell Foundation, (ii) 3,574,338 shares held by the James S. McDonnell Charitable Trust A and (iii) 3,816,972 shares held by the James S. McDonnell Charitable Trusts A and B, over which J. S. McDonnell III, 7701 Forsyth Blvd., St. Louis, Missouri 63105 and J. F. McDonnell, P.O. Box 516, St. Louis, Missouri 63166-0516 have shared voting and dispositive power and each is deemed to be the beneficial owner of such shares. Taking into account these shares, J. S. McDonnell, III, J. F. McDonnell, and all directors and executive officers as a group beneficially own 9.84%, 8.57%, and 12.98%, respectively, of the outstanding McDonnell Douglas Common Stock.

(12) As discussed in the Compensation Committee Report on Executive Compensation on pages 14-18 of the McDonnell Douglas 1997 Proxy Statement, payments to certain executives were deferred to the extent such payments would have been nondeductible under Internal Revenue Code Section 162(m). Includes Stock Units, payable only in cash, 145,648 of which were acquired by Mr. John McDonnell as a result of the deferral of his 1995 and 1996 Long Term Incentive Plan payouts and 365,898 of which were acquired by Mr. Stonecipher through the conversion of his service-based restricted stock, plus additional Stock Units acquired by each as a result of dividend equivalent payments on such units. Also includes Stock Units, payable only in cash, credited under the McDonnell Douglas Supplemental Employee Savings Plan for Mr. John McDonnell 12,028 Stock Units and for Mr. Stonecipher 1,916 Stock Units.

(13) Includes shares as to which the director has sole voting and/or dispositive power and 180,000 shares which the director has the right to acquire upon the exercise of stock options.

(14) The director has shared voting and dispositive power as the shares are held as joint tenant.

(15) Includes shares as to which a director or executive officer has sole or shared voting and/or dispositive power and 200,000 shares which executive officers have the right to acquire upon the exercise of stock options.

(16) Shares held of record by The Chase Manhattan Bank, Chase Manhattan Center, Brooklyn, New York 11245 as Trustee under the Employee Savings, Investment and Thrift Plans and the PAYSOP of McDonnell Douglas. The Trustee has dispositive power for these shares to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in each of these plans may direct the Trustee how to vote his or her proportionate share of these shares. Except for shares held in the PAYSOP, shares for which the Trustee does not receive voting instructions on any issue or proposal will be voted for, against or in abstention in the same proportions as McDonnell Douglas Common Stock for which the Trustee receives voting instructions. Any shares held under the PAYSOP for which the Trustee does not receive voting instructions on any issue or proposal will not be voted with regard to that issue or proposal.

(17) Based on Schedule 13G dated March 4, 1997, by Oppenheimer Group, Inc. (the "Oppenheimer Group"), Oppenheimer Tower, World Financial Center, New York, New York 10281 as a parent holding company on behalf of Oppenheimer LP and certain of the Oppenheimer Group's subsidiaries and/or certain investment advisory clients or discretionary accounts of such subsidiaries and relating to their collective beneficial ownership of shares of McDonnell Douglas Common Stock. The Oppenheimer Group has shared voting and dispositive power with respect to all such shares.

                      16.  SHAREHOLDER PROPOSALS FOR 1998

     Boeing's next annual meeting will be held on April 27, 1998. An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for that meeting must notify the Secretary of Boeing. The proposal must be received at Boeing's executive offices no later than November 18, 1997. A shareholder must have been a registered or beneficial owner of at least 1% of Boeing's outstanding stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date on which the meeting is held. For purposes of the one-year holding period in the preceding sentence, Boeing will take into account the period of time a holder of McDonnell Douglas Common Stock immediately prior to the Effective Time whose shares are converted into Boeing Common Stock in the Merger held such shares of McDonnell Douglas Common Stock.

     Boeing's By-Laws outline procedures, including minimum notice provisions, for shareholder nomination of directors and submission of other shareholder business to be brought before the annual meeting. A copy of the pertinent By-Law provisions is available on request to Heather Howard, Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Stop 10-13, Seattle, Washington 98124-2207.

     The McDonnell Douglas Board will consider proposals of shareholders intended to be presented for action at the McDonnell Douglas 1998 Annual Meeting of Shareholders. A shareholder proposal must be submitted in writing to Steven
N. Frank, Secretary, McDonnell Douglas Corporation, Mail Code S1001240, P.O. Box 516, St. Louis, Missouri 63166-0516 and must be received no later than November 22, 1997, to be considered for inclusion in McDonnell Douglas' proxy statement and form of proxy relating to the 1998 McDonnell Douglas Annual Meeting of Shareholders. Submission of a shareholder proposal does not assure inclusion in the proxy statement or form of proxy because proposals must meet certain SEC requirements.

     McDonnell Douglas' By-Laws outline procedures, including minimum notice provisions, for shareholder nomination of directors and submission of other shareholder business to be brought before an annual meeting.

                                  17.  EXPERTS

     The financial statements and related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference to The Boeing Company Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated by reference herein and have been incorporated by reference in the Registration Statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements and schedule of McDonnell Douglas incorporated by reference in McDonnell Douglas' Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Representatives of Deloitte & Touche LLP and Ernst & Young LLP are expected to be present at the Boeing Special Meeting and the McDonnell Douglas Special Meeting, respectively, to respond to appropriate questions and to make a statement if they so desire.

                              18.  LEGAL OPINIONS

     Certain legal matters relating to the validity of the shares of Boeing Common Stock to be issued in the Merger will be passed upon by Theodore J. Collins, Esq., Senior Vice President and General Counsel of Boeing. Mr. Collins owns, has options to purchase and has other interests in Boeing Common Stock.

                        19.  ANNUAL REPORT AND FORM 10-K

     The 1996 Annual Report of Boeing was mailed to shareholders in connection with the Boeing Annual Meeting. Upon request, Boeing will furnish without charge a copy of Boeing's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including financial statements and schedules. The Form 10-K has been filed with the SEC. It may be obtained by writing to the Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Stop 3T-33, Seattle, Washington 98124-2207, or calling (206) 393-4964. The 1996 Annual Report is also available at Boeing's World Wide Web site, http://www.boeing.com.

     The 1996 Annual Report of McDonnell Douglas was mailed to shareholders in connection with the McDonnell Douglas 1997 Annual Meeting of Shareholders. Upon request, McDonnell Douglas will furnish without charge a copy of McDonnell Douglas' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, including financial statements and schedule. The Form 10-K has been filed with the SEC. It may be obtained by writing to McDonnell Douglas Corporation, Attn:
Shareholder Services, Mail Code S1001240, P.O. Box 516, St. Louis, Missouri 63166-0516, or calling (800) 233-8193. The 1996 Annual Report is also available at McDonnell Douglas' World Wide Web site, http://www.mdc.com.

                                                                         ANNEX I

================================================================================

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                              THE BOEING COMPANY,
                             WEST ACQUISITION CORP.
                                      AND
                         MCDONNELL DOUGLAS CORPORATION

                         DATED AS OF DECEMBER 14, 1996

================================================================================

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

                                   ARTICLE I

                                   THE MERGER

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                                                                                          ----
1.1.    The Merger......................................................................    1
1.2.    Closing.........................................................................    1
1.3.    Effective Time..................................................................    1
1.4.    Effects of the Merger...........................................................    1
1.5.    Charter and By-laws.............................................................    2
1.6.    Directors.......................................................................    2
        ARTICLE II
        EFFECT OF THE MERGER ON THE
        STOCK OF THE CONSTITUENT CORPORATIONS;
        EXCHANGE OF CERTIFICATES

2.1.    Effect on Stock.................................................................    2
2.2.    Exchange of Certificates........................................................    2

        ARTICLE III
        STOCKHOLDER APPROVAL; BOARD
        OF DIRECTORS OF BOEING

3.1.    Stockholder Approval............................................................    5
3.2.    Board of Directors of Boeing....................................................    5
3.3.    Officers of Boeing..............................................................    6

        ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF MDC

4.1.    Organization, Qualification, Etc................................................    6
4.2.    Stock...........................................................................    6
4.3.    Corporate Authority Relative to this Agreement; No Violation....................    7
4.4.    Reports and Financial Statements................................................    7
4.5.    No Undisclosed Liabilities......................................................    8
4.6.    No Violation of Law.............................................................    8
4.7.    Environmental Laws and Regulations..............................................    8
4.8.    No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements......    8
4.9.    Absence of Certain Changes or Events............................................    9
4.10.   Investigations; Litigation......................................................    9
4.11.   Joint Proxy Statement; Registration Statement; Other Information................    9
4.12.   MDC Rights Plan.................................................................    9
4.13.   Lack of Ownership of Boeing Common Stock........................................    9
4.14.   Tax Matters.....................................................................    9
4.15.   Opinion of Financial Advisor....................................................   10
4.16.   Required Vote of MDC Stockholders...............................................   10
4.17.   Pooling of Interests............................................................   10

                                                                                          PAGE
                                                                                          ----

        ARTICLE V
        REPRESENTATIONS AND WARRANTIES OF BOEING AND SUB

5.1.    Organization, Qualification, Etc................................................   11
5.2.    Capital Stock...................................................................   11
5.3.    Corporate Authority Relative to this Agreement; No Violation....................   12
5.4.    Reports and Financial Statements................................................   12
5.5.    No Undisclosed Liabilities......................................................   13
5.6.    No Violation of Law.............................................................   13
5.7.    Environmental Laws and Regulations..............................................   13
5.8.    No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements......   13
5.9.    Absence of Certain Changes or Events............................................   13
5.10.   Investigation; Litigation.......................................................   13
5.11.   Joint Proxy Statement; Registration Statement; Other Information................   14
5.12.   Lack of Ownership of MDC Common Stock...........................................   14
5.13.   Boeing Rights Plan..............................................................   14
5.14.   Tax Matters.....................................................................   14
5.15.   Opinion of Financial Advisor....................................................   15
5.16.   Required Vote of Boeing Stockholders............................................   15
5.17.   Pooling of Interests............................................................   15

        ARTICLE VI
        COVENANTS AND AGREEMENTS

6.1.    Conduct of Business by MDC or Boeing............................................   15
6.2.    Investigation...................................................................   18
6.3.    Cooperation.....................................................................   18
6.4.    Affiliate Agreements............................................................   19
6.5.    Employee Stock Options, Incentive and Benefit Plans.............................   19
6.6.    Filings; Other Action...........................................................   20
6.7.    Further Assurances..............................................................   21
6.8.    Takeover Statute................................................................   21
6.9.    No Solicitation.................................................................   21
6.10.   Public Announcements............................................................   21
6.11.   Indemnification and Insurance...................................................   21
6.12.   Accountants' "Comfort" Letters..................................................   22
6.13.   Additional Reports..............................................................   22
6.14.   Co-Ordination of Dividends......................................................   22

        ARTICLE VII
        CONDITIONS TO THE MERGER

7.1.    Conditions to Each Party's Obligation to Effect the Merger......................   22
7.2.    Conditions to Obligations of MDC to Effect in the Merger........................   23
7.3.    Conditions to Obligations of Boeing to Effect the Merger........................   23

                                                                                          PAGE
                                                                                          ----

        ARTICLE VIII
        TERMINATION, WAIVER, AMENDMENT AND CLOSING

8.1.    Termination of Abandonment......................................................   23
8.2.    Termination Fee.................................................................   25
8.3.    Amendment or Supplement.........................................................   25
8.4.    Extension of Time, Waiver, Etc..................................................   25

        ARTICLE IX
        MISCELLANEOUS

9.1.    No Survival of Representations and Warranties...................................   25
9.2.    Expenses........................................................................   26
9.3.    Counterparts; Effectiveness.....................................................   26
9.4.    Governing Law...................................................................   26
9.5.    Notices.........................................................................   26
9.6.    Assignment; Binding Effect......................................................   26
9.7.    Severability....................................................................   27
9.8.    Enforcement of Agreement........................................................   27
9.9.    Miscellaneous...................................................................   27
9.10.   Headings........................................................................   27
9.11.   Subsidiaries; Significant Subsidiaries; Affiliates..............................   27
9.12.   Finders or Brokers..............................................................   27

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1996 (this "Agreement"), is among THE BOEING COMPANY ("Boeing"), WEST ACQUISITION CORP. ("Sub") and MCDONNELL DOUGLAS CORPORATION ("MDC").

     WHEREAS, MDC is a corporation duly organized and existing under the laws of the State of Maryland, Boeing is a corporation duly organized and existing under the laws of the State of Delaware and Sub is a corporation duly organized and existing under the laws of the State of Maryland;

     WHEREAS, the respective Boards of Directors of Boeing, Sub and MDC have approved and have declared advisable the merger of Sub with and into MDC (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of MDC Common Stock (as defined in Section 4.2) not owned directly by MDC or Boeing will be converted into .65 of a share of Boeing Common Stock (as defined in Section 5.2), and have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the "MGCL"), Sub shall be merged with and into MDC at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of Sub shall cease and MDC shall be the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

     Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII, unless another time or date is agreed to by the parties hereto. The Closing will be held at such location in the City of New York as is agreed to by the parties hereto.

     Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL. The Merger shall become effective at such time as the State Department of Assessments and Taxation of Maryland accepts the Articles of Merger for record, or at such subsequent date or time as Boeing and MDC shall agree and specify in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL.

     Section 1.5. Charter and By-laws. A. The charter of MDC, as in effect immediately prior to the execution of this Agreement, shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     B. The by-laws of MDC, as in effect immediately prior to the execution of this Agreement, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     Section 1.6. Directors. The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.1. Effect on Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, MDC or the holders of any securities of MDC or Sub:

          (a) Cancelation of MDC-Owned Stock and Boeing-Owned Stock. Each share of MDC Common Stock that is owned directly by MDC or by Boeing shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of MDC Common Stock. Subject to Section 2.2(e), each issued and outstanding share of MDC Common Stock (other than shares to be canceled in accordance with Section 2.1(a)) shall be converted into .65 of a fully paid and nonassessable share of Boeing Common Stock, together with the associated Boeing Right (as defined in Section 5.2; unless the context otherwise requires, all references herein to Boeing Common Stock include the associated Boeing Rights) (the "Merger Consideration"). As of the Effective Time, all such shares of MDC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of MDC Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) certificates representing the number of whole shares of Boeing Common Stock into which such shares have been converted ("Boeing Certificates"), (ii) certain dividends and other distributions in accordance with Section 2.2(c) and (iii) cash in lieu of fractional shares of Boeing Common Stock in accordance with Section 2.2(e), without interest.

          (c) Conversion of Common Stock of Sub. Each issued and outstanding share of common stock, par value $1.00 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Section 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Boeing shall enter into an agreement with such bank or trust company as may be designated by Boeing and as shall be reasonably satisfactory to MDC (the "Exchange Agent"), which shall provide that Boeing shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of MDC Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, Boeing Certificates representing the number of whole shares of Boeing Common Stock (such shares of Boeing Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Boeing Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of MDC Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger

Consideration, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boeing and MDC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Boeing Certificate representing that number of whole shares of Boeing Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MDC Common Stock which is not registered in the transfer records of MDC, a Boeing Certificate representing the proper number of shares of Boeing Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other nonincome taxes required by reason of the issuance of shares of Boeing Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Boeing that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Boeing Certificates representing the number of whole shares of Boeing Common Stock into which the shares of MDC Common Stock formerly represented by such Certificate have been converted, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share in accordance with Section 2.2(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Boeing Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Boeing Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Boeing Common Stock shall be paid by Boeing to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Boeing Certificate representing whole shares of Boeing Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Boeing Common Stock and the amount of any cash payable in lieu of a fractional share of Boeing Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Boeing Common Stock. Boeing shall make available to the Exchange Agent cash for these purposes.

     (d) No Further Ownership Rights in MDC Common Stock. All shares of Boeing Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of MDC Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by MDC on such shares of MDC Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of MDC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares. (i) No Boeing Certificates or scrip representing fractional shares of Boeing Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Boeing shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Boeing.

     (ii) As promptly as practicable following the Effective Time, the Exchange Agent will determine the excess of (A) the number of whole shares of Boeing Common Stock delivered to the Exchange Agent by Boeing pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Boeing Common Stock to be distributed to holders of MDC Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent will, on behalf of former stockholders of MDC, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in Section 2.2(e)(iii).

     (iii) The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The Exchange Agent will use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of MDC Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of MDC Common Stock (the "Common Shares Trust"). The Surviving Corporation will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent will determine the portion of the Common Shares Trust to which each holder of MDC Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of MDC Common Stock is entitled (after taking into account all shares of MDC Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of MDC Common Stock are entitled.

     (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and (iii), the Surviving Corporation may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments hereinabove contemplated, to pay each holder of MDC Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of MDC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price for a share of Boeing Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 2.2(e)(iv).

     (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MDC Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of MDC Common Stock subject to and in accordance with the terms of
Section 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Boeing, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Boeing for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Boeing Common Stock and any dividends or distributions with respect to Boeing Common Stock.

     (g) No Liability. None of Boeing, MDC, Sub or the Exchange Agent shall be liable to any person in respect of any shares of Boeing Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Article II or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Boeing, on a daily basis. Any interest and other income resulting from such investments shall be paid to Boeing.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Boeing Common Stock deliverable in respect thereof, pursuant to this Agreement.

                                  ARTICLE III

                          STOCKHOLDER APPROVAL; BOARD
                             OF DIRECTORS OF BOEING

     Section 3.1. Stockholder Approval. Subject to the terms and conditions contained herein, (i) this Agreement shall be submitted for approval to the holders of shares of MDC Common Stock at a meeting to be duly held for this purpose by MDC (the "MDC Meeting"), and (ii) the issuance of Boeing Common Stock in connection with the Merger (the "Share Issuance"), shall be submitted for approval to the holders of shares of Boeing Common Stock at a meeting to be duly held for this purpose by Boeing (the "Boeing Meeting"). MDC and Boeing shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof. MDC and Boeing shall recommend that their respective stockholders approve such matters and such recommendation shall be contained in the Joint Proxy Statement (as defined in Section 4.11), except, in the case of MDC, to the extent that the Board of Directors of MDC shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Section 8.1(e). Nothing contained in the preceding sentence shall prohibit MDC from taking and disclosing to its stockholders a position contemplated by Rule 14e2(a) promulgated under the Exchange Act (as defined in Section 4.3) or from making any disclosure to MDC or MDC's stockholders if, in the good faith judgment of the Board of Directors of MDC, after consultation with outside counsel, failure so to disclose would be inconsistent with its duties to MDC or MDC's stockholders under applicable law; provided, however, neither MDC nor its Board of Directors nor any committee thereof shall, except as permitted by the preceding sentence, withdraw or modify, or propose publicly to its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal (as defined in Section 6.9).

     Section 3.2. Board of Directors of Boeing. The Board of Directors of Boeing shall take all action necessary immediately following the Effective Time to fix the number of directors constituting the Board of Directors at between 12 and 15 members. The Board of Directors of MDC shall select from among the current members of the Board of Directors of MDC such number (rounded up to the next whole number) of individuals acceptable to Boeing for nomination as directors of Boeing as shall constitute one-third of the total number of members of the Board of Directors of Boeing immediately following the Effective Time. If an individual so selected consents to serve as a director, such individual shall be elected as a director of Boeing (and shall be assigned to such class of directors such that, after giving effect to the election of all the directors of MDC to be elected to the Board of Directors of Boeing pursuant to the preceding sentence and the assignment of each such director to a class, the directors of MDC elected to the Board of Directors of Boeing shall be allocated as equally as practicable among the different classes of the Board of Directors of Boeing), effective as of the Effective Time, for a term expiring at Boeing's next annual meeting of stockholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Boeing's Board of Directors.

     Section 3.3. Officers of Boeing. Immediately following the Effective Time, Philip Condit shall be the Chairman of the Board and the Chief Executive Officer and Harry Stonecipher shall be the President and the Chief Operating Officer of Boeing.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF MDC

     MDC represents and warrants to Boeing and Sub that:

     Section 4.1. Organization, Qualification, Etc. MDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on MDC. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to MDC or Boeing, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of MDC and its Subsidiaries (as defined in Section 9.11), taken as a whole, or Boeing and its Subsidiaries, taken as a whole, as the case may be. The copies of MDC's charter and by-laws which have been delivered to Boeing are complete and correct and in full force and effect on the date hereof. Each of MDC's Significant Subsidiaries (as defined in Section 9.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MDC. All the outstanding shares of capital stock of, or other ownership interests in, MDC's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by MDC, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which MDC is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of MDC (other than rights of first refusal, preemptive rights or similar rights held by MDC with respect to certain of such Subsidiaries).

     Section 4.2. Stock. The authorized stock of MDC consists of 400,000,000 shares of common stock, par value $1.00 per share ("MDC Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("MDC Preferred Stock"), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock ("MDC Series A Preferred Stock"). As of December 6, 1996, 209,731,625 shares of MDC Common Stock and no shares of MDC Preferred Stock were issued and outstanding. All the outstanding shares of MDC Common Stock have been validly issued and are fully paid and non-assessable. As of December 6, 1996, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating MDC to issue any shares of its stock other than:

          (a) rights to acquire shares of MDC Series A Preferred Stock pursuant to the Rights Agreement, amended and restated as of May 31, 1996, between MDC and First Chicago Trust Company of New York (the "MDC Rights Plan"); and

          (b) options and other rights to receive or acquire 1,050,479 shares of MDC Common Stock granted on or prior to December 6, 1996, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

     Except for the issuance of shares of MDC Common Stock pursuant to the options and other rights referred to in clause 4.2(b) and except as provided for in clause 6.1(a)(ix), since December 6, 1996, no shares of MDC Common Stock or MDC Preferred Stock have been issued.

     Section 4.3.  Corporate Authority Relative to this Agreement; No
Violation. MDC has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of MDC and, except for the approval of its stockholders, no other corporate proceedings on the part of MDC are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of MDC has determined that the transactions contemplated by this Agreement are in the best interest of MDC and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by MDC and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of MDC, enforceable against MDC in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). MDC is not subject to or obligated under any charter, bylaw or contract provision or any licenses, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval of its stockholders, carrying out this Agreement, except as otherwise previously disclosed in writing to Boeing and for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC. Other than in connection with or in compliance with the provisions of the MGCL, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Section 4043 of ERISA (as defined in Section 4.8), the Communications Act of 1934, as amended (the "Communications Act"), any non-United States competition, antitrust and investment laws and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "MDC Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by MDC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on MDC or substantially impair or delay the consummation of the transactions contemplated hereby; provided that MDC makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of Boeing or any of its Subsidiaries or facts specifically pertaining to any of them.

     Section 4.4. Reports and Financial Statements. MDC has previously furnished to Boeing true and complete copies of:

          (a) MDC's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended December 31, 1993 through 1995;

          (b) MDC's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1996;

          (c) each definitive proxy statement filed by MDC with the SEC since December 31, 1993;

          (d) each final prospectus filed by MDC with the SEC since December 31, 1993, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by MDC with the SEC since December 31, 1995.

     Except as previously disclosed in writing to Boeing, as of their respective dates, such reports, proxy statements and prospectuses (collectively, the "MDC SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the MDC SEC Reports (including any related notes and schedules) fairly present the financial position of MDC and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, MDC has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. Notwithstanding anything to the contrary contained in this Section 4.4, no representation or warranty is made with respect to matters relating to the consent decree dated June 24, 1996, between MDC and the SEC, the complaint referred to therein and the matters at issue or referred to in such complaint.

     Section 4.5. No Undisclosed Liabilities. Neither MDC nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the MDC SEC Reports and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC.

     Section 4.6. No Violation of Law. The businesses of MDC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws (as hereinafter defined)) except (a) as described in any of the MDC SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on MDC.

     Section 4.7. Environmental Laws and Regulations. Except as described in any of the MDC SEC Reports, (a) MDC and each of its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on MDC, which compliance includes, but is not limited to, the possession by MDC and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither MDC nor any of its Subsidiaries has received written notice of, or, to the knowledge of MDC, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on MDC; and (c) to the knowledge of MDC, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     Section 4.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the MDC SEC Reports, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by MDC or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and MDC and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the MDC SEC Reports or previously disclosed in writing to Boeing and (b) for instances of non-compliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on MDC. Except with respect to (i) awards granted under the MDC 1994 Performance and Equity Incentive Plan, (ii) the termination benefit agreements (substantially in the form previously provided to Boeing) which are in effect on the date hereof or which may be entered into hereafter in accordance with the approval of the MDC Board prior to the date hereof (the "Termination Benefit Agreements") and (iii) the Stonecipher Agreement (as defined in Section 4.14), no employee of MDC will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

     Section 4.9. Absence of Certain Changes or Events. Other than as disclosed in the MDC SEC Reports or previously disclosed in writing to Boeing, since December 31, 1995 the businesses of MDC and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on MDC.

     Section 4.10. Investigations; Litigation. Except as described in any of the MDC SEC Reports or previously disclosed in writing to Boeing:

          (a) no investigation or review by any governmental body or authority with respect to MDC or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on MDC is pending nor has any governmental body or authority notified MDC of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to MDC's knowledge, threatened) against or affecting MDC or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MDC.

     Section 4.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to MDC or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement (as defined in Section 6.3(a)) will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the MDC Meeting and the Boeing Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by MDC with respect to information supplied in writing by Boeing or any affiliate of Boeing specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letters to stockholders, notices of meeting, joint proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger, the Share Issuance and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Joint Proxy Statement".

     Section 4.12. MDC Rights Plan. The Board of Directors of MDC has approved in writing the acquisition by Boeing of beneficial ownership of voting securities of MDC and, accordingly, the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, will not cause (i) Boeing to constitute an "Acquiring Person" (as such term is defined in the MDC Rights Plan), (ii) a "Distribution Date" (as such term is defined in the MDC Rights Plan) to occur or (iii) the rights issued pursuant to the MDC Rights Plan to become exercisable. MDC shall cause the MDC Rights Plan to be amended such that the "Final Expiration Date" (as defined in the MDC Rights Plan) shall occur immediately prior to the Effective Time.

     Section 4.13. Lack of Ownership of Boeing Common Stock. Neither MDC nor any of its Subsidiaries owns any shares of Boeing Common Stock or other securities convertible into shares of Boeing Common Stock (exclusive of any shares owned by MDC's employee benefit plans).

     Section 4.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of MDC, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which MDC or any of its Subsidiaries is (i) a member (a "Current MDC Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past MDC Group", together with

Current MDC Groups, an "MDC Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on MDC (it being understood that the representations made in this Section, to the extent that they relate to Past MDC Groups, are made to the knowledge of MDC). All Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on MDC. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on MDC. All assessments for Taxes due and owing by MDC, any Subsidiary of MDC or any MDC Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, MDC will provide Boeing with written schedules of (i) the taxable years of MDC for which the statutes of limitations with respect to federal income Taxes, have not expired, and (ii) with respect to federal income Taxes those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. MDC and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on MDC.

     (b) Neither MDC nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (c) Except with respect to awards granted under the MDC 1994 Performance and Equity Incentive Plan, the Termination Benefit Agreements and the Employment Agreement dated September 24, 1994 between MDC and Harry Stonecipher, as amended (the "Stonecipher Agreement"), any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of MDC or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

     For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     Section 4.15. Opinion of Financial Advisor. The Board of Directors of MDC has received the opinion of J.P. Morgan Securities Inc., dated the date of this Agreement, to the effect that, as of such date, the exchange ratio is fair to MDC's stockholders from a financial point of view. A copy of the written opinion of J.P. Morgan Securities Inc. will be delivered to Boeing as soon as practicable after the date of this Agreement.

     Section 4.16. Required Vote of MDC Stockholders. The affirmative vote of the holders of two-thirds of the outstanding shares of MDC Common Stock is required to approve the Merger. No other vote of the stockholders of MDC is required by law, the charter or by-laws of MDC or otherwise in order for MDC to consummate the Merger and the transactions contemplated hereby.

     Section 4.17. Pooling of Interests. To the knowledge of MDC, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Boeing or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes, except as previously disclosed in writing to Boeing.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF BOEING AND SUB

     Boeing and Sub represent and warrant to MDC that:

     Section 5.1. Organization, Qualification, Etc. Each of Boeing and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. The copies of Boeing's Restated Certificate of Incorporation and by-laws and Sub's articles of incorporation and by-laws which have been delivered to MDC are complete and correct and in full force and effect on the date hereof. Each of Boeing's Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. All the outstanding shares of capital stock of, or other ownership interests in, Boeing's Significant Subsidiaries and Sub are validly issued, fully paid and non-assessable and are owned by Boeing, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Boeing is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of Boeing or Sub (other than rights of first refusal, preemptive rights or similar rights held by Boeing with respect to certain of such Subsidiaries).

     Section 5.2. Capital Stock. Except as previously disclosed in writing to MDC, the authorized capital stock of Boeing consists of 600,000,000 shares of common stock, par value $5.00 per share ("Boeing Common Stock"), and 10,000,000 shares of preferred stock, par value $1.00 per share ("Boeing Preferred Stock"), of which 6,000,000 shares were designated as Series A Junior Participating Preferred Stock ("Boeing Series A Preferred Stock"). The shares of Boeing Common Stock to be issued in the Merger or upon the exercise of MDC stock options, warrants, conversion rights or other rights or vesting or payment of other MDC equity-based awards thereafter will, when issued, be validly issued fully paid and non-assessable. As of December 13, 1996, 349,384,515 shares of Boeing Common Stock and no shares of Boeing Preferred Stock were issued and outstanding, 9,194,044 shares of Boeing Common Stock were reserved for issuance in connection with the acquisition of the aerospace and defense businesses of Rockwell International Corporation (the "Rockwell A&D Acquisition") and 4,689 shares of Boeing Common Stock were held in Boeing's treasury. All the outstanding shares of Boeing Common Stock have been validly issued and are fully paid and non-assessable. Included in the number of shares of Boeing Common Stock that were issued and outstanding are 11,326,943 shares held in the Boeing ShareValue Trust, which shares are legally outstanding and entitled to receive dividends. As of November 30, 1996, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Boeing to issue any shares of its capital stock other than:

          (a) rights ("Boeing Rights") to acquire shares of Boeing Series A Preferred Stock pursuant to the Rights Agreement, dated as of July 27, 1987, between Boeing and The First National Bank of Boston (the "Boeing Rights Plan"); and

          (b) options and other rights to receive or acquire 14,004,086 shares of Boeing Common Stock granted on or prior to November 30, 1996, pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans.

     Except for the issuance of shares of Boeing Common Stock pursuant to the options and other rights referred to in clause 5.2(b) and for the issuance of shares of Boeing Common Stock pursuant to the Rockwell A&D Acquisition and except as provided for in clause 6.1(b)(viii), since November 30, 1996, no shares of Boeing Common Stock or Boeing Preferred Stock have been issued.

     Section 5.3.  Corporate Authority Relative to this Agreement; No
Violation. Each of Boeing and Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Boeing and Sub and, except for the approval of the stockholders of Boeing of the Share Issuance, no other corporate proceedings on the part of Boeing or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of Boeing has determined that the transactions contemplated by this Agreement are in the best interest of Boeing and its stockholders and to recommend to such stockholders that they vote in favor thereof. This Agreement has been duly and validly executed and delivered by Boeing and Sub and, assuming this Agreement constitutes a valid and binding Agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of Boeing and Sub, enforceable against each of them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Boeing nor Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the approval by the stockholders of Boeing of the Share Issuance, carrying out this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. Other than in connection with or in compliance with the provisions of the MGCL, the Delaware General Corporation Law, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, the Communications Act, any non-United States competition, antitrust and investments laws and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "Boeing Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Boeing of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing or substantially impair or delay the consummation of the transactions contemplated hereby; provided that Boeing makes no representation with respect to such of the foregoing as are required by reason of the regulatory status of MDC or any of its Subsidiaries or facts specifically pertaining to any of them.

     Section 5.4. Reports and Financial Statements. Boeing has previously furnished to MDC true and complete copies of:

          (a) Boeing's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1993 through 1995;

          (b) Boeing's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, June 30 and September 30, 1996;

          (c) each definitive proxy statement filed by Boeing with the SEC since December 31, 1993;

          (d) each final prospectus filed by Boeing with the SEC since December 31, 1993, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by Boeing with the SEC since December 31, 1995.

     As of their respective dates, such reports, proxy statements and prospectuses (collectively, "Boeing SEC Reports") (i) complied as to form in all material respect with the applicable requirements of the Securities

Act, the Exchange Act, and the rules and regulations promulgated thereunder and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Boeing SEC Reports (including any related notes and schedules) fairly present the financial position of Boeing and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, Boeing has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

     Section 5.5. No Undisclosed Liabilities. Neither Boeing nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Boeing SEC Reports and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

     Section 5.6. No Violation of Law. The businesses of Boeing and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 5.6 with respect to Environmental Laws) except (a) as described in any of the Boeing SEC Reports and
(b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

     Section 5.7. Environmental Laws and Regulations. Except as described in any of the Boeing SEC Reports, (a) Boeing and each of its Subsidiaries is in material compliance with all applicable Environmental Laws, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Boeing, which compliance includes, but is not limited to, the possession by Boeing and its Subsidiaries of material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (b) neither Boeing nor any of its Subsidiaries has received written notice of, or, to the knowledge of Boeing, is the subject of, any Environmental Claims which would, individually or in the aggregate, have a Material Adverse Effect on Boeing; and (c) to the knowledge of Boeing, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     Section 5.8. No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in any of the Boeing SEC Reports, all "employee benefit plans", as defined in Section 3(3) of ERISA, maintained or contributed to by Boeing or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Boeing and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether or not accrued, contingent or otherwise, except (a) as described in any of the Boeing SEC Reports and (b) for instances of non-compliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. No employee of Boeing will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or arrangement as a result of the transactions contemplated by this Agreement.

     Section 5.9. Absence of Certain Changes or Events. Other than as disclosed in the Boeing SEC Reports, since December 31, 1995 the businesses of Boeing and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on Boeing.

     Section 5.10. Investigations; Litigation. Except as described in any of the Boeing SEC Reports or previously disclosed in writing to MDC:

          (a) no investigation or review by any governmental body or authority with respect to Boeing or any of its Subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect on

     Boeing is pending nor has any governmental body or authority notified Boeing of an intention to conduct the same; and

          (b) there are no actions, suits or proceedings pending (or, to Boeing's knowledge, threatened) against or affecting Boeing or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Boeing.

     Section 5.11. Joint Proxy Statement; Registration Statement; Other Information. None of the information with respect to Boeing or its Subsidiaries to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the MDC Meeting and the Boeing Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Boeing with respect to information supplied in writing by MDC or any affiliate of MDC specifically for inclusion in the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

     Section 5.12. Lack of Ownership of MDC Common Stock. Neither Boeing nor any of its Subsidiaries owns any shares of MDC Common Stock or other securities convertible into shares of MDC Common Stock (exclusive of any shares owned by Boeing's employee benefit plans).

     Section 5.13. Boeing Rights Plan. Under the terms of the Boeing Rights Plan, the transactions contemplated by this Agreement will not cause a Distribution Date (as such term is defined in the Boeing Rights Plan) to occur or cause the rights issued pursuant to the Boeing Rights Plan to become exercisable.

     Section 5.14. Tax Matters. (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of Boeing, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Boeing or any of its Subsidiaries is (i) a member (a "Current Boeing Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax relates to a taxable period ending on a date within the last six years (a "Past Boeing Group", together with Current Boeing Groups, a "Boeing Affiliated Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Boeing (it being understood that the representations made in this Section, to the extent that they relate to Past Boeing Groups, are made to the knowledge of Boeing). All Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Boeing. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on Boeing. All assessments for Taxes due and owing by Boeing, any Subsidiary of Boeing or any Boeing consolidated group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the Merger Agreement, Boeing will provide MDC with written schedules of (i) the taxable years of Boeing for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Boeing and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Boeing.

     (b) Neither Boeing nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (c) Any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Boeing or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employee benefit plan or other compensation arrangement currently in effect would not be characterized as an "excess parachute payment" or a "parachute payment" (as such terms are defined in Section 280G(b)(1) of the Code).

     Section 5.15. Opinion of Financial Advisor. The Board of Directors of Boeing has received the opinion of CS First Boston Corporation, dated the date of this Agreement to the effect that, as of such date, the exchange ratio is fair to Boeing from a financial point of view. A copy of the written opinion of CS First Boston Corporation will be delivered to MDC as soon as practicable after the date of this Agreement.

     Section 5.16. Required Vote of Boeing Stockholders. The affirmative vote of the holders of a majority of the shares of Boeing Common Stock voted at the Boeing Meeting is required to approve the Share Issuance; provided that holders of a majority of the outstanding shares of Boeing Common Stock are present, in person or by proxy, at the Boeing Meeting and vote upon the Share Issuance. No other vote of the stockholders of Boeing is required by law, the charter or by-laws of Boeing or otherwise in order for Boeing to consummate the Merger and the transactions contemplated hereby.

     Section 5.17. Pooling of Interests. To the knowledge of Boeing, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by MDC or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

     It is further agreed as follows:

     Section 6.1. Conduct of Business by MDC or Boeing. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the "Termination Date"), and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement:

        (a) MDC:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

             (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

             (iii) shall confer at such times as Boeing may reasonably request with one or more representatives of Boeing to report material operational matters and the general status of ongoing operations (to the extent Boeing reasonably requires such information);

             (iv) shall notify Boeing of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on MDC;

             (v) shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned, to authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock other than regular quarterly dividends of $.12 per share on MDC Common Stock made in the ordinary course consistent with past practice;

             (vi) shall not, and shall not permit any of its Subsidiaries to, except (i) in the ordinary course of business consistent with past practice, (ii) as otherwise provided in this Agreement, (iii) as previously disclosed in writing to Boeing or (iv) for the Termination Benefit Agreements, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers;

             (vii) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any mergers, consolidations or business combinations with MDC's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

             (viii) shall not propose or adopt any amendments to its corporate charter or by-laws;

             (ix) shall not, and shall not permit any of its Significant Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on December 6, 1996, except as contemplated herein and except for the contemplated issuance or sale of shares of MDC Common Stock previously agreed to in writing by Boeing);

             (x) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date hereof in the ordinary course of business and consistent with past practice (including, but not limited to, certain grants of Performance Accelerated Restricted Stock under the MDC 1994 Performance and Equity Incentive Plan) covering not in excess of 700,000 shares of MDC Common Stock;

             (xi) shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock;

             (xii) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Boeing from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16");

             (xiii) shall not, and shall not permit any of its Subsidiaries to, except as contemplated by this Section 6.1 or Section 6.5 or except as previously disclosed in writing to Boeing, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

             (xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any material loan agreement, other than in the ordinary course of business consistent with past practice and other than any loan or lease arrangement relating to the sale or lease of commercial aircraft or commercial equipment;

             (xv) shall not, and shall not permit any of its Subsidiaries to make any material Tax election or settle or compromise any material Tax liability, other than in connection with currently pending proceedings or other than in the ordinary course of business; and

             (xvi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
        Article IV hereof untrue or incorrect.

        (b) Boeing:

             (i) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary and usual course of business in substantially the same manner as heretofore conducted;

             (ii) shall use its reasonable best efforts, and cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

             (iii) shall confer at such times as MDC may reasonably request with one or more representatives of MDC to report material operational matters and the general status of ongoing operations (to the extent MDC reasonably requires such information);

             (iv) shall notify MDC of any emergency or other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any governmental body or authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Boeing;

             (v) except as previously disclosed in writing to MDC, shall not, and shall not (except in the ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned, to declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock other than regular quarterly dividends of $.28 per share on Boeing Common Stock made in the ordinary course consistent with past practice;

             (vi) shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any mergers, consolidations or business combinations with Boeing's Subsidiaries entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, or any release or relinquishment of any material contract rights not in the ordinary course of business;

             (vii) shall not propose or adopt any amendments to its corporate charter (except as previously disclosed in writing to MDC) or by-laws;

             (viii) shall not, and shall not permit any of its Significant Subsidiaries to, issue any shares of their capital stock, except upon exercise of rights or options issued pursuant to existing employee incentive or benefit plans, programs or arrangements and non-employee director plans (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on November 30, 1996 (except as contemplated herein or as previously disclosed in writing to MDC);

             (ix) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans in existence on the date hereof in the ordinary course of business and consistent with past practice covering not in excess of 5,000,000 shares of Boeing Common Stock;

             (x) shall not, and shall not permit any of its Subsidiaries to, take any actions which would, or would be reasonably likely to, prevent Boeing from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16; and

             (xi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would make any representation or warranty in
        Article V hereof untrue or incorrect.

     Section 6.2. Investigation. Each of MDC and Boeing shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either MDC or Boeing or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement, dated as of October 17, 1995, between MDC and Boeing (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations, including any such laws or regulations pertaining to the treatment of classified information.

     Section 6.3. Cooperation. (a) MDC and Boeing shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

          (i) prepare and file with the SEC as soon as is reasonably practicable the Joint Proxy Statement (which, if requested by Boeing, may also relate to an amendment of the Restated Certificate of Incorporation of Boeing to increase its authorized capitalization) and a registration statement on Form S-4 under the Securities Act with respect to the Boeing Common Stock issuable in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Joint Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act;

          (ii) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (iii) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of Boeing Common Stock issuable in the Merger or upon exercise of MDC stock options, warrants, conversion rights or other rights or vesting or payment of other MDC equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Common Stock, subject only to official notice of issuance;

          (iv) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

          (v) cooperate with one another in obtaining opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to MDC, and Cravath, Swaine & Moore, counsel to Boeing, dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of MDC and Boeing shall deliver to Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore representation letters substantially in the form attached hereto as Exhibits 7.1(g)(1) and 7.1(g)(2), respectively, and MDC shall use its reasonable best efforts to obtain the representation letter substantially in the form attached hereto as Exhibit 7.1(g)(3) from appropriate stockholders and shall deliver any such letters obtained to Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore.

     (b) Subject to the limitations contained in Section 6.2, MDC and Boeing shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

     Section 6.4. Affiliate Agreements. (a) MDC shall, prior to the Effective Time, deliver to Boeing a list (reasonably satisfactory to counsel for Boeing), setting forth the names and addresses of all persons who are, at the time of the MDC Meeting, in MDC's reasonable judgment, "affiliates" of MDC for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. MDC shall furnish such information and documents as Boeing may reasonably request for the purpose of reviewing such list. MDC shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 6.4(a) hereto.

     (b) Boeing shall, prior to the Effective Time, deliver to MDC a list (reasonably satisfactory to counsel for MDC) setting forth the names and addresses of all persons who are, at the time of the Boeing Meeting, in Boeing's reasonable judgment, affiliates of Boeing under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Boeing shall furnish such information and documents as MDC may reasonably request for the purpose of reviewing such list. Boeing shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished pursuant to this Section 6.4 to execute a written agreement on or prior to the Effective Time, in substantially the form of Exhibit 6.4(b) hereto.

     Section 6.5.  Employee Stock Options, Incentive and Benefit
Plans. (a) Simultaneously with the Merger, (i) each outstanding option (and related stock appreciation right ("MDC SAR"), if any) to purchase or acquire a share of MDC Common Stock under employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by MDC ("MDC Option Plans") shall be converted into an option (together with a related stock appreciation right of Boeing, if applicable) to purchase the number of shares of Boeing Common Stock equal to .65 times the number of shares of MDC Common Stock which could have been obtained prior to the Effective Time upon the exercise of each such option, at an exercise price per share equal to the exercise price for each such share of MDC Common Stock subject to an option (and related MDC SAR, if any) under the MDC Option Plans divided by .65, and all references in each such option (and related MDC SAR, if any) to MDC shall be deemed to refer to Boeing, where appropriate, and (ii) Boeing shall assume the obligations of MDC under the MDC Option Plans. The other terms of each such option and MDC SAR, and the plans under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration.

     (b) Simultaneously with the Merger, each outstanding award (including restricted stock, stock equivalents and stock units) ("MDC Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by MDC which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Boeing, in each case with such adjustments to the terms of such MDC Awards as are appropriate to preserve the value inherent in such MDC Awards with no detrimental effects on the holders thereof. The other terms of each MDC Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions providing for acceleration. With respect to any restricted stock awards as to which the restrictions shall have lapsed on or prior to the Effective Time in accordance with the terms of the applicable plans or award agreements, shares of such previously restricted stock shall be converted in accordance with the provisions of Section 2.1(b).

     (c) Simultaneously with the Merger, Boeing shall assume each Termination Benefit Agreement then in effect and all of MDC's rights and obligations under each such Termination Benefit Agreement.

     (d) MDC and Boeing agree that each of their respective employee incentive or benefit plans, programs and arrangements and non-employee director plans shall be amended, to the extent necessary and appropriate, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of MDC Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Boeing Common Stock on a basis consistent with the transactions contemplated by this Agreement. The actions to be taken by MDC and Boeing pursuant to Section 6.5(d) shall include the submission by MDC or Boeing of the amendments to the plans, programs or arrangements referred to herein to their respective stockholders at the MDC Meeting or the Boeing Meeting, respectively, if such submission is determined to be necessary or advisable by counsel to MDC or Boeing after consultation with one another; provided, however, that such approval shall not be a condition to the consummation of the Merger.

     (e) Boeing shall (i) reserve for issuance the number of shares of Boeing Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 6.5 and (ii) issue or cause to be issued the appropriate number of shares of Boeing Common Stock pursuant to such plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded.

     Section 6.6. Filings; Other Action. (a) Subject to the terms and conditions herein provided, MDC and Boeing shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting.

     (b) MDC and Boeing shall take all such action as reasonably may be necessary to obtain the advance agreement of the U.S. Department of Defense ("DOD") to the effect that (i) the transactions contemplated by this Agreement will not trigger any liability to DOD with respect to any surplus assets in a pension plan, (ii) for cost accounting purposes, the pension plans of MDC, Boeing and Boeing North American, Inc. will be a single pension plan and (iii) any subsequent reorganization or restructuring of MDC, Boeing and Boeing North American, Inc. or mergers and other transactions conducted between MDC, Boeing and Boeing North American, Inc. or between any of their pension plans will not trigger a segment closing adjustment under Cost Accounting Standard 413 after the Effective Time unless MDC, Boeing and Boeing North American, Inc. discontinue doing business with the U.S. government or Boeing curtails the benefits of all the pension plans.

     Section 6.7. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of MDC and Boeing shall take all such necessary action.

     Section 6.8. Takeover Statute. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of MDC and Boeing and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 6.9. No Solicitation. From and after the date hereof, MDC will not, and shall use its reasonable best efforts not to permit, any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information) any Takeover Proposal from any person, or engage in or continue discussions or negotiations relating thereto; provided, however, that MDC may engage in discussions or negotiations with, and furnish information concerning MDC and its Subsidiaries, businesses, properties or assets to, any third party which makes a Takeover Proposal if the Board of Directors of MDC concludes in good faith after consultation with its outside counsel (who may be its regularly engaged outside counsel) that the failure to take such action would present a reasonable possibility of violating the obligations of such Board to MDC or to MDC's stockholders under applicable law. MDC will promptly (but in no case later than 24 hours) notify Boeing of the receipt of any Takeover Proposal, including the material terms and conditions thereof and the identity of the person or group making such Takeover Proposal, and will promptly (but in no case later than 24 hours) notify Boeing of any determination by MDC's Board of Directors that a Superior Proposal (as hereinafter defined) has been made. As used in this Agreement, (i) "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to MDC's willingness or ability to receive or discuss a proposal or offer, in each case made prior to the stockholder vote at the MDC Meeting, other than a proposal or offer by Boeing or any of its Subsidiaries, for a merger, consolidation or other business combination involving, or any purchase of, all or substantially all of the assets or more than 50% of the voting securities of, MDC, and (ii) "Superior Proposal" shall mean a bona fide Takeover Proposal made by a third party on terms that a majority of the members of the Board of Directors of MDC determines in their good faith reasonable judgment (based on the advice of an independent financial advisor) may be more favorable to MDC and to its stockholders than the transactions contemplated hereby and for which any required financing is committed or which, in the good faith reasonable judgment of a majority of such members (after consultation with any independent financial advisor), is reasonably capable of being financed by such third party.

     Section 6.10. Public Announcements. MDC and Boeing will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     Section 6.11. Indemnification and Insurance. (a) Boeing and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of MDC as provided in its charter or by-laws or in any agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years from the Effective Time, Boeing shall indemnify the Indemnified Parties to the same extent as such Indemnified Parties are entitled to indemnification pursuant to the preceding sentence.

     (b) For six years from the Effective Time, Boeing shall, maintain in effect MDC's current directors' and officers' liability insurance covering those persons who are currently covered by MDC's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Boeing); provided, however, that in no event shall Boeing be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by MDC for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Boeing shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Section 6.12. Accountants' "Comfort" Letters. MDC and Boeing will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     Section 6.13. Additional Reports. MDC and Boeing shall each furnish to the other copies of any reports of the type referred to in Sections 4.4 and 5.4 which it files with the SEC on or after the date hereof, and MDC and Boeing, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of MDC and its consolidated Subsidiaries or Boeing and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     Section 6.14. Co-ordination of Dividends. MDC and Boeing shall coordinate with the other the authorization or declaration of any dividends in respect of MDC Common Stock and Boeing Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of MDC Common Stock or Boeing Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of MDC Common Stock and/or Boeing Common Stock and any shares of Boeing Common Stock any such holder receives in exchange for MDC Common Stock in the Merger.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     Section 7.1.  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The holders of issued and outstanding shares of MDC Common Stock shall have duly approved the Merger, and the holders of issued and outstanding shares of Boeing Common Stock shall have approved the Share Issuance, all in accordance with applicable law and the rules of the NYSE.

          (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other tribunal or governmental body or authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) The shares of Boeing Common Stock issuable in the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (e) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other MDC Required Approvals and Boeing Required Approvals shall have been obtained, except where the failure to obtain such other MDC Required Approvals and Boeing Required Approvals would not have a Material Adverse Effect on MDC or Boeing, as the case may be.

          (f) At the Effective Time each of MDC and Boeing shall have received a letter of its independent public accountants, in form and substance reasonably satisfactory to it, stating that they concur with management's conclusion that the Merger will qualify as a transaction to be accounted for the parties hereto in accordance with the pooling of interests method of accounting under the requirements of APB No. 16.

          (g) Each of MDC and Boeing shall have received an opinion of its tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore, respectively, in form and substance reasonably satisfactory to it, and dated within five days of the date of the Joint Proxy Statement, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that none of MDC, its stockholders, Boeing and Sub shall recognize gain or loss for federal income tax purposes as a result of the Merger (other than, with respect to any cash paid in lieu of fractional shares of Boeing Common Stock). In rendering such opinions, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore may rely upon representations of officers of MDC and Boeing and stockholders of MDC substantially in the form of Exhibits 7.1(g)(1), 7.1(g)(2) and 7.1(g)(3).

     Section 7.2. Conditions to Obligations of MDC to Effect the Merger. The obligation of MDC to effect the Merger is further subject to the conditions that
(a) the representations and warranties of Boeing contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Boeing, (b) Boeing shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) Boeing shall have delivered to MDC a certificate, dated the Effective Time and signed by its Chairman of the Board and Chief Executive Officer or a Senior Vice President, certifying to both such effects.

     Section 7.3.  Conditions to Obligations of Boeing to Effect the
Merger. The obligation of Boeing to effect the Merger is further subject to the conditions that (a) the representations and warranties of MDC contained herein shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (i) for changes specifically permitted by the terms of this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on MDC, (b) MDC shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (c) MDC shall have delivered to Boeing a certificate, dated the Effective Time and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying to both such effects.

                                  ARTICLE VIII

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     Section 8.1. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time,

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

whether before or after any approval of the matters presented in connection with the Merger by the respective stockholders of MDC and Boeing:

          (a) by the mutual written consent of MDC and Boeing;

          (b) by either MDC or Boeing if the Effective Time shall not have occurred on or before December 31, 1997; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by either MDC or Boeing if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause 8.1(c)(ii) shall have used its reasonable best efforts to remove such injunction, order or decree;

          (d) by either MDC or Boeing if the approvals of the stockholders of either MDC or Boeing contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof;

          (e) by either Boeing or MDC if the Board of Directors of MDC reasonably determines that a Takeover Proposal constitutes a Superior Proposal; provided, however, that MDC may not terminate this Agreement pursuant to this clause 8.1(e) unless and until five business days have elapsed following delivery to Boeing of a written notice of such determination by the Board of Directors of MDC and during such five business day period MDC (i) informs Boeing of the terms and conditions of the Takeover Proposal and the identity of the Person making the Takeover Proposal and (ii) otherwise fully cooperates with Boeing with respect thereto (subject, in the case of this clause (ii), to the condition that the MDC Board of Directors shall not be required to take any action that it believes, after consultation with outside legal counsel, would present a reasonable possibility of violating its obligations to MDC or MDC's stockholders under applicable law) with the intent of enabling Boeing to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; provided, further, that MDC may not terminate this Agreement pursuant to this clause 8.1(e) unless at the end of such five business day period the Board of Directors of MDC continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal and simultaneously with such termination MDC pays to Boeing the amount specified under Section 8.2; and provided, further, that this Agreement shall not terminate pursuant to this clause 8.1(e) unless simultaneously with such termination MDC enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          (f) by Boeing if a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of MDC is commenced prior to the MDC Meeting, and the Board of Directors of MDC fails to recommend against acceptance of such tender offer or exchange offer within the time period presented by Rule 14e-2 by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); or

          (g) by MDC or Boeing if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach.

     In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the confidentiality agreement referred to in Section 6.2 and Sections 8.2 and 9.2), and there shall be no other liability on the part of MDC or Boeing to the other except liability arising out of a wilful breach of this Agreement or as provided for in the Confidentiality Agreement.

     Section 8.2. Termination Fee. (a) Notwithstanding any provision in this Agreement to the contrary (but subject to subsection (b) below), if (i) this Agreement is terminated by MDC or Boeing pursuant to Section 8.1(e) or (ii) (x) prior to the termination of this Agreement, a bona fide Takeover Proposal is commenced, publicly proposed or publicly disclosed and not withdrawn, (y) this Agreement is terminated by MDC pursuant to Section 8.1(b) or by Boeing or MDC pursuant to Section 8.1(d) (but only due to the failure of the MDC stockholders to approve the Merger) and (z) concurrently with or within twelve months after such termination a Takeover Proposal shall have been consummated, then, in each case, MDC shall (without prejudice to any other rights of Boeing against MDC) pay to Boeing a fee (the "Termination Fee") of $200 million in cash, such payment to be made simultaneously with such termination in the case of a termination by MDC pursuant to Section 8.1(e) and promptly, but in no event later than the second business day following a termination by Boeing pursuant to
Section 8.1(e) and, in the case of clause (ii), upon the consummation of such Takeover Proposal.

     (b) Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated by either party hereto for any reason, and if prior to such termination, the Board of Directors of Boeing shall have breached its covenants hereunder by (i) failing to recommend to the Boeing stockholders in the Joint Proxy Statement that they vote in favor of the Share Issuance, (ii) having withdrawn a recommendation to the Boeing stockholders that they vote in favor of the Share Issuance or (iii) having modified any such recommendation that they vote in favor of the Share Issuance, then Boeing shall (without prejudice to any other rights of MDC against Boeing) pay to MDC a fee in cash equal to $200 million, such fee to be paid simultaneously with any termination of this Agreement by Boeing and promptly after any termination of this Agreement by MDC.

     Section 8.3. Amendment or Supplement. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of MDC and Boeing and prior to the Effective Time, this Agreement may be amended or supplemented in writing by MDC and Boeing with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of MDC and Boeing there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of MDC Common Stock into shares of Boeing Common Stock as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of MDC and Boeing.

     Section 8.4. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, MDC and Boeing may:

          (a) extend the time for the performance of any of the obligations or acts of the other party;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing no failure or delay by MDC or Boeing in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article II and Article III, the agreements of "affiliates" of MDC and Boeing to be delivered pursuant to Section 6.4, the provisions of Sections 6.5, 6.7 and 6.11 and this Article IX.

     Section 9.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing, (ii) the commissions and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with the sale of Excess Shares and (iii) the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, shall be shared equally by MDC and Boeing and (b) all transfer taxes shall be paid by MDC.

     Section 9.3. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     Section 9.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except that Maryland law shall apply to the Merger, without regard to the principles of conflicts of laws thereof.

     Section 9.5. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.5:

     To MDC:

      McDonnell Douglas Corporation
      P.O. Box 516
      St. Louis, Missouri 63166
      Attention: F. Mark Kuhlmann, Esq.
      Telecopy: (314) 234-3226

     copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022
      Attention: Franklin M. Gittes, Esq.
              Lou R. Kling, Esq.
      Telecopy: (212) 735-2000

     To Boeing:

      The Boeing Company
      7755 East Marginal Way South
      Seattle, WA 98108
      Attention: Theodore J. Collins, Esq.
      Telecopy: (206) 544-4900

     copy to:

      Cravath, Swaine & Moore
      825 Eighth Avenue
      New York, New York 10019
      Attention: Allen Finkelson, Esq.
      Telecopy: (212) 474-3700

     Section 9.6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     Section 9.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     Section 9.8. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     Section 9.9.  Miscellaneous.  This Agreement:

          (a) along with the Confidentiality Agreement and the agreements referred to in Section 6.1(a)(ix) and contained in the disclosure referred to in Section 6.1(b)(viii) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

          (b) except for the provision of Section 6.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.10. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     Section 9.11.  Subsidiaries; Significant Subsidiaries;
Affiliates. References in this Agreement to "Subsidiaries" of MDC or Boeing shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by MDC or Boeing, as the case may be. References in this Agreement to "Significant Subsidiaries" shall mean Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act. References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to "person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a governmental body or authority.

     Section 9.12. Finders or Brokers. Except for J.P. Morgan Securities Inc. with respect to MDC, a copy of whose engagement agreement has been or will be provided to Boeing, and CS First Boston Corporation with respect to Boeing, a copy of whose engagement agreement has been or will be provided to MDC, neither MDC nor Boeing nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                          MCDONNELL DOUGLAS CORPORATION

                                          By: /s/ HARRY C. STONECIPHER
                                            ------------------------------------
                                            Name: Harry C. Stonecipher
                                            Title: President and Chief
                                                Executive Officer

                                          THE BOEING COMPANY

                                          By: /s/ PHILIP M. CONDIT
                                            ------------------------------------
                                            Name: Philip M. Condit
                                            Title: President and Chief
                                                Executive Officer

                                          WEST ACQUISITION CORP.

                                          By: /s/ PHILIP M. CONDIT
                                            ------------------------------------
                                            Name: Philip M. Condit
                                            Title: President

                                                                  EXHIBIT 6.4(a)

                 FORM OF AFFILIATE LETTER FOR AFFILIATES OF MDC

The Boeing Company
7755 East Marginal Way South
Seattle, WA 98108

Attention of [                         ]

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of McDonnell Douglas Corporation, a Maryland corporation ("MDC"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among The Boeing Company, a Delaware corporation ("Boeing"), West Acquisition Corp, a Maryland corporation ("Sub"), and MDC, Sub will be merged with and into MDC, with MDC continuing as the Surviving Corporation (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, par value $5.00 per share, of Boeing (the "Boeing Shares"). I would receive such Boeing Shares in exchange for shares (or upon exercise of options for shares) owned by me of common stock, par value $1.00 per share of MDC (the "MDC Shares").

     1. I hereby represent, warrant and covenant to Boeing that in the event I receive any Boeing Shares as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Boeing Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Boeing Shares, to the extent I felt necessary, with my counsel or counsel for MDC.

          C. I have been advised that the issuance of the Boeing Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of MDC, (a) I may be deemed to be an affiliate of MDC and (b) the distribution by me of the Boeing Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Boeing Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Boeing, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that except as provided for in the Merger Agreement, Boeing is under no obligation to register the sale, transfer or other disposition of the Boeing Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that there will be placed on the certificates for the Boeing Shares issued to me, or any substitutions therefor, a legend stating in substance:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
        [            ], 1997 BETWEEN THE REGISTERED HOLDER HEREOF AND BOEING, A
        COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF BOEING."

          F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Boeing reserves the right to put the following legend on the certificates issued to my transferee:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. I further represent to, and covenant with, Boeing that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement), sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to MDC Shares or shares of the capital stock of Boeing that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Boeing Shares received by me in the Merger or any other shares of the capital stock of Boeing until after such time as results covering at least 30 days of combined operations of MDC and Boeing have been published by Boeing, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations (the period commencing 30 days prior to the Effective Time and ending on the date of the publication of the post-Merger financial results is referred to herein as the "Pooling Period"). Boeing shall notify the "affiliates" of the publications of such results. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to Boeing, I will not be prohibited from selling up to 10% of the Boeing Shares (the "10% Shares") received by me or MDC Shares owned by me or making charitable contributions or bona fide gifts of the Boeing Shares received by me or MDC Shares owned by me, subject to the same restrictions. The 10% Shares shall be calculated in accordance with SEC Accounting Series Release 135 as amended by Staff Accounting Bulletin No. 76. I covenant with Boeing that I will not sell, transfer or otherwise dispose of any 10% Shares during the period commencing from the Effective Time and ending on the last day of the Pooling Period except in compliance with Rule 145(d)(i) under the Securities Act or pursuant to charitable contributions or bona fide gifts.

          H. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of MDC as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     2. By Boeing's acceptance of this letter, Boeing hereby agrees with me as follows:

          A. For so long as and to the extent necessary to permit me to sell the Boeing Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Boeing shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) furnish to me upon request a written statement as to whether Boeing has complied with such reporting requirements during the 12 months preceding any proposed sale of the Boeing Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Boeing has filed all reports required to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

          B. It is understood and agreed that certificates with the legends set forth in paragraphs E and F above will be substituted by delivery of certificates without such legend if (i) two years shall have elapsed from the date the undersigned acquired the Boeing Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned,
     (ii) three years shall have elapsed from the date the undersigned acquired the Boeing Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Boeing has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Boeing, or a "no-action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and accepted this      day
of [            ], 1997, by

THE BOEING COMPANY,

By:
--------------------------------------
    Name:
    Title:

                                                                  EXHIBIT 6.4(b)

               FORM OF AFFILIATE LETTER FOR AFFILIATES OF BOEING

McDonnell Douglas Corporation
P.O. Box 516
St. Louis, MO 63166

Attention of [                    ]

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of The Boeing Company, a Delaware corporation ("Boeing"), as the term "affiliate" is defined for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of December 14, 1996 (the "Merger Agreement") among Boeing, West Acquisition Corp., a Maryland corporation ("Sub"), and McDonnell Douglas Corporation, a Maryland corporation ("MDC"), Sub will be merged with and into MDC, with MDC continuing as the Surviving Corporation (the "Merger").

     I represent to, and covenant with, MDC that I will not, during the 30 days prior to the Effective Time (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of MDC and Boeing have been published by Boeing, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by the SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Boeing ("Boeing Stock") or MDC that I may hold. I understand that Boeing shall notify the "affiliates" of the publication of such results. Notwithstanding the foregoing, I understand that subject to providing written notice to Boeing and subject to SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76, during the aforementioned period I will not be prohibited from selling up to 10% of the Boeing Stock that I hold or from making charitable contributions or bona fide gifts of the Boeing Stock that I hold, subject to the same restrictions.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Boeing as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Accepted this      day of
[            ], 1997, by

MCDONNELL DOUGLAS CORPORATION,

By:
--------------------------------------
    Name:
    Title:

                                                               EXHIBIT 7.1(g)(1)

                                [LETTERHEAD OF]

                         MCDONNELL DOUGLAS CORPORATION

                                                                          , 1997

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Dear Sirs:

     In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies to the best of its knowledge and belief, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

     1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section 9.9(a) of the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to the Company, true, correct and complete in all material respects.

     2. Neither the Company nor any of its subsidiaries has acquired any shares of Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. For purposes of this representation, Company Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof shall not be treated as an acquisition in contemplation of the Merger or otherwise as part of a plan of which the Merger is a part.

     3. There is no present plan or intention on the part of the stockholders of the Company that own 5% or more of the common stock of the Company ("Company
Common Stock") (including [          ]), and the Company knows of no present
plan or intention on the part of the remaining holders of Company Common Stock, to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of Parent Common Stock received in the Merger in exchange for such Company Common Stock that would reduce the ownership of Parent Common Stock by former holders of Company Common Stock to a number of shares having a value, as of immediately prior to the Merger, of less than 50% of the value of all of the outstanding shares of Company Common Stock as of such date. For purposes of this representation, any "disposition" (as defined above) of Parent Common Stock will be treated as a reduction in ownership thereof. In addition, for purposes of this representation, shares of Company Common Stock exchanged by holders of Company Common Stock for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Common Stock immediately prior to the Merger. Moreover, for purposes of this representation, shares of Company Common Stock and shares of Parent Common Stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

     4. The Company and the stockholders of the Company will each pay their respective expenses, if any, incurred in connection with the Merger, except in the case of transfer taxes for which such stockholders are liable, which shall be paid by the Company.

     5. Following the Merger, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets the Company held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding, or in contemplation of, the Merger will be included as assets of the Company prior to the Merger.

     6. Except as provided in [list plans], immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock of the Company ("Company Stock").

     7. In the Merger, shares of Company Stock representing at least 80% of the total combined voting power of all classes of Company Stock outstanding on the date of the Merger, and at least 80% of the total number of each other class of Company Stock outstanding on the date of the Merger will be exchanged solely for Parent Common Stock. For purposes of this representation, shares of Company Stock exchanged for cash or other property originating with Parent will be treated as outstanding stock of the Company on the date of the Merger.

     8. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

     9. The Company will not take, and the Company is not aware of any plan or intention of Company stockholders to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

     10. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

     11. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

     12. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     13. The Merger Agreement and the documents described in Section 9.9(a) of the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

     14. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor.

                                          MCDONNELL DOUGLAS CORPORATION

                                          By:

                                            ------------------------------------

                                                               EXHIBIT 7.1(g)(2)

                                [LETTERHEAD OF]

                               THE BOEING COMPANY

                                                                          , 1997

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Dear Sirs:

     In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), I certify that to the best of my knowledge and belief, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

     1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in Section 9.9(a) of the Merger Agreement and the joint proxy statement/prospectus prepared by Parent and the Company, are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects.

     2. Except in the Merger, neither Parent nor Sub (nor any other subsidiary of Parent) has acquired or prior to the Merger will acquire, or has owned in the past five years, [any] shares of common stock of the Company ("Company Common Stock").

     3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of common stock of Parent ("Parent Common Stock") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

     4. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

     5. Parent has no plan or intention, following the Merger, to reacquire any of the Parent Common Stock issued in the Merger, other than through a stock purchase program meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30.

     6. Parent has no plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business; provided, however, that Parent may transfer assets or stock of the Company in a manner that is consistent with Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

     7. Parent and Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

     8. Following the Merger, Parent intends to cause the Company to continue its historic business or use a significant portion of its historic business assets in a business.

     9. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

     11. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by Company stockholder-employees in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any shareholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

     12.  No stock of Sub will be issued in the Merger.

     13. There is no intercorporate indebtedness existing between Parent and the Company or between Sub and the Company that was issued or acquired, or will be settled, at a discount.

     14. The Merger Agreement and the documents described in Section 9.9(a) of the Merger Agreement represent the entire understanding of the Company, Parent and Sub with respect to the Merger.

     15. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Company following the Merger) or business operations. Sub will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities in the Merger.

     16. The Company Common Stock will be surrendered pursuant to the Merger in an arms-length exchange, and the Parent Common Stock received in exchange therefor represents the sole bargained-for consideration therefor.

                                          The Boeing Company,

                                          By:
                                          --------------------------------------

                                                               EXHIBIT 7.1(g)(3)

                                [LETTERHEAD OF]

                  [MCDONNELL DOUGLAS CORPORATION STOCKHOLDER]

                                                                          , 1997

Skadden, Arps, Slate, Meagher & Flom LLP
919 Third Avenue
New York, New York 10022

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Dear Sirs:

     In connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 14, 1996, by and among The Boeing Company, a Delaware corporation ("Parent"), McDonnell Douglas Corporation, a Maryland corporation (the "Company"), and West Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent ("Sub"), the undersigned certifies (to the best of its knowledge and belief, where indicated), after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

     1. The undersigned has no present plan or intention to sell, exchange or otherwise dispose of, reduce the risk of loss (by short sale or otherwise) of the holding of, enter into any contract or other arrangement with respect to, the sale, exchange or other disposition of (each of the foregoing, a "disposition"), any interest in the shares of Parent common stock received in the merger contemplated by the Merger Agreement (the "Merger"). For purposes of this representation, shares of Company common stock and shares of Parent common stock received in the Merger and sold, redeemed or disposed of prior to or subsequent to the Merger, in contemplation thereof or as part of a plan therewith, will be considered in making this representation.

     2. The undersigned will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

                                          [McDONNELL DOUGLAS CORPORATION
                                          STOCKHOLDER]

                                          --------------------------------------

                                                                        ANNEX II
                           CS FIRST BOSTON LETTERHEAD

December 14, 1996

Board of Directors
The Boeing Company
7755 E. Marginal Way South
Seattle, WA 98108

Dear Members of the Board:

You have asked us to advise you with respect to the fairness to The Boeing Company ("Boeing") from a financial point of view of the consideration to be paid by Boeing pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 1996 (the "Merger Agreement"), among Boeing, West Acquisition Corp., a wholly owned subsidiary of Boeing (the "Sub"), and McDonnell Douglas Corporation ("McDonnell Douglas"). The Merger Agreement provides for, among other things, the merger of Sub with and into McDonnell Douglas (the "Merger") pursuant to which McDonnell Douglas will become a wholly owned subsidiary of Boeing and each outstanding share of the common stock, par value $1.00 per share, of McDonnell Douglas will be converted into the right to receive 0.65 (the "Exchange Ratio") of a share of the common stock, par value $5.00 per share, of Boeing (the "Boeing Common Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Boeing and McDonnell Douglas. We have also reviewed certain other information relating to Boeing and McDonnell Douglas, including financial forecasts provided to or otherwise discussed with us by Boeing and McDonnell Douglas, and have discussed the businesses and prospects of Boeing and McDonnell Douglas with their respective managements.

We have also considered certain financial and stock market data of Boeing and McDonnell Douglas, and we have compared that data with similar data for other publicly held companies in businesses similar to those of Boeing and McDonnell Douglas, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that such forecasts have been prepared on bases reflecting reasonable estimates and judgments as to the future financial performance of Boeing and McDonnell Douglas and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make and have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Boeing or McDonnell Douglas, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Boeing Common Stock actually will be when issued to McDonnell Douglas's stockholders pursuant to the Merger or the prices at which the Boeing Common Stock will trade subsequent to the Merger.

We have acted as financial advisor to Boeing in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have performed certain investment banking services for Boeing, for which services we have received customary compensation.

                           CS FIRST BOSTON LETTERHEAD

In the ordinary course of business, CS First Boston and its affiliates may actively trade the debt and equity securities of both McDonnell Douglas and Boeing for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Boeing in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed issuance of Boeing Common Stock in connection with the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Boeing from a financial point of view.

Very truly yours,

CS FIRST BOSTON CORPORATION

                                                                       ANNEX III

                                                            JP MORGAN LETTERHEAD

December 14, 1996

The Board of Directors
McDonnell Douglas Corporation
P.O. Box 516
St. Louis, Missouri 63166-0516

Attention: John F. McDonnell, Chairman of the Board
        Harry C. Stonecipher, President and Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of McDonnell Douglas Corporation (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with The Boeing Company (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of December 14, 1996 (the "Agreement"), among the Company, the Buyer and West Acquisition Corp. (the "Merger Subsidiary"), the Company will become a wholly-owned subsidiary of the Buyer, and stockholders of the Company will receive for each share of common stock of the Company held by them consideration equal to 0.65 shares of common stock of the Buyer.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Buyer; (v) the audited financial statements of the Company and the Buyer for the fiscal year ended December 31, 1995, and the unaudited financial statements of the Company and the Buyer for the period ended September 30, 1996; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Buyer; (vii) certain financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will be tax free

                                                            JP MORGAN LETTERHEAD

and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Buyer's common stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ THOMAS L. JONES
    --------------------------------------------------------
    Name: Thomas L. Jones
    Title: Managing Director

                      SOLICITED BY THE BOARD OF DIRECTORS

                               THE BOEING COMPANY
                        SPECIAL MEETING OF SHAREHOLDERS
                                 JULY 25, 1997

     The undersigned hereby appoints Charles M. Pigott, Frank Shrontz, and George H. Weyerhaeuser (the "Proxy Committee"), and each or any of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Special Meeting of Shareholders to be held July 25, 1997 (the "Meeting"), and at any adjournment or postponement thereof, as indicated on the reverse side of this card with respect to Proposal 1, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Joint Proxy Statement for the Meeting.

     If there are shares of stock allocated to the undersigned in Fund E of The Boeing Company Voluntary Investment Plan, the undersigned hereby instructs the Trustee to vote all of such shares at the Meeting and any adjournment or postponement thereof, as indicated on the reverse side of this card with respect to Proposal 1, and authorizes the Trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                                                                 ------------
                                                                                  SEE REVERSE
IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE
                                                                                      SIDE
                                                                                 ------------
-------------
               Please mark
               votes as in
      X        this example.
-------------
---------------------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
---------------------------------------------------------------------------------------------
                                                         FOR         AGAINST       ABSTAIN
                                                     ------------  ------------  ------------
 1. Approve the Share Issuance, as described in the
    accompanying Joint Proxy Statement/Prospectus.
                                                     ------------  ------------  ------------
---------------------------------------------------------------------------------------------
                                                -------------                        -------------
                           MARK HERE FOR
                           ADDRESS                              MARK HERE FOR
                           CHANGE AND                           COMMENTS AND
                           NOTE AT LEFT                         NOTE AT LEFT
                                                -------------                        -------------

                                                                          BOEING

                       Please sign exactly as your name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

Signature:                                 Date:            Signature:                                 Date:
-------------------------------            ---------        -------------------------------            ---------

PROXY

                         MCDONNELL DOUGLAS CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MCDONNELL DOUGLAS CORPORATION FOR THE SPECIAL MEETING
                                ON JULY 25, 1997

     The undersigned appoints as proxies, with power of substitution, John F. McDonnell, Harry C. Stonecipher and F. Mark Kuhlmann, and each of them, to vote all shares of the undersigned at the Special Meeting of Shareholders of the McDonnell Douglas Corporation to be held at McDonnell Douglas Corporation's Engineering Campus Auditorium (Bldg. 33) at Lindbergh Blvd. and McDonnell Blvd., in St. Louis County, Missouri, on Friday, July 25, 1997, at 11:00 a.m., local time, or at any postponements or adjournments thereof, on the matter shown and in the manner directed hereon and in accordance with their best judgment on any procedural matters coming before the Special Meeting.

     The persons named as proxies cannot vote your shares unless you sign and return this card. You are encouraged to specify your vote by marking the appropriate box on the reverse side of this card. If you only sign and return this card, but provide no specific voting direction to the proxies, your shares will be voted FOR proposal 1.

                                                                SEE REVERSE SIDE

                              FOLD AND DETACH HERE
[X] Please mark your vote
   as in this example                                                       5139

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1.

The Board of Directors recommends a vote FOR proposal 1
--------------------------------------------------------------------------------

                                                      FOR           AGAINST         ABSTAIN
                                                -------------------------------------------
1. Proposal to approve the Merger as more fully
   described in the accompanying Joint Proxy
   Statement/Prospectus.
                                                -------------------------------------------

--------------------------------------------------------------------------------

                                                                             ----------------
Address change/comments noted
                                                                             ================
Mark this box to obtain an admittance ticket
                                                                             ----------------

SIGNATURE(S)
------------------------------------------------------- DATE -------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer(s) hereby revokes all proxies heretofore given by the signer(s) to vote at said meeting or any postponements or adjournments thereof.

                              FOLD AND DETACH HERE

                        CONFIDENTIAL VOTING INSTRUCTIONS

                         MCDONNELL DOUGLAS CORPORATION

                SPECIAL MEETING OF SHAREHOLDERS -- JULY 25, 1997
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     TO: THE CHASE MANHATTAN BANK, N.A., TRUSTEE UNDER THE EMPLOYEE SAVINGS,
         INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS CORPORATION AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS CORPORATION

     I HEREBY DIRECT THE TRUSTEE TO VOTE, IN PERSON OR BY PROXY, AT THE SPECIAL MEETING OF SHAREHOLDERS OF MCDONNELL DOUGLAS CORPORATION ("MCDONNELL DOUGLAS") TO BE HELD ON JULY 25, 1997, AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, ALL FULL AND FRACTIONAL SHARES OF COMMON STOCK OF MCDONNELL DOUGLAS CREDITED TO MY ACCOUNTS AT THE CLOSE OF BUSINESS ON JUNE 13, 1997, UNDER THE EMPLOYEE SAVINGS, INVESTMENT AND THRIFT PLANS OF MCDONNELL DOUGLAS, AND THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF.

     SHARES IN EACH PLAN ARE VOTED BY THE TRUSTEE, AND PARTICIPANTS MAY NOT VOTE SUCH SHARES AT THE SPECIAL MEETING. HOWEVER, IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS WILL BE VOTED BY THE TRUSTEE IN ACCORDANCE WITH YOUR INSTRUCTIONS. THIS IS THE ONLY METHOD BY WHICH YOU MAY DIRECT THE VOTING OF SHARES CREDITED TO YOUR ACCOUNTS. IF THESE INSTRUCTIONS ARE SIGNED AND RETURNED WITHOUT DIRECTIONS, OR ARE RETURNED SO THAT THEY ARE RECEIVED LATER THAN JULY 22, 1997, OR ARE RETURNED WITHOUT SIGNATURE, OR ARE NOT RETURNED, THE SHARES CREDITED TO YOUR ACCOUNTS IN EACH PLAN WILL BE VOTED IN THE SAME PROPORTION FOR, AGAINST OR IN ABSTENTION AS SHARES IN EACH RESPECTIVE PLAN ARE VOTED FOR WHICH INSTRUCTIONS ARE RECEIVED; HOWEVER, SUCH SHARES IN THE EMPLOYEE PAYROLL STOCK OWNERSHIP PLAN OF MCDONNELL DOUGLAS WILL NOT BE VOTED.

                           (CONTINUED ON OTHER SIDE)
                              FOLD AND DETACH HERE
                           (INTENTIONALLY LEFT BLANK)

[X] PLEASE MARK YOUR VOTE
   AS INDICATED IN THIS EXAMPLE

The Board of Directors recommends a vote FOR proposal 1
--------------------------------------------------------------------------------

[CAPTION]

                                                        FOR           AGAINST         ABSTAIN
                                                  ------------------------------------------------
1.    Proposal to approve the Merger as more
      fully described in the accompanying Joint
      Proxy Statement/Prospectus.
                                                  ------------------------------------------------

--------------------------------------------------------------------------------

Please be sure to sign and date this instruction.

Signature
--------------------------------------------------------- DATE -----------------
Participant sign here

                              FOLD AND DETACH HERE
                           (INTENTIONALLY LEFT BLANK)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law reads as follows:

     INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;
INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Article VII, Section 4 of the Registrant's By-Laws provides as follows:

     Section 4. Indemnification of Directors and Officers.

     4.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or that, being or having been such a director or officer or an employee of the Corporation, he or she is or was serving at the request of an executive officer of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, employee, or agent or in any other capacity while serving as such a director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the indemnitee's heirs, executors, and administrators; provided, however, that except as provided in Section 4.2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 4.1 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 4.1 or otherwise; and provided, further, that an advancement of expenses shall not be made if the Corporation's Board of Directors makes a good faith determination that such payment would violate law or public policy.

     4.2 Right of Indemnitee to Bring Suit. If a claim under Section 4.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. The indemnitee shall be presumed to be entitled to indemnification under this Section 4 upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, where the required undertaking has been tendered to the Corporation), and thereafter the Corporation shall have the burden of proof to overcome the presumption that the indemnitee is not so entitled. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee is not entitled to indemnification shall be a defense to the suit or create a presumption that the indemnitee is not so entitled.

     4.3 Nonexclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise. Notwithstanding any amendment to or repeal of this Section 4, or of any of the procedures established by the Board of Directors pursuant to Section 4.7, any indemnitee shall be entitled to indemnification in accordance with the provisions hereof and thereof with respect to any acts or omissions of such indemnitee occurring prior to such amendment or repeal.

     4.4 Insurance, Contracts, and Funding. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the

Delaware General Corporation Law. The Corporation may, without further stockholder approval, enter into contracts with any indemnitee in furtherance of the provisions of this Section 4 and may create a trust fund, grant a security interest, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Section 4.

     4.5 Persons Serving Other Entities. Any person who is or was a director, officer, or employee of the Corporation who is or was serving (i) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held by the Corporation or (ii) in an executive or management capacity in a partnership, joint venture, trust, or other enterprise of which the Corporation or a wholly owned subsidiary of the Corporation is a general partner or has a majority ownership shall be deemed to be so serving at the request of an executive officer of the Corporation and entitled to indemnification and advancement of expenses under Section 4.1.

     4.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of its Board of Directors, authorize one or more executive officers to grant rights to advancement of expenses to employees or agents of the Corporation on such terms and conditions as such officer or officers deem appropriate under the circumstances. The Corporation may, by action of its Board of Directors, grant rights to indemnification and advancement of expenses to employees or agents or groups of employees or agents of the Corporation with the same scope and effect as the provisions of this
Section 4 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

     4.7 Procedures for the Submission of Claims. The Board of Directors may establish reasonable procedures for the submission of claims for indemnification pursuant to this Section 4, determination of the entitlement of any person thereto, and review of any such determination. Such procedures shall be set forth in an appendix to these By-Laws and shall be deemed for all purposes to be a part hereof.

     Officers and directors of the Registrant are covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any breach of duty, neglect, error, misstatement, misleading statement, act or omission by the directors or officers in their respective capacities as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following is a list of Exhibits included as part of this Registration Statement. Boeing agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

   2.1*      Agreement and Plan of Merger, dated as of July 31, 1996, among Rockwell
             International Corporation, the Registrant and Boeing NA, Inc. (incorporated by reference to Exhibit 2(i) of the Registrant's Registration Statement (No.
             333-15001) on Form S-4, filed with the Commission on October 29, 1996 (the "1996
             S-4 Registration Statement").
   2.2       Agreement and Plan of Merger, dated as of December 14, 1996, among the
             Registrant, West Acquisition Corp. and McDonnell Douglas Corporation ("McDonnell
             Douglas") (included as Annex I to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4).
   3.1*      Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to the Registrant's Annual Report on Form 10-K (File No.
             1-442) for the year ended December 31, 1991).
   3.2       Amendment to the Restated Certificate of Incorporation of the Registrant with respect to the authorized capitalization of the Registrant filed on May 13,
             1997.
   3.3*      By-Laws of the Registrant, amended as of August 26, 1996 (incorporated by reference to Exhibit 3(ii) to the 1996 S-4 Registration Statement).

   4.1*      Indenture, dated as of August 15, 1991, between the Registrant and The Chase
             Manhattan Bank (as successor to The Chase Manhattan Bank, National Association),
             as Trustee (incorporated by reference to Exhibit 4 to the Registrant's Current
             Report on Form 8-K (File No. 1-442) dated August 27, 1991).
   4.2*      Rights Agreement, dated as of July 27, 1987, between the Registrant and The
             First National Bank of Boston, as Rights Agent (incorporated by reference to
             Exhibit 1 to the Registrant's Registration Statement on Form 8-A (File No.
             1-442), filed with the Commission on July 20, 1987).
   5.1       Opinion of T. J. Collins, Esq., as to the legality of the securities being registered.
   8.1       Opinion of Cravath, Swaine & Moore as to tax matters.
   8.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters.
  10.1*      Copy of The Boeing Company Bank Credit Agreement, Amended and Restated as of
             September 27, 1996 [the Seven-Year Agreement] (incorporated by reference to
             Exhibit 10.18 to the 1996 S-4 Registration Statement).
  10.2*      Copy of The Boeing Company Bank Credit Agreement, Amended and Restated as of
             September 27, 1996 [the 364-Day Agreement] (incorporated by reference to Exhibit
             10.19 to the 1996 S-4 Registration Statement).
  10.3*      Copy of 1984 Stock Option Plan, as amended February 23, 1987 and August 28, 1989
             (incorporated by reference to Exhibit (10)(iii)(a) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1995 (the "1995 Form
             10-K")).
  10.4*      Forms of Stock Option Agreements under the 1984 Stock Option Plan (incorporated by reference to Exhibit (10)(vi)(b) to the Registrant's Annual Report on Form
             10-K for the year ended December 31, 1992 (the "1992 Form 10-K")).
  10.5*      Copy of 1988 Stock Option Plan, as amended December 14, 1992 (incorporated by reference to Exhibit (10)(vii)(a) to the 1992 Form 10-K).
  10.6*      Form of Notice of Terms of Stock Option Grant under the 1988 Stock Option Plan
             (incorporated by reference to Exhibit (10)(vii)(b) to the 1992 Form 10-K).
  10.7*      Copy of 1992 Stock Option Plan for Nonemployee Directors (incorporated by reference to Exhibit 19 to the Registrant's Quarterly Report on Form 10-Q for
             the quarter ended March 31, 1992).
  10.8*      Form of Stock Option Agreement under the 1992 Stock Option Plan for Nonemployee
             Directors (incorporated by reference to Exhibit (10)(viii)(b) to the 1992 Form
             10-K).
  10.9*      Copy of Supplemental Benefit Plan for Employees of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(i) to the
             Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996
             (the "1996 Q1 Form 10-Q")).
  10.10*     Copy of Deferred Compensation Plan for Employees of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(ii) to the
             1996 Q1 Form 10-Q).
  10.11*     Copy of Supplemental Retirement Plan for Executives of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(iii) to the
             1996 Q1 Form 10-Q).
  10.12*     Copy of Deferred Compensation Plan for Directors of The Boeing Company, as
             amended October 28, 1996 (incorporated by reference to Exhibit 10.1 to the 1996
             S-4 Registration Statement).
  10.13*     Copy of 1993 Incentive Stock Plan for Employees, as amended December 13, 1993
             (incorporated by reference to Exhibit (10)(ix)(a) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form
             10-K")).

  10.14*     Form of Notice of Regular Annual Stock Option Grant under the 1993 Incentive
             Stock Plan for Employees (incorporated by reference to Exhibit (10)(ix)(b)(i) to the 1993 Form 10-K).
  10.15*     Form of Notice of Supplemental Stock Option Grant under the 1993 Incentive Stock
             Plan for Employees (incorporated by reference to Exhibit (10)(ix)(b)(ii) to the
             1993 Form 10-K).
  10.16*     Copy of Incentive Compensation Plan for Officers and Employees of The Boeing
             Company and Subsidiaries, as amended April 28, 1997 (incorporated by reference to Exhibit (10)(i) to the Registrant's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1997).
  10.17*     Copy of Form of SAR Deferral Agreement (incorporated by reference to Exhibit
             (10)(xii)(a) to the 1995 Form 10-K).
  10.18*     Copy of SAR Deferral Plan for Employees, as amended (incorporated by reference to Exhibit (10)(xii)(b) to the 1995 Form 10-K).
  10.19*     Form of SAR Deferral Election Notice (incorporated by reference to Exhibit
             (10)(xiv)(c) to the 1992 Form 10-K).
  10.20*     The Boeing Company ShareValue Program, as amended on December 20, 1996
             (incorporated by reference to Exhibit (10)(xiii) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form
             10-K")).
  10.21*     Stock Purchase and Restriction Agreement, dated as of July 1, 1996, between the
             Registrant and Wachovia Bank of North Carolina, N.A., as Trustee, under the
             ShareValue Trust Agreement, dated as of July 1, 1996 (incorporated by reference to Exhibit 10.20 to the 1996 S-4 Registration Statement).
  10.22*     1997 Incentive Stock Plan for Employees (incorporated by reference to Exhibit
             99.1 to the Registrant's Registration Statement (No. 333-26878) on Form S-8,
             filed with the Commission on May 12, 1997).
  12.1*      Statement re: Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to page 20 of the 1996 Form 10-K).
  13.1*      Portions of the 1996 Annual Report to Shareholders of the Registrant
             (incorporated by reference to Exhibit 13 to the 1996 Form 10-K).
  15.1       Letter of Deloitte & Touche LLP re: unaudited interim financial information.
  21.1*      List of Subsidiaries of the Registrant (incorporated by reference to pages 152 to 154 of the 1996 Form 10-K).
  23.1       Consent of Deloitte & Touche LLP.
  23.2       Consent of Ernst & Young LLP.
  23.3       Consent of T. J. Collins, Esq. (included in Exhibit 5.1).
  23.4       Consent of Cravath, Swaine & Moore (included in Exhibit 8.1).
  23.5       Consent of Skadden, Arps, Slate, Meager and Flom LLP (included in Exhibit 8.2).
  24.1       Powers of Attorney (included on the signature page of this Registration
             Statement on Form S-4).
  99.1*      Commercial Program Method of Accounting (incorporated by reference to Exhibit
             99(i) to the 1996 Form 10-K).
  99.2       Consent of Credit Suisse First Boston Corporation.
  99.3       Consent of JP Morgan Securities Inc.

---------------
* Incorporated herein by reference

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) (a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) That every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (7) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 19th day of June, 1997.

                                          THE BOEING COMPANY,

                                          By:     /s/ PHILIP M. CONDIT

                                            ------------------------------------
                                                     (Philip M. Condit)
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each of the officers and directors of The Boeing Company whose signature appears below hereby constitutes and appoints Philip M. Condit, Boyd E. Givan and Theodore J. Collins, and each of them, his true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign, execute, and file with the Securities and Exchange Commission on behalf of the undersigned in any and all capacities any amendment or amendments to this registration statement on Form S-4, including any post-effective amendments, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 19th day of June, 1997 by the following persons in the capacities indicated.

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------
        Principal Executive Officer:

            /s/ PHILIP M. CONDIT                          Chairman of the Board and
---------------------------------------------              Chief Executive Officer
             (Philip M. Condit)

        Principal Financial Officer:

              /s/ BOYD E. GIVAN                           Senior Vice President and
---------------------------------------------              Chief Financial Officer
               (Boyd E. Givan)
        Principal Accounting Officer:

              /s/ GARY W. BEIL                          Vice President and Controller
---------------------------------------------
               (Gary W. Beil)

                 Directors:

             /s/ JOHN E. BRYSON                                    Director
---------------------------------------------
              (John E. Bryson)

              /s/ JOHN B. FERY                                     Director
---------------------------------------------
               (John B. Fery)

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------


              /s/ PAUL E. GRAY                                     Director
---------------------------------------------
               (Paul E. Gray)

            /s/ HAROLD J. HAYNES                                   Director
---------------------------------------------
             (Harold J. Haynes)

           /s/ DONALD E. PETERSEN                                  Director
---------------------------------------------
            (Donald E. Petersen)

            /s/ CHARLES M. PIGOTT                                  Director
---------------------------------------------
             (Charles M. Pigott)

           /s/ ROZANNE L. RIDGWAY                                  Director
---------------------------------------------
            (Rozanne L. Ridgway)

            /s/ FRANK A. SHRONTZ                                   Director
---------------------------------------------
             (Frank A. Shrontz)

         /s/ GEORGE H. WEYERHAEUSER                                Director
---------------------------------------------
          (George H. Weyerhaeuser)

                                LIST OF EXHIBITS

 EXHIBIT
  NUMBER                                       DESCRIPTION
----------   --------------------------------------------------------------------------------
   2.1*      Agreement and Plan of Merger, dated as of July 31, 1996, among Rockwell
             International Corporation, the Registrant and Boeing NA, Inc. (incorporated by reference to Exhibit 2(i) of the Registrant's Registration Statement (No.
             333-15001) on Form S-4, filed with the Commission on October 29, 1996 (the "1996
             S-4 Registration Statement").
   2.2       Agreement and Plan of Merger, dated as of December 14, 1996, among the
             Registrant, West Acquisition Corp. and McDonnell Douglas Corporation ("McDonnell
             Douglas") (included as Annex I to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4).
   3.1*      Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to the Registrant's Annual Report on Form 10-K (File No.
             1-442) for the year ended December 31, 1991).
   3.2       Amendment to the Restated Certificate of Incorporation of the Registrant with respect to the authorized capitalization of the Registrant filed on May 13,
             1997.
   3.3*      By-Laws of the Registrant, amended as of August 26, 1996 (incorporated by reference to Exhibit 3(ii) to the 1996 S-4 Registration Statement).
   4.1*      Indenture, dated as of August 15, 1991, between the Registrant and The Chase
             Manhattan Bank (as successor to The Chase Manhattan Bank, National Association),
             as Trustee (incorporated by reference to Exhibit 4 to the Registrant's Current
             Report on Form 8-K (File No. 1-442) dated August 27, 1991).
   4.2*      Rights Agreement, dated as of July 27, 1987, between the Registrant and The
             First National Bank of Boston, as Rights Agent (incorporated by reference to
             Exhibit 1 to the Registrant's Registration Statement on Form 8-A (File No.
             1-442), filed with the Commission on July 20, 1987).
   5.1       Opinion of T. J. Collins, Esq., as to the legality of the securities being registered.
   8.1       Opinion of Cravath, Swaine & Moore as to tax matters.
   8.2       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to tax matters.
  10.1*      Copy of The Boeing Company Bank Credit Agreement, Amended and Restated as of
             September 27, 1996 [the Seven-Year Agreement] (incorporated by reference to
             Exhibit 10.18 to the 1996 S-4 Registration Statement).
  10.2*      Copy of The Boeing Company Bank Credit Agreement, Amended and Restated as of
             September 27, 1996 [the 364-Day Agreement] (incorporated by reference to Exhibit
             10.19 to the 1996 S-4 Registration Statement).
  10.3*      Copy of 1984 Stock Option Plan, as amended February 23, 1987 and August 28, 1989
             (incorporated by reference to Exhibit (10)(iii)(a) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1995 (the "1995 Form
             10-K")).
  10.4*      Forms of Stock Option Agreements under the 1984 Stock Option Plan (incorporated by reference to Exhibit (10)(vi)(b) to the Registrant's Annual Report on Form
             10-K for the year ended December 31, 1992 (the "1992 Form 10-K")).
  10.5*      Copy of 1988 Stock Option Plan, as amended December 14, 1992 (incorporated by reference to Exhibit (10)(vii)(a) to the 1992 Form 10-K).
  10.6*      Form of Notice of Terms of Stock Option Grant under the 1988 Stock Option Plan
             (incorporated by reference to Exhibit (10)(vii)(b) to the 1992 Form 10-K).
  10.7*      Copy of 1992 Stock Option Plan for Nonemployee Directors (incorporated by reference to Exhibit 19 to the Registrant's Quarterly Report on Form 10-Q for
             the quarter ended March 31, 1992).

 EXHIBIT
  NUMBER                                       DESCRIPTION
----------   --------------------------------------------------------------------------------
  10.8*      Form of Stock Option Agreement under the 1992 Stock Option Plan for Nonemployee
             Directors (incorporated by reference to Exhibit (10)(viii)(b) to the 1992 Form
             10-K).
  10.9*      Copy of Supplemental Benefit Plan for Employees of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(i) to the
             Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996
             (the "1996 Q1 Form 10-Q")).
  10.10*     Copy of Deferred Compensation Plan for Employees of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(ii) to the
             1996 Q1 Form 10-Q).
  10.11*     Copy of Supplemental Retirement Plan for Executives of The Boeing Company, as
             amended February 26, 1996 (incorporated by reference to Exhibit (10)(iii) to the
             1996 Q1 Form 10-Q).
  10.12*     Copy of Deferred Compensation Plan for Directors of The Boeing Company, as
             amended October 28, 1996 (incorporated by reference to Exhibit 10.1 to the 1996
             S-4 Registration Statement).
  10.13*     Copy of 1993 Incentive Stock Plan for Employees, as amended December 13, 1993
             (incorporated by reference to Exhibit (10)(ix)(a) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form
             10-K")).
  10.14*     Form of Notice of Regular Annual Stock Option Grant under the 1993 Incentive
             Stock Plan for Employees (incorporated by reference to Exhibit (10)(ix)(b)(i) to the 1993 Form 10-K).
  10.15*     Form of Notice of Supplemental Stock Option Grant under the 1993 Incentive Stock
             Plan for Employees (incorporated by reference to Exhibit (10)(ix)(b)(ii) to the
             1993 Form 10-K).
  10.16*     Copy of Incentive Compensation Plan for Officers and Employees of The Boeing
             Company and Subsidiaries, as amended April 28, 1997 (incorporated by reference to Exhibit (10)(i) to the Registrant's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1997).
  10.17*     Copy of Form of SAR Deferral Agreement (incorporated by reference to Exhibit
             (10)(xii)(a) to the 1995 Form 10-K).
  10.18*     Copy of SAR Deferral Plan for Employees, as amended (incorporated by reference to Exhibit (10)(xii)(b) to the 1995 Form 10-K).
  10.19*     Form of SAR Deferral Election Notice (incorporated by reference to Exhibit
             (10)(xiv)(c) to the 1992 Form 10-K).
  10.20*     The Boeing Company ShareValue Program, as amended on December 20, 1996
             (incorporated by reference to Exhibit (10)(xiii) to the Registrant's Annual
             Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form
             10-K")).
  10.21*     Stock Purchase and Restriction Agreement, dated as of July 1, 1996, between the
             Registrant and Wachovia Bank of North Carolina, N.A., as Trustee, under the
             ShareValue Trust Agreement, dated as of July 1, 1996 (incorporated by reference to Exhibit 10.20 to the 1996 S-4 Registration Statement).
  10.22*     1997 Incentive Stock Plan for Employees (incorporated by reference to Exhibit
             99.1 to the Registrant's Registration Statement (No. 333-26878) on Form S-8,
             filed with the Commission on May 12, 1997).
  12.1*      Statement re: Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to page 20 of the 1996 Form 10-K).
  13.1*      Portions of the 1996 Annual Report to Shareholders of the Registrant
             (incorporated by reference to Exhibit 13 to the 1996 Form 10-K).

 EXHIBIT
  NUMBER                                       DESCRIPTION
----------   --------------------------------------------------------------------------------
  15.1       Letter of Deloitte & Touche LLP re: unaudited interim financial information.
  21.1*      List of Subsidiaries of the Registrant (incorporated by reference to pages 152 to 154 of the 1996 Form 10-K).
  23.1       Consent of Deloitte & Touche LLP.
  23.2       Consent of Ernst & Young LLP.
  23.3       Consent of T. J. Collins, Esq. (included in Exhibit 5.1).
  23.4       Consent of Cravath, Swaine & Moore (included in Exhibit 8.1).
  23.5       Consent of Skadden, Arps, Slate, Meager and Flom LLP (included in Exhibit 8.2).
  24.1       Powers of Attorney (included on the signature page of this Registration
             Statement on Form S-4).
  99.1*      Commercial Program Method of Accounting (incorporated by reference to Exhibit
             99(i) to the 1996 Form 10-K).
  99.2       Consent of Credit Suisse First Boston Corporation.
  99.3       Consent of JP Morgan Securities Inc.

---------------
* Incorporated herein by reference